UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule
14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Securities Exchange Act of 1934

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LL Flooring Holdings, Inc.
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2024 Notice of Annual Meeting

of Stockholders and Proxy Statement

July 10, 2024

[THIS PAGE INTENTIONALLY LEFT BLANK]

PRELIMINARY PROXY MATERIALS

SUBJECT TO COMPLETION, DATED MAY 10, 2024

May [●], 2024

Dear Fellow Stockholders:

We invite you to attend the 2024 Annual Meeting of Stockholders of LL Flooring Holdings, Inc. on July 10, 2024, beginning at 11:00 a.m. Eastern Time, at 4901 Bakers Mill Lane, Richmond, VA.

We will consider the matters described in this proxy statement.

The proxy statement contains important information, and you should read it carefully. Your vote is particularly important at the Company’s 2024 Annual Meeting of Stockholders (the “Annual Meeting”). As you may have heard, on November 10, 2023, Jerald Hammann notified the Company that he intends to stand for election as a director at the Annual Meeting (the “Hammann Nominee”) in opposition to the nominees recommended by our Board of Directors (the “Board”). In addition, Thomas D. Sullivan, the founder of F9 Investments, LLC (“F9”) and the founder of the Company, notified the Company on November 14, 2023, that Mr. Sullivan intends to nominate himself and two additional nominees to stand for election as directors at the Annual Meeting (the “Sullivan Nominees”) in opposition to the nominees recommended by our Board. Accordingly, you may receive a proxy statement, a [●] proxy card (in the case of Mr. Hammann) or [●] proxy card (in the case of Mr. Sullivan) and other solicitation materials from Mr. Hammann or Mr. Sullivan. Since Mr. Hammann and Mr. Sullivan have the option to choose which of our stockholders will receive their proxy solicitation materials, you may or may not receive them. The Company is not responsible for the accuracy of any information provided by, or relating to, Mr. Hammann, Mr. Sullivan or their respective nominees contained in any proxy solicitation materials filed or disseminated by, or on behalf of, Mr. Hammann or Mr. Sullivan or any other statements that Mr. Hammann or Mr. Sullivan may otherwise make.

Our Board unanimously recommends that you vote “FOR” the election of each of the three nominees proposed by the Board on your universal WHITE proxy card. Our Board does NOT endorse the Hammann Nominee or the Sullivan Nominees. The Board strongly urges you NOT to sign or return any [●] proxy card sent to you by Mr. Hammann or any [●] proxy card sent to you by Mr. Sullivan. If you have previously submitted a [●] proxy card sent to you by Mr. Hammann or a [●] proxy card sent to you by Mr. Sullivan, you can revoke that proxy and vote for our Board’s nominees and on the other matters to be voted on at the Annual Meeting by signing, dating and mailing the enclosed universal WHITE proxy card in the envelope provided. Only your latest dated universal proxy card will be counted. Even if you would like to elect some or all non-Company nominees, we strongly recommend you use the Company’s universal WHITE proxy card to do so.

We strongly encourage you to read the accompanying proxy statement carefully and to use the enclosed universal WHITE proxy card to vote for the Board’s nominees, and in accordance with the Board’s recommendations on the other proposals, as soon as possible. You may vote your shares by signing and dating the enclosed universal WHITE proxy card and returning it in the postage-paid envelope provided, whether or not you plan to attend the Annual Meeting in person. For your convenience, you may also vote your shares via the Internet by following the instructions on the enclosed universal WHITE proxy card. Please see the notice that follows for more information.

If your shares are held in street name through a broker, bank or other nominee, you are considered the beneficial owner of those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares. Without your voting instructions, because of the contested nature of the proposals, to the extent your broker, bank or other nominee provides you with Mr. Hammann’s or Mr. Sullivan’s proxy materials, your broker, bank or other nominee may not vote your shares with respect to the election of the Board’s nominees (Proposal 1) or on any of the other proposals on the agenda for the Annual Meeting. Even if your broker, bank or other nominee does not provide you with Mr. Hammann’s or Mr. Sullivan’s proxy materials, without your voting instructions, your broker, bank or other nominee may only vote your shares on proposals considered to be routine matters. The only routine matter being considered at the meeting is Proposal 5 (relating to the ratification of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2024). Proposals 1, 2, 3, 4 and 6 are considered non-routine matters. For non-routine matters, your shares will not be voted without your specific voting instructions. We encourage you to instruct your broker, bank or other nominee to vote your shares by filling out and returning the enclosed universal WHITE proxy card.

YOUR VOTE IS EXTREMELY IMPORTANT THIS YEAR IN LIGHT OF THE PROXY CONTEST BEING CONDUCTED BY MR. HAMMANN AND MR. SULLIVAN.

Holders of shares as of the close of business on May 21, 2024, the record date for voting at the Annual Meeting, are urged to submit a universal WHITE proxy card, even if your shares were sold after such date.

Thank you for your continued support. If you have any questions, please contact Saratoga Proxy Consulting LLC (“Saratoga”), our proxy solicitor assisting us in connection with the Annual Meeting, at (888) 368-0379 or (212) 257-1311 or by email at info@saratogaproxy.com.

Notice of Annual Meeting of Stockholders

Annual Meeting Information		How to vote:

Company: Date: Time: Place: Record Date:	LL Flooring Holdings, Inc. (“LL Flooring”) July 10, 2024 11:00 a.m. EDT 4901 Bakers Mill Lane Richmond, VA 23230 May 21, 2024	Online: www.proxyvote.com

Mail: Sign, date and return your proxy card in the enclosed envelope.

Live at Meeting: If you attend our meeting, you may vote live at the meeting.

Agenda

1.	To elect three director nominees named in the Proxy Statement to hold office until the 2027 Annual Meeting of Stockholders, or until their successors are elected and qualified;
2.	To approve a non-binding advisory resolution approving the compensation of our named executive officers;
3.	To approve an amendment and restatement of the Company’s Amended and Restated Certificate of Incorporation to declassify the Board;
4.	To approve an amendment and restatement of the Company’s Amended and Restated Certificate of Incorporation to increase the number of shares authorized for issuance;
5.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024;
6.	To consider a stockholder proposal pursuant to the Company’s Bylaws; and
7.	To transact such other business as may properly come before the Annual Meeting.

Admission to the Meeting

Only stockholders of record at the close of business on May 21, 2024, are entitled to notice of, and to vote at, the Annual Meeting. Please refer to the heading, “How can I attend the Annual Meeting?” in the “Questions and Answers About the Annual Meeting” section of the Proxy Statement for further information.

Your Vote is Important

Stockholders of record at the close of business on May 21, 2024, the record date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting and any postponements or adjournments thereof.

Even if you plan to attend the Annual Meeting, we ask that you please promptly vote on the internet or by mail. Voting early will help avoid additional solicitation costs and will not prevent you from voting in person at the Annual Meeting if you wish to do so.

Additional voting instructions are provided in the Proxy Statement and on your proxy card. We believe that the nominees recommended by our Board (the “Company Nominees”) are best positioned to serve our Company and our shareholders. Accordingly, our Board unanimously recommends that you vote “FOR ALL” of the Company Nominees on the universal WHITE proxy card.

Please note that Mr. Hammann has stated his intention to nominate himself for election as a director at the Annual Meeting, and Mr. Sullivan has stated his intention to nominate himself and two nominees for election as directors at the Annual Meeting. You may receive solicitation materials, including proxy statements and [●] and [●] proxy

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Notice of Annual Meeting of Stockholders

cards, from Mr. Hammann and Mr. Sullivan, respectively, seeking your proxy to vote for the Hammann Nominee or the Sullivan Nominees. The Company is not responsible for the accuracy of any information provided by, or relating to, Mr. Hammann, Mr. Sullivan or their respective nominees contained in any proxy solicitation materials filed or disseminated by, or on behalf of, Mr. Hammann or Mr. Sullivan or any other statements that Mr. Hammann or Mr. Sullivan may otherwise make. Mr. Hammann and Mr. Sullivan choose which of the Company’s stockholders will receive Mr. Hammann’s and Mr. Sullivan’s proxy solicitation materials.

The Board unanimously recommends a vote “FOR” the election of each of the Board’s nominees on the enclosed universal WHITE proxy card and urges you NOT to sign or return or vote any [●] proxy card sent to you by Mr. Hammann or [●] proxy card sent to you by Mr. Sullivan. If you have already voted using a [●] proxy card sent to you by Mr. Hammann or a [●] proxy card sent to you by Mr. Sullivan, you can REVOKE it by signing and dating the enclosed universal WHITE proxy card and returning it in the postage-paid envelope provided or by voting via the Internet by following the instructions provided on the enclosed universal WHITE proxy card. Only your last-dated proxy will count, and any proxy may be revoked at any time prior to its exercise at the Annual Meeting as described in the accompanying proxy statement.

Your vote is very important. Even if you plan to attend the Annual Meeting, we request that you read the proxy statement and vote your shares by signing and dating the enclosed universal WHITE proxy card and returning it in the postage-paid envelope provided or by voting via the Internet by following the instructions provided on the enclosed universal WHITE proxy card.

If you have any questions regarding this information or the proxy materials, please contact Saratoga, our proxy solicitor assisting us in connection with the Annual Meeting, at (888) 368-0379 or (212) 257-1311 or by email at info@saratogaproxy.com.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

2024 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 10, 2024

This Proxy Statement and our 2023 Annual Report on Form 10-K and Form 10-K/A are available at www.proxyvote.com

A copy of this Notice of 2024 Annual Meeting of Stockholders and proxy statement is being sent to stockholders beginning on or about [●], 2024.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Our stockholder letter, Notice of 2024 Annual Meeting of Shareholders of LL Flooring Holdings, Inc. and this proxy statement includes statements of the Company’s expectations, intentions, plans and beliefs that constitute “forward-looking statements” within the meanings of the Private Securities Litigation Reform Act of 1995. These statements, which may be identified by words such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “assumes,” “believes,” “thinks,” “estimates,” “seeks,” “predicts,” “could,” “projects,” “targets,” “potential,” “will likely result,” and other similar terms and phrases, are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, the Company’s management as of the date of such statements. These statements are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond the Company’s control. These risks include, without limitation, the impact of any of the following: reduced consumer spending due to slower growth, economic recession, inflation, higher interest rates, and consumer sentiment; our advertising and overall marketing strategy, including anticipating consumer trends and increasing brand awareness; a sustained period of inflation impacting consumer spending; our inability to execute on our key initiatives or if such key initiatives do not yield desired results; stock price volatility; competition, including alternative e-commerce offerings; liquidity and/or capital resources changes and the impact of any changes or limitations, including, without limitation, ability to borrow funds and/or renew or roll over existing indebtedness; transportation availability and costs, including the impact of the war in Ukraine and the conflict in the middle east on the Company’s European and Asian suppliers; potential disruptions to supply chain and product availability related to forced labor and other trade regulations; including with respect to the Uyghur Forced Labor Prevention Act; inability to hire and/or retain employees; inability to staff stores due to overall pressures in the labor market; the outcomes of legal proceedings, and the related impact on liquidity; reputational harm; inability to open new stores with acceptable financial returns, find suitable locations for our new stores, and fund other capital expenditures; managing growth; disruption in our ability to distribute our products, including due to severe weather; operating an office in China; managing third-party installers and product delivery companies; renewing store, warehouse, or other corporate leases; maintaining optimal inventory for consumer demand; our and our suppliers’ compliance with complex and evolving rules, regulations, and laws at the federal, state, and local levels having an overreliance on limited or sole-source suppliers; damage to our assets; availability of suitable hardwood, carpet and other products, including disruptions from the impacts of severe weather and supply chain constraints; product liability claims, marketing substantiation claims, wage and hour claims, and other labor and employment claims; sufficient insurance coverage, including cybersecurity insurance; disruptions due to cybersecurity threats, including any impacts from a network security incident; the handling of confidential customer information, including the impacts from the California Consumer Privacy Act, California Privacy Rights Act and other applicable data privacy laws and regulations; management information systems and customer relationship management system disruptions; obtaining products domestically and from abroad, including tariffs, the effects of antidumping and countervailing duties, and delays in shipping and transportation whether due to international events, such as the Red Sea shipping crisis, or scenarios outside of the Company’s control; impact of changes in accounting guidance, including implementation guidelines and interpretations related to Environmental, Social, and Governance matters; deficiencies or weaknesses in internal controls; and anti-takeover provisions.

The Company specifically disclaims any obligation to update these statements, which speak only as of the dates on which such statements are made, except as may be required under the federal securities laws.

Additional factors are set forth in the Company’s Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 2023, under the captions “Risk Factors”, the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2024, and subsequent filings with the SEC.

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PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement and does not contain all of the information you should consider. Please carefully read the entire Proxy Statement and our Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2023 before voting.

2024 Annual Meeting of Stockholders

Date and Time	Record Date	Place	Who Can Attend and Vote
July 10, 2024 11:00 a.m. EDT	May 21, 2024	4901 Bakers Mill Lane Richmond, VA 23230	Stockholders of record at the close of business on May 21, 2024

Proposals and Board Recommendations

Item	Proposals	Board Recommendations	Page

1	Election of three directors	✓ FOR each nominee	[•]

2	Approval of a non-binding advisory resolution approving the compensation of our named executive officers	✓ FOR	[•]

3	Approval of amendment and restatement of the Company’s Amended and Restated Certificate of Incorporation to declassify the Board	✓ FOR	[•]

4	Approval of amendment and restatement of the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares	✓ FOR	[•]

5	Ratification of Ernst & Young LLP as our independent registered public accounting firm for 2024	✓ FOR	[•]

6	Stockholder proposal pursuant to the Company’s Bylaws	AGAINST	[•]

You may receive solicitation materials from Mr. Hammann or Mr. Sullivan, including proxy statements and [●] or [●] proxy cards from each of Mr. Hamann and Mr. Sullivan, respectively, seeking your proxy to vote for the Hammann Nominee or the Sullivan Nominees. The Company is not responsible for the accuracy of any information provided by, or relating to, Mr. Hammann, Mr. Sullivan or their respective nominees contained in any proxy solicitation materials filed or disseminated by, or on behalf of, Mr. Hammann or Mr. Sullivan or any other statements that Mr. Hammann or Mr. Sullivan may otherwise make. Mr. Hammann and Mr. Sullivan choose which of the Company’s stockholders will receive their respective proxy solicitation materials. The Board does NOT endorse the Hammann Nominee or the Sullivan Nominees and urges you NOT to sign or return or vote any proxy card sent to you by Mr. Hammann or Mr. Sullivan. If you have already voted using a [●] proxy card sent to you by Mr. Hammann or a [●] proxy card sent to you by Mr. Sullivan, you can revoke it by signing, dating and mailing the enclosed WHITE proxy card in the envelope provided. Only your latest dated proxy will be counted and any proxy may be revoked at any time prior to its exercise at the Annual Meeting.

For more information and up–to–date postings, please go to https://investors.llflooring.com. If you have any questions or need assistance in voting your shares, please call Saratoga, the firm assisting us in the solicitation, at (888) 368-0379 or (212) 257-1311 or by email at info@saratogaproxy.com.

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2023 Financial and Operating Highlights

2023 was a challenging year for LL Flooring. We reported net sales of $905 million, which was down 18.5% from 2022. We also reported an operating loss due to sales deleverage as weaker existing home sales, elevated interest rates, and inflation led to softness in home improvement, remodel and big-ticket discretionary spending.

Leading economic indicators suggest that home improvement spending will continue to be challenged through at least the first half of 2024, however, we believe the long-term fundamentals of our business are strong due to aging housing stock, increased household formation and rising home values. To that end, we remain focused on executing on our brand transformation and on our strategic initiatives which we believe will drive revenue growth, increase brand awareness, spur product innovation and deliver a consistent customer experience. We believe we are gaining traction on several of our operating strategies, focusing on the customer experience, driving and improving NPS scores, innovating products including the execution of our carpet initiatives, and maintaining a strong focus on improving operational efficiencies and working capital management. As noted in more detail in the “Background of Solicitation” section, the Board is also continuing its exploration of strategic alternatives announced last August.

Our Board

At this year’s Annual Meeting, you are being asked to vote on the election of three Class III director nominees whose terms expire at the 2024 Annual Meeting. More detailed information about each director can be found beginning on page [•].

Name and Principal Occupation	Age	Director Since	Independent	AC	CARA	CC	NCG	Other Public Company Boards
Terri Funk Graham Former Chief Marketing Officer of Jack in the Box Inc.	59	2018	✓			✓	✓C	1
David A. Levin Former Chief Executive Officer of Destination XL Group, Inc.	73	2017	✓	✓		✓C		0
Douglas T. Moore Chief Executive Officer, CleanCore Solutions, Inc.	68	2006	✓		✓		✓	1
Joseph M. Nowicki Former Chief Financial Officer of Beacon Roofing Supply, Inc.	62	2020	✓	✓ C	✓			1
Ashish Parmar Senior Vice President & Chief Information Officer of Standard Industries, Inc.	48	2021	✓	✓		✓		0
Famous P. Rhodes Chief Marketing Officer of Apex Service Partners, LLC	49	2017	✓			✓	✓	0
Martin F. Roper Chief Executive Officer of The Vita Coco Company, Inc.	61	2006	✓	✓	✓ C			1

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Name and Principal Occupation	Age	Director Since	Independent	AC	CARA	CC	NCG	Other Public Company Boards
Nancy M. Taylor Former President and Chief Executive Officer of Tredegar Corporation	64	2014	✓IC		✓		✓	2
Charles E. Tyson President and Chief Executive Officer of the Company	62	2020						1

AC = Audit Committee

CARA = Compliance and Regulatory Affairs Committee

CC = Compensation Committee

NCG = Nominating and Corporate Governance Committee

IC = Independent Chairperson

C = Committee Chairperson

Our Board embodies a diverse range of viewpoints, backgrounds and skills that are vital to its effectiveness.

See page [•] for individual details for each director, including experience and qualifications.

Corporate Governance Highlights

Strong corporate governance practices are key to achieving our performance goals while maintaining the trust and confidence of our stockholders, associates, customers, and other stakeholders. Our corporate governance practices are described in more detail beginning on page [•] and in our Corporate Governance Guidelines, which can be found at https://investors.llflooring.com/corporate-governance.

Director Independence

• Eight of our nine directors are independent.

• Our Chief Executive Officer is the only management director.

• All of our Board committees are composed exclusively of independent directors.

89% Independent

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Board Leadership • We have an independent Chairperson with prescribed duties. • The independent Chairperson serves as a liaison between management and the independent directors on Board-wide issues.	Independent Chairperson

Board Oversight of Strategy and Enterprise Risk

•   The Board is actively engaged in the Company’s strategic planning through an integrated, risk-informed approach that supports the long-term growth of the Company, including oversight of the Company’s long-term financial plan, innovation, and workforce development initiatives.

•   The Audit Committee meets regularly with members of management to review and discuss implementation of risk-assessment and risk management policies and procedures.

•   Cybersecurity is discussed quarterly with the Audit Committee and annually with the full Board.

•   One of our Audit Committee members has earned the CERT Certificate in Cybersecurity Oversight through the CERT division of the Software Engineering Institute of Carnegie Mellon University.

Active Oversight of Strategy and Enterprise Risk

Stock Ownership Requirements

•   Within five years of their election to the Board, our non-employee directors are expected to hold an amount of the Company’s common stock equal in value to five times their annual cash retainer.

•   Our Chief Executive Officer is expected to hold shares with a value of five times his salary. Our Chief Financial Officer is expected to hold shares with a value of two times his or her salary, and our other executive officers are expected to hold shares with a value equal to their annual salary.

•   We do not allow our executive officers or directors to pledge shares as collateral or hedge the economic risk of owning shares.

Robust Director and Officer Stock Ownership Requirements

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Governance Matters

• We have a comprehensive orientation program for new directors.

• 50% of our independent directors have certifications through the National Association of Corporate Directors (“NACD”) as either NACD Directorship Certified® or as an NACD Board Leadership Fellow.

• The Board and its committees conduct annual self-assessments.

• The independent directors regularly meet in executive session without management present. Our independent Chairperson presides over these non-management and executive sessions.

• Our independent directors have complete access to management.

Strong Corporate Governance

Shareholder Engagement

• We continued to engage with a number of shareholders in 2023.

• In response to feedback from our stockholders, we are submitting a proposal at this Annual Meeting to declassify the Board beginning at the Annual Meeting of Stockholders in 2025.

Regular Shareholder Engagement

Executive Compensation Highlights

You are being asked to vote on an advisory basis on the compensation paid to the Company’s named executive officers as described in this Proxy Statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion beginning on page [•].

In 2023, the Compensation Committee reduced the potential payout levels under the Annual Bonus Plan to make it more affordable in light of the business challenges facing the Company. The Compensation Committee also determined that it would switch from Adjusted Operating Income to Adjusted Gross Margin as the Annual Bonus Plan metric related to profitability, and that it would add a third strategic goal to the Annual Bonus Plan.

With respect to the long-term equity incentive awards, in 2023 the Compensation Committee discontinued the use of stock options and moved to a mix of time-based restricted stock and performance-based restricted stock. The Compensation Committee also shortened the vesting period for the time-based restricted stock awards from four years to three years and for the performance-based restricted stock awards, switched from an adjusted EBITDA goal to a three-year relative total shareholder return.

These changes were intended to further strengthen the alignment of pay and performance and focus executives on creating long-term stockholder value.

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Philosophy and Objectives

Our executive compensation program is designed to:

✓   Link pay to performance

✓   Attract, develop, and retain an experienced and highly qualified executive officer team

✓   Encourage long-term commitment and align the interests of executive officers with those of our stockholders, customers, and other stakeholders by placing a substantial portion of pay at risk through performance goals that, if achieved, are expected to increase total stockholder return and enhance customer service

✓   Motivate and reward performance that supports our business and strategic plans and contributes to the long-term success of the Company

✓   Promote internal pay equity

✓   Reinforce our core values of thinking like our customers, acting like owners, succeeding as a team, expecting continuous improvement, and acting with integrity

We meet these objectives through an appropriate mix of compensation, including base salary, short-term incentives, and long-term incentives.

Compensation Governance Features
WHAT WE DO	WHAT WE DON’T DO

✓   Balance of short-term and long-term incentives

✓   Have a substantial portion of executive compensation at risk and tied to shareholder value creation

✓   Establish different performance measures used for short-term and long-term incentive programs

✓   Utilize robust share ownership guidelines

✓   Have clawback provisions incorporated into incentive compensation

✓   Conduct Annual Say-on-Pay votes

✓   Require a double trigger for the payment of most change-in-control benefits

   No payout of short-term or long-term awards greater than 200% of target

   No long-term or indefinite employment agreements

   No hedging or pledging of shares as collateral

   No excessive perquisites

   No issuance of excessive equity compensation that would dilute stockholder value

   No excessive change-in-control severance benefits

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BACKGROUND OF SOLICITATION

The Board and management of the Company regularly evaluate the Company’s strategic direction and ongoing business plans and review potential alternatives with a view toward enhancing long-term shareholder value. As part of these reviews, the Board and management have considered, among other things, various investments, diversification into new product lines, purchases and sales of assets and companies, potential strategic business combinations and other transactions with third parties that would further the Company’s strategic objectives and ability to create shareholder value.

Throughout late Fall 2022 and early 2023, the Company engaged with representatives of a private equity sponsor (“Party A”), which expressed interest in a transaction with the Company.

On January 20, 2023, Party A submitted a non-binding indication of interest with respect to a potential acquisition of all of the Company’s outstanding shares of common stock for $8.00 per share in cash (following a previous day per share closing price of $5.83). Shortly thereafter, the Company’s senior management consulted with J.P. Morgan Securities LLC (“JPM”), the Company’s long-standing financial advisor, and Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) to assist the Board in its review of Party A’s proposal and consideration of strategic alternatives, which matters were discussed with the Board several times. During such meetings, the Board determined, after review and consideration of feedback from the Company’s senior management and JPM, including in light of the Company’s recently launched strategic initiatives and enhanced product offerings and the prospects thereof, that Party A’s proposal significantly undervalued the long-term value of the Company, its business and prospects.

On March 1, 2023, the Board sent a letter to Party A rejecting such indication of interest but noting, however, that if Party A were to significantly increase the offer price reflected in its January 20, 2023 indication of interest to a level that is more reflective of the intrinsic value of the Company, the Board would be willing to continue engaging with Party A regarding the terms of a potential acquisition of the Company by Party A.

On March 14, 2023, Party A submitted a letter to the Board indicating that it may be able to submit a revised indication of interest that reflects a material increase to the offer price reflected in Party A’s January 20, 2023 indication of interest, if Party A was given the opportunity to engage in discussions and conduct due diligence that enabled it to discover additional value.

On May 16, 2023, Party A and the Company entered into a confidentiality agreement, which contained a five-month standstill provision.

On May 24, 2023, representatives of F9 contacted Charles Tyson informing Mr. Tyson that F9 was interested in a transaction involving the Company and F9’s subsidiary, Cabinets To Go, LLC (“CTG”, and together with F9, the “F9 Parties”) and that F9 would be filing a Schedule 13D disclosing the foregoing.

On May 25, 2023, F9 filed a Schedule 13D and disclosed a 9.447% ownership in the Company.

On May 26, 2023, the F9 Parties delivered to the Company a non-binding indication of interest with respect to a potential acquisition by CTG of all of the Company’s outstanding shares of common stock for $5.76 per share in cash (following a previous day per share closing price of $4.26) (the “F9 Indication of Interest”). Shortly thereafter, the Company’s senior management consulted with JPM and Skadden to assist the Board in its review of the F9 Indication of Interest, including consideration of potential alternative transactions.

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On May 30, 2023, F9 filed an amendment to its Schedule 13D, disclosing, among other things, that the F9 Parties had delivered the F9 Indication of Interest to the Company.

On May 30, 2023, the Company issued a press release confirming receipt of the unsolicited, non-binding F9 Indication of Interest.

On May 31, 2023, the Company sent the F9 Parties a letter, noting, among other things, that the Board would review the F9 Indication of Interest with its financial and legal advisors and respond in due course.

On June 8, 2023, following an initial outreach from representatives of a private equity sponsor (“Party B”), representatives of Party B and the Company discussed the possibility of a strategic transaction involving Party B and the Company.

On June 9, 2023, the F9 Parties sent a letter to Nancy Taylor, Chairperson of the Board, and Charles Tyson, the Company’s Chief Executive Officer, which reconfirmed the F9 Indication of Interest and requested a meeting with the Board during the week of June 19, 2023.

On June 12, 2023, F9 filed an amendment to its Schedule 13D, disclosing, among other things, the letter sent by the F9 Parties on June 9, 2023 with respect to the F9 Indication of Interest.

On June 13, 2023, Howard Jonas, who claimed to represent a consortium of investors with an aggregate economic interest in more than 5% of the Company’s outstanding shares of common stock, collectively, sent a letter to the Company and issued a press release urging the Company to constructively engage with the F9 Parties regarding the F9 Indication of Interest and advance an immediate sale process. Following receipt of such letter, representatives of the Company subsequently spoke to representatives of Mr. Jonas regarding his letter.

On June 21, 2023, Party B delivered to the Company a non-binding indication of interest with respect to a potential acquisition of all of the Company’s outstanding shares of common stock by Party B for a price of $6.00 per share (following a previous day per share closing price of $4.59). Shortly thereafter, the Company’s senior management consulted with JPM and Skadden to assist the Board in its review of the indications of interests received and consideration of strategic alternatives.

On June 23, 2023, the Board held a meeting with certain members of management, JPM and Skadden present to discuss, among other things, (i) F9’s indication of interest, (ii) Party B’s indication of interest and (iii) the initiation of a potential sale process targeting a broader set of sponsor or strategic buyers. At the meeting, the Board determined that F9’s indication of interest was not in the best interests of the Company’s stockholders because at that time the Company was pursuing other indications of interest at a higher price and authorized JPM to engage with Party B to determine if Party B would increase its non-binding offer price.

On June 26, 2023, Nancy Taylor sent the F9 Parties a letter on behalf of the Board stating that the Board had rejected the F9 Indication of Interest, noting, among other things, that it was the Board’s unanimous belief that the price of $5.76 per share in cash proposed in the F9 Indication of Interest significantly undervalued the Company, its business and prospects, and that if the F9 Parties significantly increased the $5.76 per share offer price in the F9 Indication of Interest to a price that is reflective of the value of the Company, the Board would consider any such revised proposal from the F9 Parties consistent with the Board’s fiduciary responsibilities and would also consider entering into a customary confidentiality agreement with the F9 Parties.

On July 20, 2023, the Board held a meeting with certain members of management present. During the meeting, management provided an update on due diligence discussions with Party A and reported on work by JPM to prepare to commence outreach to a broader set of potential buyers.

On August 10, 2023, the Board held an update session with certain members of the Company’s management team present as well as representatives from Skadden and JPM. During the session, management noted that the

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Company’s previous efforts at completing a strategic transaction had proved unsuccessful. In light of ongoing challenging market conditions, the Board concluded that the best option for enhancing stockholder value would be to conduct a formal review of strategic alternatives, which could include a sale, merger or other strategic transaction involving the Company.

The Board requested management to commence, and publicly announce, a review of strategic alternatives, including a potential sale of or merger involving the Company.

On August 14, 2023, the Company publicly announced that, in response to receipt of multiple inbound expressions of interest regarding a potential acquisition of the Company, the Company had initiated an exploration of strategic alternatives, including, among other things, a potential sale, merger or other strategic transaction. As part of the strategic review process, commencing in August 2023, JPM conducted outreach to or otherwise engaged with numerous potential counterparties to a strategic transaction involving the Company, certain of whom entered into confidentiality agreements with the Company.

On August 17, 2023, the F9 Parties submitted a letter to the Company withdrawing its indication of interest in the Company (which F9 also disclosed the same day in an amendment to its Schedule 13D).

On August 29, 2023, the Board held an update session with certain members of management, Skadden and JPM present to discuss, among other things, the initial outreach to, and interest from, potential buyers following the Company’s announced exploration of strategic alternatives.

Throughout the Fall of 2023, the Company, with the assistance of its advisors, continued the Company’s exploration of strategic alternatives.

On September 19, 2023, the Board held a meeting with certain members of the Company’s management team and representatives of JPM and Skadden present, during which, among other things, the Board was advised that representatives of Party A had indicated that Party A was considering partnering with the F9 Parties with respect to a potential acquisition of the Company. Following the Board meeting, JPM contacted representatives of Party A noting that the Board would permit Party A to partner with the F9 Parties, subject to F9 entering into a customary joinder to Party A’s confidentiality agreement. However, following such discussion, neither Party A nor the F9 Parties delivered such joinder.

On September 26, 2023, a private equity sponsor (“Party C”) submitted a non-binding indication of interest with respect to a potential acquisition of all of the Company’s outstanding shares of common stock for $6.25 per share in cash (following a previous day per share closing price of $3.02).

Also on September 26, 2023, Party B submitted a revised non-binding indication of interest, reducing its offer price to $4.50 (compared to its $6.00 per share in cash offered in Party B’s June 21, 2023 indication of interest).

Throughout October 2023, the Company and its representatives and the F9 Parties engaged in discussions regarding having F9 participate in the Company’s process.

On October 3, 2023, the Board held a meeting with certain members of management, Skadden and JPM present to discuss, among other things, an update on the status of the Company’s exploration of strategic alternatives, including the indications of interest from each of Party B and Party C.

On October 11, 2023, Live Ventures Incorporated (“Live Ventures”) delivered to the Company a non-binding indication of interest with respect to a potential acquisition by Live Ventures of all of the Company’s outstanding

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shares of common stock for $5.85 per share in cash (following a previous day per share closing price of $2.90), which indication of interest Live Ventures also publicly announced by issuing a press release the following day.

Throughout October 2023 and early November 2023, the Company held various meetings and management presentations with certain parties as part of the Company’s exploration of strategic alternatives, including with Parties B and C.

Thereafter, in the Fall of, and late, 2023 certain parties, including Parties A, B and C, expressed to the Company’s representatives that they no longer were actively pursuing a potential transaction involving the Company.

On November 3, 2023, Live Ventures sent a letter to the Board reaffirming the non-binding indication of interest that it had submitted on October 11, 2023.

On November 6, 2023, Skadden and representatives of Live Ventures’ external legal counsel met to discuss, among other things, Live Ventures’ non-binding indication of interest submitted on October 11, 2023, and Live Ventures entering into a customary confidentiality agreement and clean team agreement with the Company in order for Live Ventures to conduct further due diligence regarding the Company.

On November 10, 2023, Live Ventures submitted a request for nomination materials to submit a stockholder nomination for election to the Board at the Annual Meeting.

On November 13, 2023, the Company and Live Ventures entered into a confidentiality agreement, which provided for, among other things, a limited-duration standstill through the end of February 2024, and “clean team agreement” to limit access of certain competitively sensitive information.

Also on November 13, 2023, the Company received a letter from Jerald Hammann, a Company stockholder, indicating Mr. Hammann’s interest in submitting a nominee for election to the Board at the Annual Meeting and requesting certain nomination materials from the Company.

On November 14, 2023, the F9 Parties submitted an updated non-binding indication of interest to the Company with respect to a potential acquisition by CTG of all of the Company’s outstanding shares of common stock for $3.00 per share in cash (following a previous day per share closing price of $2.82). In addition, Thomas Sullivan, the President of F9, delivered notice to the Company that the F9 Parties intended to nominate three candidates to stand for election to the Board at the Annual Meeting. F9 also issued a press release and filed an amendment to its Schedule 13D disclosing the foregoing matters. On several occasions throughout the process, the Company’s representatives engaged with F9 and its representatives to discuss, among other things, the possibility of entering into a customary confidentiality and standstill agreement relating to a potential transaction involving the Company.

On November 15, 2023, representatives of JPM and representatives of Live Ventures met to discuss a potential transaction involving the parties and Live Ventures indicated its desire for an in-person management meeting during the week of November 27th.

On November 16, 2023, JPM reached out to representatives of F9 to discuss the possibility of entering into a confidentiality agreement with the Company in order to further engage in an exploration of a transaction involving the parties.

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On November 20, 2023, Mr. Hammann provided the Company with completed nomination materials, nominating himself for election to the Board at the Annual Meeting.

On November 28, 2023, the Company held an in-person management presentation with Live Ventures.

On December 4, 2023, the Company received a stockholder nomination notice from Live Ventures, nominating three individuals, who were not employed by Live Ventures, for election to the Board at the Annual Meeting.

On December 5, 2023, the Board held a meeting at which JPM updated the Board on the ongoing exploration of strategic alternatives.

On December 7, 2023, the Company posted an auction draft merger agreement in its virtual data room for access by parties that submitted non-binding indications of interests and remained in the Company’s exploration of strategic alternatives.

On December 12, 2023, representatives on behalf of Mr. Sullivan of F9 submitted an additional request for stockholder nomination materials.

On December 13, 2023, the Company provided Mr. Sullivan with applicable nomination materials, noting that such materials were inadvertently not previously delivered to Mr. Sullivan. Accordingly, the Company requested that Mr. Sullivan’s nominees complete and return the materials by December 29, 2023.

On December 19, 2023, Live Ventures submitted a revised non-binding indication of interest, which, among other things, proposed to decrease the per share price that Live Ventures would pay for all of the outstanding shares of the Company’s common stock to $5.05 per share in cash (following a previous day per share closing price of $3.71) (compared to $5.85 per share in cash offered in Live Ventures’ October 11, 2023 indication of interest) and requesting that the Company grant exclusivity to Live Ventures for an agreed to period of time.

On December 21, 2023, the Board held a meeting with certain members of management, Skadden and JPM present. At such meeting JPM updated the Board on the ongoing exploration of strategic alternatives, including Live Ventures’ reduced offer price in its December 19, 2023 revised indication of interest and its request that the Company grant Live Ventures exclusivity. After discussion, the Board determined that due to, among other things, the fact that Live Ventures was the only party that had submitted an indication of interest with respect to a potential acquisition of the Company who remained interested in pursuing a transaction, the Board would consider entering into a limited-duration exclusivity period with Live Ventures, in exchange for a higher offer. In addition, the Board determined, prior to executing a short-term exclusivity agreement with Live Ventures, to have JPM reach out to the other parties, including F9 and Parties A and C, that had indicated they were no longer interested in pursuing a potential strategic transaction involving the Company to determine if any of such parties had reconsidered their interest in a potential strategic transaction in advance of granting exclusivity to Live Ventures.

On December 22, 2023, Mr. Sullivan provided the Company with completed nomination materials.

Also on December 22, 2023, representatives of Skadden offered to send F9’s counsel a draft of a short-term confidentiality agreement that could be entered into between the Company and the F9 Parties.

On December 26, 2023, F9’s legal counsel discussed with representatives from Skadden the possibility of entering into a short-term confidentiality agreement, subject to certain conditions.

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On December 27, 2023, JPM notified F9’s representatives that F9 would need to significantly increase the offer price of $3.00 per share in cash that was reflected in the revised non-binding indication of interest submitted by the F9 Parties on November 14, 2023, in order for the Company to consider entering into a short-term confidentiality agreement with the F9 Parties on the terms requested by the F9 Parties.

On December 28, 2023, F9’s representatives communicated to JPM that the F9 Parties would not increase their offer price above $3.00 per share in cash. The Company and F9 were not able to come to an agreement on the terms of a confidentiality agreement.

Also on December 28, 2023, the Board held a meeting to discuss, among other things, whether to (i) continue to engage with F9 despite its unwillingness to increase its non-binding offer price and (ii) pursue an exclusivity agreement with Live Ventures on the condition that they increase their non-binding offer price. The Board determined it was in the best interest of the Company and its stockholders to pursue a possible exclusivity agreement with Live Ventures’ due to, among other things, Live Ventures’ indication that it would consider increasing its non-binding offer price as a condition for the Company to enter into the exclusivity agreement.

Between December 30, 2023 and January 7, 2024, the Company and Live Ventures exchanged several drafts of the exclusivity agreement and representatives of the Company and Live Ventures discussed the amount of the increase in Live Ventures’ latest non-binding offer $5.05 per share in cash.

On January 7, 2024, the Company and Live Ventures executed the exclusivity agreement, which contemplated a proposal of $5.25 per share and stated, among other things: that the exclusivity period would expire on earlier of (i) 11:59 p.m. New York time, on January 26, 2024, unless if at such time Live Ventures (x) proceeds diligently and in good faith with its due diligence, (y) has made material progress in obtaining financing for a possible transaction involving the Company and (z) has made material efforts in the negotiation of the merger agreement or (ii) the execution of and delivery of a definitive written agreement among the parties for a transaction involving the Company; provided that the exclusivity period could be extended for successive 14-day terms (or such other period) as the parties may mutually agree.

On January 8, 2024, Skadden sent a letter to F9 asking for confirmation that the Sullivan Nominees do not currently serve or reasonably plan to serve on any boards of competitors of the Company such that, if elected to the Board, there would be a violation of Section 8 of the Clayton Act.

On January 10, 2024, F9 sent a letter in response to Skadden’s January 8, 2024 letter regarding service on other competitor boards of directors by the Sullivan Nominees. In the letter, F9 confirmed that no agent or deputy of F9 serves or reasonably plans to serve on any board of directors for a company that competes with the Company. F9 also noted that the sales of CTG, one of its subsidiaries, do not exceed any of the thresholds specified in the Clayton Act.

On January 18, 2024, F9 notified the Company that it was withdrawing its November 14, 2023, non-binding revised indication of interest to acquire all of the Company’s outstanding shares of common stock for $3.00 per share in cash.

On January 25, 2024, Live Ventures provided the Company with a markup of the auction draft of the merger agreement.

On January 26, 2024, the exclusivity agreement with Live Ventures terminated.

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Also on January 26, 2024, Party A’s financial advisors indicated to JPM that Party A might be interested in pursuing a transaction involving the Company for a price range between $3-$4 per share.

On February 3, 2024, Live Ventures delivered to the Board a revised non-binding indication of interest with respect to a potential acquisition of all of the Company’s outstanding shares of common stock by Live Ventures for a price of $4.00 per share in cash (following a previous day per share closing price of $2.29) (compared to its offer price of $5.25 per share in cash that was contemplated by the exclusivity agreement).

On February 8, 2024, the Board held a meeting in which JPM provided an update on the Company’s exploration of strategic alternatives. As a result of the limited number of parties continuing to actively engage in discussions with the Company, the Board determined to proceed with discussions with Live Ventures in order to determine if Live Ventures would increase its current non-binding offer price and to follow up with Party A to determine if it would be prepared to submit a revised indication of interest.

On February 9, 2024, representatives of Live Ventures indicated to JPM that Live Ventures may increase its offer price to $4.25 per share in cash, conditioned upon conducting further due diligence of the Company.

In late February 2024, JPM spoke with representatives of Live Ventures, during which discussion the representatives of Live Ventures indicated they had made progress on obtaining commitments for the necessary debt financing for a potential acquisition of the Company.

In late February 2024, Party A’s financial advisors informed JPM that Party A was no longer going to pursue a transaction involving the Company.

On March 1, 2024, the Board held an update session with certain members of management and representatives from Skadden and JPM to receive an update on the ongoing discussions with Live Ventures.

On March 2, 2024, Live Ventures sent a letter to the Board reconfirming its interest in pursuing a transaction involving the Company and an update on Live Ventures obtaining the requisite financing in connection therewith.

Throughout March and April 2024, the Company, JPM and Skadden engaged in numerous discussions with Live Ventures and its representatives in connection with the potential merger agreement and Live Ventures’ efforts to obtain committed debt financing. During this period, Live Ventures continued to conduct due diligence with respect to the Company and its recent performance.

On April 11, 2024, counsel for F9 sent a letter to Skadden demanding that the Company set a date for the Annual Meeting (which letter was also disclosed in an amendment to F9’s Schedule 13D).

On April 11 and 12, 2024, representatives of Live Ventures discussed with Skadden that, in light of F9’s continued campaign and the possibility of an election contest at the Annual Meeting, Live Ventures and the Company should explore the possibility of entering into a cooperation agreement, pursuant to which, among other things, Live Ventures would agree to withdraw its nomination notice submitted on December 5, 2023.

On April 12, 2024, Live Ventures, after having received updated information relating to the Company’s performance, sent a letter to the Company, noting, among other things, (i) the current status of its consideration of a possible acquisition of the Company, (ii) its belief that it could obtain firm commitment letters from its potential debt financing sources for an acquisition of the Company, (iii) that it was reducing its offer price to

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acquire all of the Company’s outstanding shares of common stock to $2.50 per share in cash (following a previous day per share closing price of $1.75) (compared to the offer price of $4.00 per share in cash contemplated in its February 3, 2024 non-binding indication of interest) and (iv) the possibility of entering into a cooperation agreement between Live Ventures and the Company to resolve the threatened proxy contest by Live Ventures with respect to the Annual Meeting.

Between April 16, 2024 and April 29, 2024, Skadden and Live Ventures’ legal counsel exchanged drafts and negotiated a potential cooperation agreement to be entered into between the Company and Live Ventures and engaged in discussions regarding such matters.

On April 23, 2024, the Company filed a Form 8-K announcing, among other things, that (i) the Annual Meeting would be held on July 10, 2024 and (ii) the record date for the Annual Meeting would be May 21, 2024.

On April 29, 2024, the Company and Live Ventures executed a cooperation agreement and the Company issued a press release and filed a Form 8-K announcing such cooperation agreement. The cooperation agreement provides that, among other things:

i.	Live Ventures would withdraw the nomination notice that it submitted to the Company on December 5, 2023, nominating three individuals to stand for election to the Board at the Annual Meeting;

ii.

Live Ventures would agree to abide by customary standstill restrictions and mutual non-disparagement provisions during the period from the date of the cooperation agreement until the earlier of (x) 30 calendar days prior to the notice deadline under the Bylaws for the nomination of non-proxy access director candidates for election to the Board at the Company’s 2025 annual meeting of stockholders and (y) 120 days prior to the first anniversary of the date that the Company’s proxy statement for the Annual Meeting is released to stockholders (such period, the “Cooperation Period”);

iii.

During the Cooperation Period, Live Ventures would agree to certain voting obligations, including voting its shares (which consists of 1,163,122 shares (approximately 3.8%) of the Company’s outstanding common stock) for the Board’s slate of nominees at the Annual Meeting;

iv.

If 10 business days prior to the end of the Cooperation Period, (i) (x) the Company and Live Ventures have not entered into a definitive agreement with respect to a potential strategic transaction or (y) the Company has not otherwise consummated a strategic transaction with a third party which has either (1) received the requisite approval of the Company’s stockholders or (2) been accomplished in a transaction where at least 51% or more of the Company’s outstanding equity securities have been tendered to such third party in connection with a tender offer, and (ii) at such time, Live Ventures and its affiliates continue to own at least 3% of the Company’s outstanding common stock, then the Board will appoint one independent director selected by Live Ventures who is not affiliated with Live Ventures and who is reasonably acceptable to the Board to serve as a Class I director; and

v.

Subject to the satisfaction of certain conditions precedent, if, following the appointment of the new independent director appointed by Live Ventures, there is a vacancy occurring on the Board prior to the 2026 annual meeting of stockholders, then the Company will collaborate in good faith with Live Ventures to fill such vacancy; provided that any decision to fill such vacancy and the identity of any new director will be in the sole discretion of the Board.

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On May 2, 2024, F9 resubmitted its nomination notice to the Company (which was also disclosed in an amendment to F9’s Schedule 13D).

On May 6 and 7, 2024, representatives of the Nominating and Corporate Governance Committee interviewed the Sullivan Nominees and the Hammann Nominee.

On May 8, 2024, the Company filed its Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 and held its First Quarter 2024 earnings call, disclosing, among other things, (i) the Company’s current liquidity outlook and the Company’s plans to sell and leaseback its approximately 1 million square foot Sandston, VA Distribution Center, in order to provide the Company with additional liquidity and (ii) that the Company had retained Houlihan Lokey to evaluate financing alternatives.

On May 9, 2024, the Nominating and Corporate Governance Committee, after reviewing the skills and qualifications of each nominee eligible for election to the Board and the potential conflicts that could arise if the Sullivan Nominees were elected to the Board, recommended to the Board that the Board nominate and support the election of each of Douglas T. Moore, Ashish Parmar and Nancy M. Taylor.

On May 10, 2024, the Company filed its preliminary proxy statement in connection with the Annual Meeting.

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Proposal 1	Election of Directors

The size of the Board is currently fixed by resolution of the Board at nine members divided into three classes. The three-year terms of each class are staggered so that the term of one class expires at each annual meeting. The term of office of our Class III directors will end at this year’s Annual Meeting. Our Class I directors’ terms will end at the Annual Meeting of Stockholders in 2025. Our Class II directors’ terms will end at the Annual Meeting of Stockholders in 2026. Each director serves a three-year term and will continue in office until a successor has been elected and qualified, subject to earlier resignation, retirement, or removal from office.

If Proposal 3 (approval of the declassification amendment) is approved by stockholders, we will begin our phased transition to a declassified Board structure beginning at our 2025 Annual Meeting of Stockholders. See “Proposal 3 - Approval of Declassification Amendment” for additional information.

Stockholders will be asked to elect three directors at the Annual Meeting. Stockholders cannot vote “FOR” more than three directors at the Annual Meeting.

As described in the following pages, in considering candidates for election to the Board, the Nominating and Corporate Governance Committee and the Board consider a number of factors, including the ability of the prospective nominees to represent the interests of the shareholders of the Company, the extent to which the prospective nominees contribute to the range of talent, skill and expertise appropriate for the Board and the extent to which the prospective nominees help the Board reflect the diversity of the Company’s shareholders, employees, customers and the communities in which it operates.

The following pages set forth information concerning the nominees and the directors whose terms of office will continue after the Annual Meeting, including certain experiences, qualifications, attributes and/or skills that led the Board to conclude that each of them should serve as a director.

If any nominee is unable to serve as a director, the persons named in the enclosed proxy reserve the right to vote for a lesser number of directors or for a substitute nominee designated by the Board, to the extent consistent with our Certificate of Incorporation and our Bylaws. All of the nominees listed below have consented to be nominated and to serve if elected. We do not expect that any nominee will be unable to serve.

Should all of the Board’s Class III director nominees be elected to our Board, the director classes after the 2024 Annual Meeting of Stockholders will be as follows:

Class I	Class II	Class III

Terms expiring at 2025 Annual Meeting	Terms expiring at 2026 Annual Meeting	Terms expiring at 2027 Annual Meeting

Terri Funk Graham Famous P. Rhodes Joseph M. Nowicki	David A. Levin Martin F. Roper Charles E. Tyson	Douglas T. Moore Ashish Parmar Nancy M. Taylor

As described under “Background to the Solicitation” above, based upon the Company’s criteria for nominations of directors to the Board and the unanimous recommendation of the Nominating and Corporate Governance Committee, the Board unanimously determined to nominate Douglas T. Moore, Ashish Parmar and Nancy M. Taylor for re-election to the Board as Class III directors for a three-year term ending at the Annual Meeting of Stockholders in 2027.

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As described previously, Thomas D. Sullivan has notified the Company of his intent to nominate himself, John Jason Delves and Jill Witter (collectively, the “Sullivan Nominees”) for election as directors at the Annual Meeting. Mr. Hammann has notified the Company of his intent to nominate himself for election as a director at the Annual Meeting. As a result, assuming such nominees are in fact proposed for election at the Annual Meeting and all such nominations have not been withdrawn by Mr. Sullivan and Mr. Hammann, the election of directors will be considered a contested election under Article III, Section 2 of the Company’s Second Amended and Restated Bylaws. Directors will be elected on a plurality basis and the three director nominees receiving the greatest number of votes cast “FOR” their election will be elected. “WITHHOLD” votes and any broker non-votes (as described under “Additional Information”) will be counted for purposes of determining if there is a quorum at the Annual Meeting for this vote but will not be counted as votes cast and will result in the applicable nominee(s) receiving fewer votes cast “FOR” such nominee(s).

The Board does not endorse the Sullivan Nominees or the nomination of Mr. Hammann, and unanimously recommends that you use the WHITE proxy card to vote “FOR” ONLY the election of the three nominees proposed by the Board (Douglas T. Moore, Ashish Parmar and Nancy M. Taylor). The Board strongly urges you to discard and NOT to vote using any [●] proxy card that may be sent to you by the Sullivan Nominees or a [●] proxy card that may be sent to you by Mr. Hammann. If you have already voted using a [●] proxy card sent to you by the Sullivan Nominees or a [●] proxy card sent to you by Mr. Hammann, you have every right to change your vote and we strongly encourage you to revoke that proxy by using the WHITE proxy card to vote in favor of ONLY the three nominees recommended by the Board – by Internet or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided. Only the latest validly executed proxy that you submit will be counted — any proxy may be revoked at any time prior to its exercise at the Annual Meeting. If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, Saratoga, at (888) 368-0379 or (212) 257-1311 or by email at info@saratogaproxy.com.

In the event that either Mr. Sullivan or Mr. Hammann withdraw their nominees, abandon their solicitations or fail to comply with the universal proxy rules after a shareholder has already granted proxy authority, shareholders can still sign and date a later submitted WHITE proxy card.

In the event that either Mr. Sullivan or Mr. Hammann withdraw their nominees, abandon their solicitation or fails to comply with the universal proxy rules, any votes cast in favor of any Sullivan Nominee or Mr. Hammann, as applicable, will be disregarded and not be counted, whether such vote is provided on the Company’s WHITE proxy card, the Sullivan Nominees [●] proxy card or Mr. Hammann’s [●] proxy card.

Although the Company is required to include all nominees for election on its proxy card, for additional information regarding the Sullivan Nominees and any other related information, please refer to Mr. Sullivan’s proxy statement, and for additional information regarding Mr. Hammann and any other related information, please refer to Mr. Hammann’s proxy statement. You may receive solicitation materials from the Sullivan Nominees, including proxy statements and [●] cards, and from the Mr. Hammann, including proxy statements and [●] cards. The Company is not responsible for the accuracy or completeness of any information provided by or relating to (a) Thomas Sullivan, F9, or his nominees contained in solicitation materials filed or disseminated by or on behalf of Mr. Sullivan or any other statements Mr. Sullivan or the Sullivan Nominees may make or (b) Mr. Hammann contained in solicitation materials filed or disseminated by or on behalf of Mr. Hammann or any other statements Mr. Hammann may make. Even if you would like to elect the Hammann Nominee or some or all of the Sullivan Nominees, we strongly recommend you use the Company’s WHITE universal proxy card to do so. Shareholders will be able to obtain, free of charge, copies of all proxy statements, any amendments or supplements thereto

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and any other documents (including the WHITE proxy card) when filed by the applicable party with the Securities and Exchange Commission (“SEC”) in connection with the Annual Meeting at the SEC’s website (http://www.sec.gov).

If you are a registered holder and submit a validly executed WHITE proxy card but do not specify how you want to vote your shares with respect to the election of directors, then your shares will be voted in line with the Board’s recommendation with respect to the proposal, i.e., “FOR” the three nominees proposed by the Board and named in this proxy statement. You are permitted to vote for fewer than three nominees. If you vote for fewer than three nominees, your shares will only be voted “FOR” those nominees you have so marked. However, if you are a registered holder and submit a validly executed WHITE proxy card but vote “FOR” more than three nominees, all of your votes with respect to the election of directors will be invalid and will not be counted. It is therefore important that you do not vote ”FOR” more than three nominees so that your vote with respect to this item is counted.

If you are a beneficial holder and properly mark, sign and return your WHITE voting instruction form or use your WHITE voting instruction form or notice to vote via Internet, your shares will be voted as you direct your bank or broker. However, if you sign and return your WHITE voting instruction form but do not specify how you want your shares voted with respect to the election of directors, your bank or broker does not have authority to vote on the proposal. You are permitted to vote for fewer than three nominees. If you vote for fewer than three nominees, your shares will only be voted “FOR” those nominees you have so marked. If you are a beneficial holder and you vote “FOR” more than three nominees on your WHITE voting instruction form, all of your votes with respect to the election of directors will be invalid and will not be counted. It is therefore important that you provide specific instructions to your broker or bank regarding the election of directors so that your vote with respect to this item is counted.

Each nominee has consented to serve if elected. If any nominee becomes unavailable to serve as a director before the Annual Meeting, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board. At this time, the Board knows of no reason why any of the Board’s nominees would not be able to serve as a director if elected.

The Board recommends a vote FOR the election of Mr. Moore, Mr. Parmar and Ms. Taylor for a three-year term expiring in 2027.

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Nominees for Election for Terms Expiring in 2027 (Class III)
Douglas T. Moore Director since: 2006 Age: 68 Committees: • Nominating and Corporate Governance • Compliance and Regulatory Affairs

Mr. Moore is Chairman and Chief Executive Officer of CleanCore Solutions, Inc. (NYSE: ZONE), since February 2024. CleanCore Solutions, Inc. is a manufacturer of residential and commercial cleaning products, which completed an initial public offering in April 2024. Mr. Moore continues in a limited role as a Managing Director of Fahrenheit Advisors where he has served since October 2022. Fahrenheit Advisors is a middle-market advisory firm that provides strategic consulting, and interim, fractional, and direct hire services. From 2020 to 2021, Mr. Moore served as the Chief Executive Officer and a director of 1847 Goedeker, Inc., an industry-leading direct-to-consumer appliance and furniture e-tailer. Prior to that time, Mr. Moore was Chief Executive Officer of Goedeker’s, an operating subsidiary of 1847 Holdings, LLC, beginning in August 2019. Prior to that, he was Senior Vice President of FirstSTREET for Boomers and Beyond, Inc., a leading direct marketer of products for baby boomers, from October 2017 until August 2019.

Qualifications: Through his more than 25 years of retail experience, Mr. Moore has developed an understanding of strategic and tactical business issues that include store operations, merchandising, supply chain, sourcing, and human resource planning. He also possesses senior management, marketing, risk assessment and retail knowledge. He has been a member of our Nominating and Corporate Governance Committee since our initial public offering and a member of our Compliance and Regulatory and Affairs Committee since May 2016. Mr. Moore also served as a member of our Audit Committee from our initial public offering until May 2016 and as Chairperson of our Nominating and Corporate Governance Committee from our initial public offering until May 2019. Through his service as a director, Mr. Moore has gained insight, perspective and knowledge regarding our business, growth, operations, and personnel.

Ashish Parmar Director since: 2021 Age: 48 Committees: • Audit • Compensation

Mr. Parmar is the Chief Information Officer of Standard Industries, Inc., since February 2024. Standard Industries is a privately-held global industrial company. From May 2020 to January 2024, Mr. Parmar was the Senior Vice President & Chief Information Officer of Tapestry, Inc. and, prior to that, Mr. Parmar held various roles at Tapestry, including Senior Vice President, IT – Global Enterprise Solutions from 2017 – 2020; Vice President, IT – Supply Chain, and Enterprise Software Engineering & Architecture from 2016 – 2017; and Vice President, IT – Supply Chain, and Enterprise Software Engineering from 2014 – 2017. Mr. Parmar joined Tapestry in 2010 after serving as Director & Country Head of Information Technology with LF Logistics from 2007 - 2010.

Qualifications: Mr. Parmar brings more than 20 years of leadership and technology experience across luxury retail, logistics, and consumer electronics. Mr. Parmar has experience in leading digital transformations and delivering a seamless omnichannel experience. He is a key leader in strategic change initiatives to drive growth, develop corporate strategy, and drive new business opportunities. Mr. Parmar also has a breadth of international experience in both technology and supply chain and his experience as a Chief Information Officer is helpful to our oversight of cybersecurity. Mr. Parmar has attained the designation of NACD Directorship Certified and the CERT Certificate in Cybersecurity Oversight.

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Nancy M. Taylor Director since: 2014 Age: 64 Committees: • Nominating and Corporate Governance • Compliance and Regulatory Affairs

Ms. Taylor is the former President and Chief Executive Officer of Tredegar Corporation, a manufacturing company, serving in such role from January 2010 to June 2015, and was a member of Tredegar’s board of directors from early 2010 until June 2015. Ms. Taylor has served as a director of TopBuild Corp. (NYSE: BLD), an installer and distributor of insulation and related building material products, since 2018 and as a director of Malibu Boats, Inc. (NASDAQ: MBUU), a designer and manufacturer of recreational powerboats, since 2023 and was a director of Verso Corporation, a producer of coated papers, from November 2019 through March 2022.

Qualifications: Ms. Taylor has significant experience as a chief executive officer of a publicly-traded international manufacturer. Through her experience, she has gained and developed extensive business, finance, and leadership skills. Further, she possesses an understanding of strategic planning, risk assessment and international operations. In addition, she has experience serving as a director of a public company and brings strong corporate governance knowledge to the Board. Ms. Taylor has been a member of our Nominating and Corporate Governance Committee since January 2015 and a member of our Compliance and Regulatory Affairs Committee since May 2019. Ms. Taylor also served as a member of our Compensation Committee from May 2014 until May 2019. Additionally, Ms. Taylor was appointed Chairperson of our Board in November 2015. Through her service as a director, Ms. Taylor has gained insight, perspective and knowledge regarding our business, growth, operations, and personnel. Ms. Taylor has attained the designations of Board Leadership Fellow and NACD Directorship Certified.

The Board recommends a vote FOR the election of Mr. Moore, Mr. Parmar and Ms. Taylor for a three-year term expiring in 2027.

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Incumbent Directors Whose Terms Expire in 2025 (Class I)
Terri Funk Graham Director since: 2018 Age: 59 Committees: • Compensation • Nominating and Corporate Governance (Chairperson)

Ms. Graham previously served as Chief Marketing Officer – Red Envelope for Provide Commerce, Inc., an e-commerce gifting company, from July 2013 to September 2014. Prior to that position, Ms. Graham joined Jack in the Box Inc., a restaurant company that operates and franchises Jack in the Box and Qdoba Mexican Grill restaurants, in 1990, and most recently served as its Senior Vice President and Chief Marketing Officer from September 2007 to December 2012. Ms. Graham has served as a director of Sprouts Farmers Market, Inc. (NASDAQ: SFM) since 2013 and previously served as a director of CV Sciences, Inc. from August 2019 until May 2022, 1-800 Contacts between 2015 to 2016 and Hot Topic, Inc. from June 2012 to June 2013.

Qualifications: Ms. Graham has over 30 years of branding and marketing experience in the retail industry, including extensive knowledge of digital and e-commerce business. Ms. Graham brings her public company board experience to our Board, including a strong corporate governance background. Ms. Graham has been a member of our Compensation Committee and Nominating and Corporate Governance Committee since September 2018. Ms. Graham became Chairperson of the Nominating and Corporate Governance Committee in May 2019. Ms. Graham has attained the designation of Board Leadership Fellow.

Famous P. Rhodes Director since: 2017 Age: 49 Committees: • Compensation • Nominating and Corporate Governance

Mr. Rhodes is the Chief Marketing Officer for Apex Service Partners, LLC, a residential HVAC, plumbing and electrical services provider, since January 2024. From November 2019 to January 2024, Mr. Rhodes was corporate Vice President, Chief Marketing and Technical Officer of Blue Compass RV, LLC (formerly RV Retailer, LLC), a recreational vehicle retail company. Prior to that, Mr. Rhodes was Executive Vice President and Chief Marketing Officer of Bluegreen Vacations Corporation, a vacation ownership company, from August 2017 to September 2019, Vice President of Digital Marketing and Customer Experience for AutoNation, Inc., an automotive retailer, from 2015 to 2017, and Vice President of eCommerce for AutoNation, Inc. from 2012 to 2015.

Qualifications: Mr. Rhodes brings significant marketing and omnichannel retail experience to the Board. Currently serving as the chief marketing officer of a large retail corporation and having held other senior executive roles with other retail companies, Mr. Rhodes has developed operational and leadership aptitude in addition to his significant capability in the areas of digital technology and customer experience. Mr. Rhodes was a member of our Audit Committee from 2017 to 2021; has been a member of our Compensation Committee since May 2018; and a member of our Nominating and Corporate Governance Committee since May 2021.

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Joseph M. Nowicki Director since: 2020 Age: 62 Committees: • Audit (Chairperson) • Compliance and Regulatory Affairs

Mr. Nowicki served as Executive Vice President and Chief Financial Officer of Beacon Roofing Supply, Inc., a distributor of commercial and residential roofing products and related building materials, from 2013 until June 2020. Prior to assuming that position, he was Chief Financial Officer, Chief Compliance Officer and Treasurer of Spartan Motors, Inc., a specialty chassis, vehicle, truck body and aftermarket parts manufacturer for RV and emergency response customers. Mr. Nowicki has served as a director of UniFirst Corporation (NYSE: UNF), a workwear and textile service company, since April 2022. Mr. Nowicki previously served as a director of Diversified Restaurant Holdings, Inc. from 2010 to 2020 and ASV Holdings, Inc. from 2017 to 2019.

Qualifications: Mr. Nowicki brings significant financial and information technology experience to the Board. As the former chief financial officer of a public corporation and having held other senior executive roles with other companies, Mr. Nowicki has developed operational and leadership aptitude in addition to his significant capability in the areas of strategic business planning, risk assessment and store operations. Mr. Nowicki has been a member of our Audit Committee since September 2020 and has served as Chairperson of our Audit Committee and as an “audit committee financial expert” since May 2021. Mr. Nowicki also has served as a member of our Compliance and Regulatory Affairs Committee since September 2020. Mr. Nowicki has attained the designations of Board Leadership Fellow and NACD Directorship Certified.

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Incumbent Directors whose Terms Expire in 2026 (Class II)
David A. Levin Director since: 2017 Age: 73 Committees: • Audit • Compensation (Chairperson)

Mr. Levin served as the President and Chief Executive Officer and Director of Destination XL Group, Inc., a specialty apparel retailer, from April 2000 to December 2018. From January 2019 to April 2019, Mr. Levin served as acting Chief Executive Officer of Destination XL Group, Inc. Mr. Levin previously served as a director of Christopher & Banks Corporation from 2012 to 2016.

Qualifications: Mr. Levin brings to the Board more than 30 years of retail experience and extensive experience as the president and chief executive officer of a public retail company. Mr. Levin has developed wide-ranging business and leadership skills in addition to significant experience in the areas of merchandising, marketing, and operational issues. Further, he has experience serving on the boards of public companies. Mr. Levin has been a member of our Compensation Committee since May 2017, and its Chairperson since May 2019, and a member of our Audit Committee since May 2019. Mr. Levin also served as a member of our Compliance and Regulatory Affairs Committee from May 2017 until May 2019.

Martin F. Roper Director since: 2006 Age: 61 Committees: • Audit • Compliance and Regulatory Affairs (Chairperson)

Mr. Roper is Chief Executive Officer and a director of The Vita Coco Company, Inc. (NASDAQ: COCO) (formerly All Market, Inc.), a healthy branded beverage and coconut water supplier, since May 2022. Prior to that time, Mr. Roper was Co-Chief Executive Officer of Vita Coco from January 2021 until May 2022. He was President of All Market, Inc., from September 2019 until January 2021. From January 2001 until April 2018, Mr. Roper served as the President and Chief Executive Officer of The Boston Beer Company, Inc., a craft brewer, where he had worked as an employee since 1994. Mr. Roper served on the board of directors of Boston Beer from 1999 until his retirement in April 2018. Since November 2018, Mr. Roper has served on the board of Financial Information Technologies, LLC (Fintech), a private company providing solutions to alcohol beverage distributors and retailers. Since September 2019, Mr. Roper has also served on the board of directors of Bio-Nutritional Research Group, Inc., a private company which is the producer and marketer of Power Crunch energy bars.

Qualifications: As a director and chief executive officer of a publicly traded company, Mr. Roper has senior management, strategic development, and financial skills. In addition, Mr. Roper possesses experience in public relations, consumer marketing, investor relations, product development and risk management. Mr. Roper has been a member of the Audit Committee since our initial public offering and Chairperson of the Compliance and Regulatory Affairs Committee since May 2019. Mr. Roper also served as Chairperson of the Compensation Committee from our initial public offering until May 2019. His experience as a director has provided him with insight, perspective and knowledge regarding our business, growth, operations, and personnel. Mr. Roper has attained the designations of Board Leadership Fellow and NACD Directorship Certified.

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Charles E. Tyson Director since: 2020 Age: 62 Committees: None

Mr. Tyson was appointed President and Chief Executive Officer in May 2020 and concurrently joined the Board. Mr. Tyson previously served as Interim President from February 2020 until May 2020 and served as Chief Customer Experience Officer from June 2018 until May 2020. From 2008 to 2017, Mr. Tyson held various roles at Advance Auto Parts, Inc., an automotive aftermarket parts provider, including Executive Vice President, Merchandising, Marketing and Supply Chain from 2013 to 2017 and Senior Vice President, Merchandising and Replenishment from 2008 to 2013. Prior to that, Mr. Tyson served in a variety of Senior Vice President roles at Office Max and Office Depot. Mr. Tyson has served as a director of The Container Store Group, Inc. (NYSE: TCS) since March 2024.

Qualifications: Mr. Tyson has been with LL Flooring for over four years, including two years as Chief Customer Experience Officer. He currently serves as LL Flooring’s President and Chief Executive Officer. He has deep retail and commercial experience and has served in senior leadership roles at multiple publicly-traded companies. The Board benefits from his broad operating, supply chain, retail, merchandising, marketing, customer insights and strategic planning experience.

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CORPORATE GOVERNANCE

We are committed to having sound corporate governance principles. Our Code of Business Conduct and Ethics, which applies to our directors, officers and associates, our Corporate Governance Guidelines and the charters of the Audit, Compensation, Nominating and Corporate Governance and Compliance and Regulatory Affairs Committees are available on our website, https://investors.llflooring.com/corporate-governance, and are also available in print, free of charge, to any stockholder who requests them. Such requests should be directed to Corporate Secretary, LL Flooring Holdings, Inc., 4901 Bakers Mill Lane, Richmond, Virginia 23230.

Independence

All of our directors, other than our Chief Executive Officer, are independent. The Board, in its business judgment, has affirmatively determined that the following eight of its nine current members are independent, including under the applicable independence standards contained in the rules of the New York Stock Exchange (“NYSE”): Terri Funk Graham, David A. Levin, Douglas T. Moore, Joseph M. Nowicki, Ashish Parmar, Famous P. Rhodes, Martin F. Roper and Nancy M. Taylor. In reaching its conclusion regarding director independence, the Board considered whether we conduct business and have other relationships with organizations of which certain members of the Board or members of their immediate families are or were directors or officers. Some non-management directors or their related parties have purchased products and services from us in the ordinary course of business or have made purchases from us using the Company’s discount policy applicable to all employees and directors. We consider such purchases to be immaterial to such director’s independence.

Board Leadership Structure – Independent Chairperson

The Board regularly evaluates relevant factors to determine the best leadership structure for our operating and governance environment at the time. Our Bylaws currently require that we separate the offices of the Chief Executive Officer and Chairperson of the Board. Specifically, our Bylaws, among other things, require that we have a Chairperson of the Board who is (i) not employed in an executive capacity, and (ii) deemed independent as defined by the NYSE requirements. As set forth in our Bylaws, on an annual basis, the Board will elect one of its members to the office of Chairperson of the Board. In the event of the Chairperson’s temporary absence or incapacity, the Board will appoint, by resolution, another independent director to preside as Chairperson at meetings of stockholders and of the Board. In the case of the Chairperson’s death or permanent inability to act, the Board will elect a Chairperson who is independent from among current directors or appoint a new director to serve as Chairperson, with any such appointment being subject to the provisions of our Certificate of Incorporation.

We believe having separate Chief Executive Officer and Chairperson of the Board positions is the most appropriate structure for our Company at this time. Ms. Taylor, who is an independent director, was first appointed Chairperson on November 16, 2015, and continues in that role. Beginning in February 2020, Mr. Tyson served as Interim President and Principal Executive Officer until his appointment in May 2020 as President and Chief Executive Officer and a director of the Company. We believe it is most effective for Mr. Tyson to be able to focus his efforts on serving as our Chief Executive Officer while working closely with our Chairperson of the Board, Ms. Taylor.

In addition to any other duties that may be prescribed to her by the Board, Ms. Taylor, as Chairperson of our Board, is responsible for the following functions: (i) timing and agendas for Board meetings; (ii) nature, quantity

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and timing of information provided to the independent directors by our management; (iii) retention of counsel or consultants who report directly to the Board; (iv) implementation of corporate governance policies and procedures, including assisting the chairpersons of the various Board committees as requested; (v) receiving reports from the Nominating and Corporate Governance Committee regarding compliance with and implementation of corporate governance policies; (vi) evaluating, along with the Compensation Committee, the performance of the Chief Executive Officer; and (vii) presiding at all meetings of the Board, including executive sessions of the independent directors.

Committees of the Board

The Board has established four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, and the Compliance and Regulatory Affairs Committee, each composed entirely of directors that the Board has affirmatively determined to be independent. Each committee operates pursuant to a written charter adopted by the Board that sets forth its roles and responsibilities and provides for an annual evaluation of its performance. Each committee charter includes oversight responsibilities for environmental, social and governance (“ESG”) matters, as discussed on page [•]. The charters of all four standing committees are available at the investor relations page of our website at https://investors.llflooring.com/committee-charters and will be provided to any stockholder without charge upon the stockholder’s written request to our Corporate Secretary.

Each year, committee and committee chair assignments are made at the Board meeting immediately following the Annual Meeting of Stockholders. The current composition of each committee is as follows:

Audit Committee	Compensation Committee

Joseph M. Nowicki (Chairperson) David A. Levin Ashish Parmar Martin F. Roper	David A. Levin (Chairperson) Terri Funk Graham Ashish Parmar Famous P. Rhodes

Nominating and Corporate Governance Committee	Compliance and Regulatory Affairs Committee

Terri Funk Graham (Chairperson) Douglas T. Moore Famous P. Rhodes Nancy M. Taylor	Martin F. Roper (Chairperson) Douglas T. Moore Joseph M. Nowicki Nancy M. Taylor

The Board may establish such other committees as it deems appropriate, in accordance with applicable law and regulations and our Certificate of Incorporation and Bylaws.

Audit Committee. The Audit Committee assists the Board in fulfilling the oversight responsibility of the Board relating to: (i) the integrity of our financial statements and financial reporting process and our systems of internal accounting and financial controls; (ii) the performance of the internal audit function; (iii) the annual independent audit of our financial statements; (iv) the engagement of our independent auditor and the evaluation of the independent auditor’s qualifications, independence and performance; (v) our compliance with legal and regulatory requirements as it relates to accounting, auditing and financial reporting matters; (vi) the

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implementation and effectiveness of our disclosure controls and procedures and internal control over financial reporting; (vii) the framework for identification of enterprise risks; and (viii) other matters set forth in the charter of the Audit Committee. The Audit Committee has the sole authority to appoint, retain, compensate, evaluate, and terminate the independent auditor. The Audit Committee approves procedures for the pre-approval of the engagement of the independent auditor to provide audit and non-audit services. It is also responsible for establishing, publishing, and maintaining and overseeing our “whistleblower” procedures. The Audit Committee is responsible for reviewing and discussing with management the type and presentation of the Company’s ESG disclosures included in the Company’s periodic reporting or financial statements and the adequacy and effectiveness of applicable internal controls related to such disclosures. In addition, the Audit Committee periodically reviews and discusses with management the Company’s risks relating to cybersecurity, data privacy, and other information technology risks, controls and procedures.

The Board, in its business judgment, has determined that all of the current members of the Audit Committee are, and each member who served on the Audit Committee during 2023 was, during the period in which he served, independent, as determined in accordance with the rules of the NYSE and relevant federal securities laws and regulations. The Board also has determined that all of the Audit Committee members are financially literate as defined by the rules of the NYSE and that Mr. Nowicki qualifies as an “audit committee financial expert” as defined by regulations of the SEC. For additional information regarding the Audit Committee, please see the Audit Committee Report that is included in this Proxy Statement.

Compensation Committee. The purpose of the Compensation Committee is to oversee the policy and programs relating to the compensation of our executive officers, including policies governing salaries, incentive compensation and terms and conditions of employment (with the Board having final approval for the compensation of the Chief Executive Officer). The Compensation Committee also is responsible for periodically reviewing the Company’s strategies related to human capital management, including talent acquisition, development and retention, and diversity, equity and inclusion initiatives.

The Compensation Committee has engaged Pearl Meyer, a nationally recognized compensation consulting firm, as its compensation consultant and uses Pearl Meyer to assist in evaluating and determining appropriate compensation levels for our executives. The Compensation Committee has produced an annual report on executive compensation that is included in this Proxy Statement. Refer to the section titled “Executive Compensation” for additional information.

The Board, in its business judgment, has determined that all of the current members of the Compensation Committee are independent, as determined in accordance with the rules of the NYSE and any relevant federal securities laws and regulations.

Nominating and Corporate Governance Committee. The purpose of the Nominating and Corporate Governance Committee is to identify individuals qualified to become members of the Board consistent with the criteria approved by the Board, to recommend director nominees for election at each annual meeting of stockholders and to address related matters. In performing these duties, the Nominating and Corporate Governance Committee uses a professional search firm to identify potential candidates. The Nominating and Corporate Governance Committee also develops and recommends to the Board applicable corporate governance principles, determines the form and amount of director compensation, and leads and oversees the annual review of the Board and its standing committees’ performance. The Nominating and Corporate Governance Committee advises the Board with respect to the oversight of ESG topics by the various standing committees of the Board and reviews and discusses with management the Company’s governance of corporate social responsibility and environmental efforts.

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The Board, in its business judgment, has affirmatively determined that all of the current members of the Nominating and Corporate Governance Committee are independent, as determined in accordance with the rules of the NYSE.

The Nominating and Corporate Governance Committee will consider stockholder recommendations for candidates to serve on the Board in accordance with the Company’s Bylaws. Stockholders may submit such recommendations to the Nominating and Corporate Governance Committee through the method set forth under “Communications to the Board.” In addition, in accordance with the Bylaws, any stockholder of record entitled to vote for the election of directors at a stockholder meeting may nominate persons for election to the Board if such stockholder complies with the advance notice provisions of the Bylaws. Such a nomination must be sent to our Corporate Secretary and include, among other items: (i) the name, age, business address and residence address of each nominee proposed in such notice (present and for the past five years); (ii) the principal occupation or employment of each such nominee; (iii) the Specified Information (as defined in the Bylaws) for each nominee and any member of the immediate family of such nominee, Affiliate or Associate (each as defined in the Bylaws); (iv) a description of any agreement, arrangement or understanding of the type described in Article II, Section 17, clause (a)(iii)(C)(iii) or (a)(iii)(C)(iv) of the Bylaws, but as it relates to each such nominee rather than the proposing stockholder; (v) if any such nominee is a party to any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity other than the Company, or has received any compensation or other payment from any person or entity other than the Company, in each case in connection with candidacy or service as a director of the Company, a complete, accurate and detailed description of such agreement, arrangement or understanding (whether written or oral) and its terms or of any such compensation received; (vi) such other information concerning each such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved) or that is otherwise required to be disclosed, under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder; (vii) the consent of the nominee to being named in the proxy statement as a nominee and to serving as a director if elected and a representation by the nominee to the effect that, if elected, the nominee will agree to and abide by all policies of the Board as may be in place at any time and from time to time; and (viii) with respect to each nominee for election or reelection to the Board, a completed and signed questionnaire, representation and agreement and any and all other information as required by clause (a)(iii)(B) of Section 17 of Article II of the Bylaws. In addition, the Company’s Corporate Governance Guidelines provide that directors must sign a Board-approved confidentiality agreement which prohibits them from disclosing Confidential Information to anyone outside of the Company, specifically including any principal or employee of any entity that employs the director or has sponsored the director’s election to the Board.

In addition, each nominee must deliver in writing (i) a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Corporate Secretary upon written request of any stockholder of record identified by name within five business days) and (ii) a written representation and agreement (in the form provided by the Corporate Secretary upon written request of any stockholder of record identified by name within five business days) that such person (a) is not and will not become a party to (1) any agreement, arrangement or understanding (whether written or oral) with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (2) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director, with such person’s fiduciary duties under applicable law; (b) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect

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compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the Corporation, and (c) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director, and will comply with all applicable rules of the exchanges upon which the securities of the Corporation are listed and all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation.

If the nomination is not timely and in proper form, the nominee will not be considered by the Nominating and Corporate Governance Committee. To be timely for the 2025 Annual Meeting, the nomination must be received within the time frame set forth in “Deadlines for Submission of Stockholder Proposals & Director Nominations” on page [•]. Nominees for director are selected in the context of an assessment of the perceived needs of the Board at the time and on the basis of, among other things, the following:

• strength of character • judgment • skill • education • business experience	• specific areas of expertise • understanding of our business • diversity • reputation • other personal attributes or special talents

Nominees must also be willing to spend the time necessary to discharge their responsibilities appropriately and to ensure that other existing or future commitments do not materially interfere with their responsibilities as members of the Board.

Compliance and Regulatory Affairs Committee. The Compliance and Regulatory Affairs Committee has overall responsibility for assisting the Board in discharging its oversight of significant regulatory and compliance matters and to oversee the processes by which we conduct our business to ensure we do so in a manner that complies with applicable laws and regulations and reflects our high standards of integrity. The Compliance and Regulatory Affairs Committee oversees the regulatory, trade and environmental impact of the Company’s product and supplier relationships, the human capital practices expected of the Company’s vendors, and the Company’s responsible sourcing practices with respect to merchandise procurement.

The Compliance and Regulatory Affairs Committee may, in its discretion, engage outside consultants to advise the Compliance and Regulatory Affairs Committee. The Board, in its business judgment, has determined that all of the current members of the Compliance and Regulatory Affairs Committee are independent, as determined in accordance with the rules of the NYSE and any relevant federal securities laws and regulations.

Board Oversight of Environmental, Social and Governance (“ESG”)

Our Board and Board Committees oversee all aspects of our ESG goals, policies and initiatives as shown in more detail in the following table. Board Committees periodically report to the full Board in regard to their oversight of aspects of ESG goals, policies and initiatives within the Board committees’ purview.

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	Full Board	Audit	Compensation	Compliance & Regulatory Affairs	Nominating & Corporate Governance
Governance
Shareholder Rights	✓				✓
Board Composition and Diversity	✓				✓
Director Compensation	✓				✓
Executive Compensation	✓		✓
Stock Ownership Guidelines	✓		✓		✓
Code of Business Conduct & Ethics	✓			✓
Integrity Concern Hotline		✓		✓
Cybersecurity	✓	✓
Social
Culture and Values	✓		✓
Employee Health and Safety				✓
Employee Diversity, Equity & Inclusion	✓		✓
Employee Training & Development				✓
Product Quality & Safety	✓			✓
Responsible Sourcing				✓
Standards for Vendor Partner Conduct				✓
Supply Chain Corporate Social Responsibility Program				✓
Community Involvement & Charitable Giving	✓			✓
Environmental
Greenhouse Gas Emissions Disclosures		✓
Natural Capital/Deforestation				✓
Supply Chain Raw Material Traceability				✓

Board Diversity

In determining the composition of the Board, the Nominating and Corporate Governance Committee seeks to include a diverse and complementary range of skills and experience among our directors. Although it does not have a formal diversity policy, the Nominating and Corporate Governance Committee believes that the presence of differing viewpoints on the Board is a benefit to us. Accordingly, the Nominating and Corporate Governance Committee considers principles of diversity, which include, among other things, diversity in backgrounds, perspectives, expertise, and qualifications, when assessing the Board as a whole, and individual director candidates. Our directors represent a range of backgrounds and overall experience. Approximately 22% of our directors are female. Our Board is committed to improving its diversity and will make appointing a qualified female Board member in its next director search a priority. Ms. Graham and Ms. Taylor each serve in leadership roles on our Board as Committee Chair and Board Chair, respectively.

When considering a director standing for re-election as a director nominee, in addition to the above attributes, the Nominating and Corporate Governance Committee considers such individual’s past contribution and future commitment to the Company. Our directors have a varied tenure, providing for a range of perspectives and fresh ideas and ensuring the transfer of knowledge and experience from longer-serving members. The Nominating and Corporate Governance Committee evaluates the totality of the attributes of each director nominee that it

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considers and does not have established minimum qualifications or attributes. After evaluating any potential director nominee, the Nominating and Corporate Governance Committee makes its recommendations to the full Board, and the Board then determines the director nominees for election. The evaluation process for prospective director nominees is the same for all director nominees, regardless of the source from which the nominee was first identified.

Risk Management

We have developed and implemented processes designed to manage risk in our business. The Board’s role in regard to risk is primarily one of oversight with the day-to-day responsibility for risk management being with our management team. The Board regularly reviews information provided by management regarding our business strategy, financial position and operations, and considers associated risks. In addition, the Board executes its oversight role through its committees, which report regularly to the Board on their activities, and various presentations by management to the Board.

While the Board has principal oversight responsibility for enterprise risk management, the Audit Committee reviews management’s identification of the key risks that we face, including the main controls upon which we rely to mitigate those risks. In particular, the Audit Committee focuses on financial risk, including internal controls and cybersecurity, and assesses our risk profile with management and our internal and external auditors. The internal control risk profile drives our internal audit plan. The Audit Committee also handles violations of our Code of Ethics and related corporate policies. The Nominating and Corporate Governance Committee assists in risk management by overseeing our risks relating to our governance structure. The Compensation Committee reviews risks relating to our incentive compensation policies and practices. The Compliance and Regulatory Affairs Committee assists in the oversight of risks related to significant regulatory and compliance matters. Further, the Board has the ability to create additional committees.

Compensation Risk Assessment. Among other things, the Compensation Committee reviews our compensation policies and practices to determine whether they subject us to unnecessary or excessive risk. In so doing, the Compensation Committee considers whether such policies and practices are appropriately structured to promote the achievement of goals without encouraging the taking of unwarranted or undue risk. Additionally, the Compensation Committee reviews the relationship between our risk management policies and practices and compensation and evaluates compensation policies and practices that could mitigate risks relating to our compensation program.

We believe that our compensation programs discussed herein are designed with the appropriate balance of risk and reward in relation to our overall business strategy and do not incent executive officers or other associates to engage in conduct that creates unnecessary or unjustifiable risks. Specifically, our mix of rewards for short-term performance through base salary and annual cash bonus awards, and for long-term performance through equity incentive awards supports these compensation objectives. Moreover, we believe that our utilization of these different compensation components allows us to manage the risks inherent with performance-based compensation. Additionally, our use of mitigation tools such as clawback provisions, caps on our incentive plans, oversight by an independent committee of non-employee directors and significant vesting periods for equity awards, provide additional risk protection.

Based upon the review of our compensation policies and practices, including the allocation between fixed and variable compensation and short-term and long-term compensation, we have concluded that they do not create risks that are reasonably likely to have a materially adverse effect on the Company.

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Board and Standing Committee Attendance and Executive Sessions

	Members	Independence	Meetings Held During 2023

Board	9	8 of 9	20

Audit Committee	4	100%	5

Compliance and Regulatory Affairs Committee	4	100%	4

Compensation Committee	4	100%	5

Nominating and Corporate Governance Committee	4	100%	4

Each member of the Board is expected to attend Annual Meetings of Stockholders in person. All of our directors serving at the time attended the 2023 Annual Meeting of Stockholders in person.

At the regularly scheduled meetings of the Board, it is the practice of the Board to hold an executive session of the independent directors. At these sessions, the Chairperson of the Board presides over each of these sessions.

During fiscal year 2023, each director attended at least 75% of the meetings of the Board and committees on which he or she served.

Communications to the Board

Stockholders, associates, and other interested parties may contact an individual director, the Board as a group, the Chairperson of the Board, or a specified Board committee or group, including the non-employee directors as a group, at the following address: Corporate Secretary, LL Flooring Holdings, Inc., 4901 Bakers Mill Lane, Richmond, Virginia 23230, Attn: Board of Directors. We will receive and process communications before forwarding them to the addressee. Directors generally will not be forwarded communications that are primarily commercial in nature, relate to improper or irrelevant topics, or request general information about us, including inquiries regarding employment opportunities.

Political Contributions Policy

Our Bylaws provide that the Board will ensure that any lobbying or political activity is conducted solely for promoting our commercial interests and is in the interest of our stockholders. As part of this oversight, the Board will ensure that lobbying and political spending do not reflect narrow political preferences or the political preferences of our executives that have little or no bearing on our own commercial performance. In fiscal year 2023, we did not engage in any lobbying or political activities. We are a member of the National Retail Federation, which is a trade association representing the retail industry.

Certain Relationships and Related Transactions

We have a formal written policy concerning related person transactions, a copy of which is available on our website. Under that policy, a related person transaction is a transaction, arrangement or relationship involving us, on the one hand, and (i) our director or executive officer, his or her immediate family members or any entity that any of them controls or in which any of them has a substantial beneficial ownership interest; or (ii) any person

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who is the beneficial owner of more than 5% of our voting securities or a member of the immediate family of such person. Any transactions between the Company and a related person that involve an amount exceeding $10,000 are reviewed with the Audit Committee.

The Audit Committee evaluates each related person transaction and may approve or ratify the related person Transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, the interests of the Company and its stockholders. The Audit Committee will prohibit any related person transaction that it determines to be inconsistent with the interests of the Company and its stockholders. Relevant factors considered by the Audit Committee when evaluating a related person transaction include:

•	the benefits of the transaction to the Company or any of its consolidated subsidiaries;
•	the terms of the transaction and whether they are arm’s-length and in the ordinary course of the Company’s or any of its consolidated subsidiary’s business;
•	the direct or indirect nature of the related person’s interest in the transaction;
•	the size and expected term of the transaction; and
•	other facts and circumstances that bear on the materiality of the related person transaction under applicable law and listing standard.

At least annually, management will provide the Audit Committee with information pertaining to related person transactions. Related person transactions entered into, but not approved or ratified as required by the policy concerning related person transactions, will be subject to termination by us or the relevant subsidiary, if so directed by the Audit Committee, taking into account factors as it deems appropriate and relevant.

Beginning in the second quarter of 2023, F9 filed a Schedule 13D with the SEC indicating beneficial ownership of more than 5% of the Company’s voting securities. During 2023, the Company leased 29 of its store locations, representing 6.5% of the total number of store leases in operation, from entities controlled by F9 Investments, LLC. Rental expense for the fiscal year ended December 31, 2024, was $2.9 million. The Company is charged rent for these locations at rates believed to be at fair market value.

Shareholder Engagement

We had strong support for all of our proposals at the Annual Meeting in May 2023, except for the proposal to declassify the Board. We routinely engage in discussions with shareholders about the Company’s strategic and financial results. In addition, we also engage with shareholders our corporate governance practices, Board composition, human capital management efforts, diversity, equity and inclusion initiatives, environmental matters, responsible sourcing initiatives, and Board oversight of ESG. Depending on the topic, our Chief Executive Officer, Chief Financial Officer, Chief Legal Officer, or Chief Human Resources Officer participate in these investor conversations. We report back to the Board and the relevant committees on the key themes and messages from our engagement with shareholders. Due in part to feedback from these discussions, we are re-submitting a proposal at this Annual Meeting to declassify the Board beginning at the Annual Meeting of Stockholders in 2025. We intend to continue to engage with shareholders and are committed to soliciting their views and input.

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ENVIRONMENTAL, SOCIAL AND GOVERNANCE (“ESG”)

We are committed to ESG matters and being a responsible corporate citizen. The following areas are the focus of our corporate responsibility program. In May 2024, we published our second ESG report, which is available on our ESG web page at https://investors.llflooring.com/ESG.

Our Company
Culture

Our Company’s vision is to be the customer’s first choice in hard-surface flooring by providing the best experience, from inspiration to installation. We embrace six core values as the foundation of our culture:

•   Be Customer Obsessed

•   Embrace Diversity

•   Arrive with Integrity

•   Seize Opportunities

•   Be Resilient

•   Own Our Outcomes

Our Culture Committee is focused on creating a great place to work. We also have a peer-to-peer recognition program, which provides associates with the opportunity to celebrate co-workers as they demonstrate our core values.

Ethics & Compliance

We have a complete level of commitment and engagement to Ethics and Integrity. This commitment begins with our Board, Chief Executive Officer, and senior leadership team and is reflected in policies and processes throughout all levels of the organization including all vendor partners. We maintain a Code of Business Conduct and Ethics (“Code”), which is available on our website, https://investors.llflooring.com/corporate-governance. The Code is the foundation of our high-level commitment to operating in an ethical manner and with integrity. At the end of 2023, we updated the Code and our required training module for the Code. All associates and our Board are required to certify and train on the Code annually. In addition to the Code, our ethics and compliance program includes:

•  an enterprise governance program, which includes enterprise-wide comprehensive, written policies and procedures related to applicable laws, regulations, industry standards and the Company’s requirements to ensure high standards of integrity;

•  procedures for reporting, tracking, and investigating concerns and allegations through our hotline, loss prevention, human resources, and compliance teams;

•  robust training requirements and policy signoffs to reinforce key areas of compliance;

•  disciplinary procedures to remedy and prevent instances of misconduct and ensure the overall compliance program is effective; and

•  oversight of the Code and regulatory compliance matters through the Compliance and Regulatory Affairs Committee.

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Our Associates

Human Capital Management

We believe we provide an engaging work experience that excites and motivates our team members, whom we call associates, to deliver their best every day. We offer attractive career development opportunities, with entry level associates looking forward to multiple potential career paths within our field organization. In 2023, more than 500 associates, or 23% of our workforce, were promoted into positions of increased responsibility. This builds on more than 650 associates, or 27% of our workforce, being promoted into positions of increased responsibility in 2022.

We invest in extensive learning and development programs to help our associates build valuable skills. We have a learning management system called LL Academy to support our development programs, spanning sales-focused training to management coaching. Our field associates are required to participate in 87 hours of job-related training per year. We also offer over 50 hours of leadership development content within LL Academy.

Safety & Health

A safe work environment inspires trust and empowers associates. We are committed to providing a safe and healthy workplace for all associates and customers. We require careful attention to safety with respect to handling product in our warehouses, stores, installation, and delivery processes.

We are committed to complying with all relevant health, safety and environmental laws and standards and we collect and review workplace injury and accident information across all of our locations. We also take appropriate steps to reduce incident rates and lost workdays. This includes training our associates about the safe operation of forklifts, product loading and delivery and product safety protocols.

Diversity, Equity & Inclusion

As part of our multi-year business transformation, we are working on driving diversity, equity, and inclusion across our Company. This commitment is supported by training and awareness programs as well as focused efforts to recruit, retain, develop, and promote a diverse workforce. In 2021, we trained our top 100 leaders on how to create a diverse workplace and how to respect each other’s differences, and in 2022 we expanded our diversity, equity and inclusion curriculum, which is now offered company wide.

Our Diversity, Equity, and Inclusion Committee, comprised of a diverse and cross-functional team of associates from across the Company, is helping to lead the way to building programs aimed at ensuring that every associate can thrive and grow professionally. We also work with external consultants to connect our work with best practices and insights related to diversity, equity, and inclusion. We remain committed to attracting, retaining, and developing a team that better represents the communities where we live and serve our customers so that our associates can bring their truest self to work, while sharing their unique talents and gifts.

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Our Stewardship

Responsible Sourcing

We are committed to conducting business in accordance with the highest ethical standards, in compliance with all applicable laws, and in a manner that helps ensure that we are environmentally and socially responsible. We expect our vendor partners to adhere to the same high ethical standards and share the same commitment.

Our flooring vendors are required to partner with UL Solutions or SCS Global Services to meet stringent GREENGUARD Gold or FloorScore certification standards for indoor air quality. When customers shop with us, they can have peace of mind knowing these floors have met some of the most demanding industry standards for low chemical emissions. Additionally, all products that carry the GREENGUARD Gold or FloorScore certification are eligible for various sustainable building credits, including Leadership in Energy and Environmental Design (LEED) and the WELL Building Standard.

We are committed to responsible sourcing and require our vendor partners to comply with our written Standards for Vendor Partner Conduct, which is published in eleven languages. In addition, we follow rigorous procedures to validate and approve vendor partners for production as well as tracing products in our supply chain to ensure they are sourced responsibly. These processes include:

•  maintaining Standards for Vendor Partner Conduct;

•  prohibiting vendors from engaging in child labor, forced labor or other human rights issues;

•  conducting risk assessment protocols for all new and existing vendors;

•  performing social compliance audits on vendors to ensure compliance with laws, regulations, industry standards and our requirement to ensure safe working environments;

•  Lacey Act chain-of-custody verification processes for both internationally and domestically sourced wood products, which represents one of the highest standards in the industry;

•  prohibiting the use of any “conflict minerals” as defined under Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; and

•  communication and training for internal and external partners to increase awareness of our compliance program and supply chain risk.

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Product Quality and Safety

We are committed to selling to our customers high-quality safe products produced in socially responsible environments. We are committed to ensuring that our vendors’ factories and the products they make meet all laws and mandatory safety standards before any product is shipped to us. To support this commitment, we use rigorous tools and processes to assess our products on an ongoing basis. By doing this, we validate through factory audits, testing and product inspections, that our vendors and our products meet the highest standards. If we learn about an issue with one of our products, we quickly investigate and, when necessary, we stop the sale and remove the product from our assortment.

As part of our global product quality and compliance program, we have rigorous procedures to monitor product safety and quality issues through the supply chain. This is accomplished through:

•  risk review of our suppliers;

•  quality management factory audits;

•  social responsibility audits;

•  pre-production and production product testing;

•  product inspection at the factory, both inline and random;

•  factory and employee training to increase awareness of our quality assurance and compliance program; and

•  monitoring and investigating customer complaints.

Our Communities

Charitable Giving

We recognize our role and responsibility as a good steward to our communities. Through our Lay It Forward charitable giving program, we contribute to charities that represent areas such as human services, community development, education, physical and mental health, civics, arts, culture, humanities, and disaster response. In 2023, we donated over 100,000 square feet of flooring to be distributed by the United Way of Lee, Hendry and Glades Counties in the Florida Gulf Coast to assist homeowners impacted by Hurricane Ian. We also donated flooring to local nonprofits such as Our Mother’s Home, which provides a safe environment for young mothers in foster care, and Family Initiative, which installed flooring in its Teen and Young Adult Support Space, where teenagers and young adults on the autism spectrum can come together to connect and form friendships.

Our employee assistance program, called LL Cares, provides one-time financial assistance to eligible LL Flooring associates who have experienced unexpected financial hardship. Money distributed through LL Cares is granted to associates with no obligation to repay. Since launching LL Cares company-wide in January 2022, we have provided over $100,000 in assistance to 55 associates who had experienced hardship. A cross-functional team of associates has volunteered service to the LL Cares through participating in the LL Cares Selection Committee where they review grant requests from team members and encourage payroll contributions and donations to the fund.

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DIRECTOR COMPENSATION

Non-Employee Director Compensation

The Board, at the recommendation of the Nominating and Corporate Governance Committee, approves the compensation of our non-employee directors. Directors who are employed by us do not receive compensation for their service on the Board or any Board committee. The Board did not make any changes to this compensation in 2023.

The following table sets forth the 2023 – 2024 compensation for our non-employee directors:

Element of Compensation	2023 - 2024 Compensation Amount(1) (2)
Annual Board Compensation
Cash Retainer	$70,000
Equity Retainer	$100,000
Additional Chairperson Retainer	$100,000
Committee Chair Cash Retainers
Audit Committee	$20,000
Compliance and Regulatory Affairs Committee	$15,000
Compensation Committee	$15,000
Nominating and Corporate Governance Committee	$10,000
Committee Member Cash Retainers
Audit Committee	$10,000
Compliance and Regulatory Affairs Committee	$10,000
Compensation Committee	$7,500
Nominating and Corporate Governance Committee	$7,500
(1)	All cash compensation paid to our non-employee directors are paid quarterly in arrears.
(2)

The annual equity retainer is paid in shares of restricted stock that vest at the next annual stockholders’ meeting, provided, however, if a director leaves the Board for any reason, the Compensation Committee may permit a pro rata portion of the shares of restricted stock to vest as of the date of termination from the Board. Any fractional shares will be paid in cash.

2023 Non-Employee Director Compensation

In 2023, our non-employee directors received a portion of the payment for the retainers in restricted stock and a portion in cash. The restricted stock portion of the retainer was granted on the date of the 2023 Annual Meeting and vests on the date of the 2024 Annual Meeting. In calculating the number of shares of restricted stock reflecting the value of the retainers for our non-employee directors, we used the closing price of our common stock on the date of the grant. Furthermore, our equity award agreements for our directors contain clawback provisions, so that any such awards are subject to such deductions, repayment and clawback as may be required by any applicable law, government regulation or stock exchange listing requirement (or any policy adopted by us pursuant to any such law, government regulation or stock exchange listing requirement). We reimburse non-

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employee directors for reasonable out-of-pocket expenses incurred in connection with their service as directors, including travel expenses for meeting attendance. We also permit our directors to participate in employee discount programs available to all our associates.

Our non-employee directors are subject to stock ownership guidelines, as described on page [•].

Director Compensation Table

The following table sets forth compensation earned by our directors who are not named executive officers in the fiscal year ended December 31, 2023:

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)
Terri Funk Graham(2)	87,500	100,000	187,500
David A. Levin(2)	95,000	100,000	195,000
Douglas T. Moore(2)	87,500	100,000	187,500
Joseph M. Nowicki(2)	100,000	100,000	200,000
Ashish Parmar(3)	87,500	100,000	187,500
Famous P. Rhodes(4)	85,002	100,000	185,002
Martin F. Roper(5)	95,000	100,000	195,000
Nancy M. Taylor(2)	187,500	100,000	287,500

(1)

The amounts in this column reflect the aggregate grant date fair value of awards granted during the year computed in accordance with ASC 718, Compensation-Stock Compensation. Stock awards granted on May 10, 2023, had a grant date fair value of $3.30 per share. For a discussion of the assumptions relating to these valuations, see Note 7 – Stock-Based Compensation to our audited financial statements included in Item 8 of the Form 10-K filed with the SEC on March 1, 2024.

(2)	Stock awards include 30,303 shares of restricted stock that were outstanding as of December 31, 2023.
(3)

Stock awards include 30,303 shares of restricted stock that were outstanding as of December 31, 2023, which were deferred under the Outside Directors Deferral Plan (the “Deferral Plan”). For the column “Fees Earned or Paid in Cash,” this amount includes $87,500 of cash earned in connection with service on the Board that was deferred under the Deferral Plan.

(4)

Stock awards include 30,303 shares of restricted stock that were outstanding as of December 31, 2023, of which 15,151 were deferred under the Deferral Plan. For the column “Fees Earned or Paid in Cash,” this amount includes $42,500 of cash earned in connection with service on the Board that was deferred under the Deferral Plan.

(5)

Stock awards include 30,303 shares of restricted stock that were outstanding as of December 31, 2023, which were deferred under the Deferral Plan. For the column “Fees Earned or Paid in Cash,” this amount includes $95,000 of cash earned in connection with service on the Board that was deferred under the Deferral Plan.

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Outside Directors Deferral Plan

In November 2008, the Board adopted the Deferral Plan under which each of our non-employee directors can defer receipt of all or a portion of his or her fees until such director’s departure from the Board. In so doing, the Board intended to provide an incentive to the non-employee directors to own shares of our common stock, thereby aligning their interests more closely with the interests of our stockholders. Deferral elections must be made by December 31 for the deferral of fees in the next calendar year.

Under the Deferral Plan, a non-employee director may elect to defer up to 100% of his or her compensation in 25% increments and have such compensation invested in deferred stock units. Deferred stock units attributable to the deferral of cash compensation are credited as of the day on which such compensation is otherwise payable in accordance with our then applicable director compensation policies (the “Payment Date”), and the number of deferred stock units is determined by dividing the deferred compensation payable on the Payment Date by the closing price of our common stock as of the Payment Date with partial shares being disregarded. Deferred stock units credited with respect to restricted stock awards are determined using the closing price as of the grant date of the award of such shares of common stock.

In September 2022, the Board amended and restated the Deferral Plan to provide that a director may elect to have his or her deferred stock units settled in common stock in one of three timeframes upon the director’s departure from the Board: (i) in one lump-sum payment 60 days following his or her separation from service on the Board, (ii) in annual distributions over a three-year period beginning sixty days following his or her separation from service on the Board, or (ii) in annual distributions over a five-year period beginning sixty days following his or her separation from service on the Board. Previously, the Deferral Plan provided for all deferred stock units to be settled in one lump-sum payment 60 days following a director’s departure from the Board. The new timeframe elections will apply to elections made for deferrals beginning in 2023.

There was an aggregate of 377,701 deferred stock units outstanding at December 31, 2023.

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Proposal 2	Advisory (Non-Binding) Vote on Named Executive Officer Compensation

Section 14A of the Exchange Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 require that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with Item 402 of the Securities and Exchange Commission’s Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion. This vote will not create or imply any change to our fiduciary duties or create or imply any additional fiduciary duties for the Board or us. However, we value the opinions that our stockholders express in their votes and will consider the outcome of the vote when making future decisions on executive compensation, as we deem appropriate, and we intend to engage with stockholders this year on the outcome of this year’s vote. We have elected to conduct this “say-on-pay” non-binding advisory vote annually. The next non-binding advisory vote to approve the compensation of our named executive officers will occur at the 2025 Annual Meeting of Stockholders.

Accordingly, we ask our stockholders to vote on the following advisory resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

As discussed in the Compensation Discussion and Analysis section that follows, we believe that the compensation structure for our named executive officers is appropriate, flexible, and effective in attracting and retaining talented personnel. In our judgment, the compensation paid to our named executive officers includes a healthy balance between fixed and performance-based compensation, short- versus long-term incentives, as well as a blend between cash and equity components. Furthermore, we maintain that the compensation for our named executive officers is aligned with the interests of our stockholders through incentives driving stockholder value. Finally, we believe that our compensation programs maintain an appropriate balance of risk and reward in relation to our business strategies and objectives.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this Proxy Statement. The vote is advisory, which means that the vote is not binding on the Company, our Board or the Compensation Committee and will not be construed as overruling a decision by the Compensation Committee, the Board, or the Company. To the extent there is any significant vote against our named executive officer compensation as disclosed in this Proxy Statement, the Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

The Board recommends a vote FOR the proposed advisory resolution approving the compensation of our named executive officers, as disclosed in this Proxy Statement.

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EXECUTIVE OFFICERS

The following sets forth biographical information for our executive officers (as defined by Rule 3b-7 of the Exchange Act) and certain other significant associates. Such information with respect to our President and Chief Executive Officer, Charles E. Tyson, is set forth above in the “Proposal 1 – Election of Directors – Incumbent Directors Whose Terms Expire in 2026 (Class II)” section.

Matthew T. Argano, Ph.D., 51, was our Senior Vice President, Chief Human Resources Officer from April 2020 until May 10, 2024. Prior to joining the Company, Dr. Argano was Senior Vice President, Chief People Officer of Altar’d State, Inc., a women’s fashion retailer from 2016 to 2020. From 2012 to 2016, Dr. Argano was Senior Vice President, Human Resources of The Fresh Market, Inc., a specialty grocery retailer.

Douglas S. Clark, Jr., 45, has been our Senior Vice President, Merchandising and Supply Chain since June 2020. Mr. Clark previously served as our Interim Senior Vice President, Merchandising and Supply Chain from February 2020 to June 2020 and served as Senior Vice President, Supply Chain from October 2018 to February 2020 and as Vice President, Inventory Management from February 2017 to October 2018. Prior to joining the Company, Mr. Clark held merchandising roles of increasing responsibility at DSW, Inc., a retailer of shoes and fashion accessories, most recently as Vice President, Merchandise Analysis & Operations from September 2016 to February 2017.

Alice G. Givens, 52, has been our Senior Vice President, Chief Legal, Ethics and Compliance Officer and Corporate Secretary since October 2022 and, prior to that, was Senior Vice President, Chief Legal Officer and Corporate Secretary from September 2020 to October 2022. Prior to joining the Company, Ms. Givens was Senior Vice President, General Counsel, Chief Compliance Officer and Secretary of Ruth’s Hospitality Group, Inc. (“RHGI”), a fine dining restaurant company, from 2019 to 2020 and Vice President, General Counsel, Chief Compliance Officer & Secretary of RHGI from 2016 to 2019. From 2007 to 2016, Ms. Givens served as a legal officer at J. Crew Group, Inc., an omnichannel retailer of apparel, shoes, and accessories, where she most recently was Vice President and Associate General Counsel from 2012 to 2016.

Kristian B. Lesher, 54, has been our Senior Vice President and Chief Technology Officer since January 2023. Prior to joining the Company, Mr. Lesher served as Vice President, Customer Facing Technologies, of Advance Auto Parts, Inc., an automotive aftermarket parts provider, from May 2015 until January 2023, and as Director of eCommerce Systems and Enterprise Services from April 2009 until May 2015.

Robert L. Madore, 59, has been our Executive Vice President and Chief Financial Officer since July 2023. Prior to his appointment, Mr. Madore served as Interim Chief Financial Officer of F45 Training Holdings, Inc., a global fitness franchisor, from February 2023 to July 2023. Prior to joining F45, Mr. Madore was the Chief Financial Officer of Cronos Group from 2021-2022 and EVP and Chief Financial Officer of American Eagle Outfitters, Inc. from 2016-2020. From 2004 until 2016, Mr. Madore was with Ralph Lauren Corporation, including as Chief Financial Officer from 2015-2016, SVP Corporate Finance from 2011-2014, and Chief Financial Officer/SVP of Operations of Ralph Lauren Retail Group from 2004-2011. Mr. Madore is a Certified Public Accountant.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our compensation philosophy is to maintain effective compensation programs that are as practical and flexible as possible and permit us to make responsive adjustments to changing market conditions and other internal and external factors. We strive to provide our executives with compensation that is competitive within our industry. In doing so, we seek to attract and retain the key associates necessary to achieve the continued growth and success of our business while remaining mindful of our desire to control costs. Further, it is our intent to align executive officer pay with stockholders’ interests, recognize individual accomplishments, align executive management behind common objectives and strike a balance between risk and reward in designing our executive compensation programs.

The Compensation Committee of the Board is responsible for implementing and administering our executive compensation plans and programs. In that role, the Compensation Committee reviews our executive officer compensation program every year to review the appropriateness, rationale, and continued viability of our compensation philosophies, including the extent to which our programs might encourage associates to take unnecessary or excessive risks that could result in material adverse risk to the Company.

Compensation Governance Features

We believe the following practices and policies promote sound compensation governance and are in the best interests of our stockholders and executives:

Compensation Governance Features
WHAT WE DO	WHAT WE DON’T DO

✓   Balance of short-term and long-term incentives

✓   Have a substantial portion of executive compensation at risk and tied to enhanced stockholder value

✓   Establish different performance measures used for short-term and long-term incentive programs

✓   Utilize robust share ownership guidelines

✓   Have clawback provisions incorporated into incentive compensation

✓   Conduct annual Say-on-Pay votes

✓   Require a double trigger for the payment of most change-in-control benefits

   No payout of short-term or long-term awards greater than 200% of target

   No long-term or indefinite employment agreements

   No hedging or pledging of shares as collateral

   No excessive perquisites

   No issuance of excessive equity compensation that would dilute stockholder value

   No excessive change-in-control severance benefits

2023 Say On Pay Results

Our Compensation Committee and Board are very interested in the ideas and any concerns of our stockholders regarding executive compensation. An advisory vote on executive compensation was presented to our stockholders at last year’s Annual Meeting of Stockholders and was approved by 88% of votes cast by

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stockholders. As our compensation programs continue to evolve, we will continue to seek input from our stockholders and reflet that in the structure of our compensation programs.

What Guides Our Program

Compensation Philosophy & Objectives

Our executive compensation program is designed to:

✓   Link pay to performance

✓   Attract, develop, and retain an experienced and highly qualified executive officer team

✓   Encourage long-term commitment and align the interests of executive officers with those of our stockholders, customers, and other stakeholders by placing a substantial portion of pay at risk through performance goals that, if achieved, are expected to increase total stockholder return and enhance customer service

✓   Motivate and reward superior performance that supports our business and strategic plans and contributes to the long-term success of the Company

✓   Promote internal pay equity

✓   Reinforce our core values of thinking like our customers, acting like owners, succeeding as a team, expecting continuous improvement, and acting with integrity

In determining the compensation of our executive officers, the Compensation Committee evaluates total overall compensation, as well as the mix of salary, cash bonus incentives, equity incentives and other components, using a number of factors including the following:

●	our financial and operating performance, measured by attainment of strategic objectives and operating results;
●	the duties, responsibilities, and performance of each executive officer, including the achievements of the areas of our operations for which the executive officer is personally responsible and accountable;
●	historical cash and equity compensation levels; and
●	compensation competitiveness, internal equity factors and retention considerations.

Elements of Pay

The Company’s compensation philosophy is supported by the following principal elements of pay:

Pay Element	How Paid	What It Does
Base Salary	Cash (Fixed)	Provides a competitive rate relative to comparable jobs at similar companies and enables the Company to attract and retain critical executive talent.
Annual Cash Incentive Awards	Cash (Variable)	Rewards individuals for performance if they attain pre-established financial and strategic targets that are set by the Compensation Committee at the beginning of the year.
Long-Term Incentive Awards	Equity (Variable)	Promotes a balanced focus on driving performance, retaining talent, and aligning the interests of the Company’s executives with those of its stockholders.

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Pay Mix

Our compensation program utilizes a mix of compensation elements, including base salary, short-term incentives, and long-term incentives.

The Decision-Making Process

The Role of the Compensation Committee. Details of the Compensation Committee’s authority and responsibilities are specified in its charter, a copy of which is available on our investor relations page of our website at: https://investors.llflooring.com/committee-charters.

The Role of the Independent Compensation Consultant. The Compensation Committee has engaged Pearl Meyer as its independent compensation consultant. The Compensation Committee relies on Pearl Meyer for input on pay philosophy, current market trends, regulatory considerations, selection of the peer group, competitive market analysis and incentive plan design. Additionally, Pearl Meyer provides information about market trends in director pay practices and advises the Nominating and Corporate Governance Committee and the Board on director compensation program pay level and design.

The Compensation Committee, after considering the SEC and NYSE standards, including the six factors set forth in Section 10C-1(b)(4)(i) through (vi) under the Exchange Act, and other factors, determined that Pearl Meyer was independent and that its engagement did not present any conflicts of interest. Pearl Meyer also determined that it was independent and free from conflict with respect to the engagement and confirmed this in a written statement delivered to the Chairperson of the Compensation Committee.

Pearl Meyer reports directly to the Compensation Committee on all work assigned by the Compensation Committee. Pearl Meyer also interacts with management when necessary and appropriate to carry out its assignments. Pearl Meyer, in its discretion, from time to time, seeks confirmation from management regarding the accuracy of information that is included in materials presented to the Compensation Committee.

Peer Group

The Compensation Committee may engage Pearl Meyer to review and assess the Company’s executive officer compensation program for purposes of assessing compensation components and levels for the following year. A review of the compensation peer group was conducted in the fall of 2022 to develop the 2023 peer group. This

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review focused on the composition of the peer group relative to the Company in terms of industry sector, revenues, market capitalization, growth and profitability. The review also considered overlap between the Company’s peer group and the peer groups selected by proxy advisory firms. Pearl Meyer recommended the addition of two new companies to the peer group. As a result, the Committee determined American Woodmark Corporation and Tile Shop Holdings, Inc. be added. The following is a list of companies included in the peer group used for 2023 compensation decisions:

2023 Peer Group Companies
American Woodmark Corporation	Kirklands, Inc.
Big 5 Sporting Goods Corporation	Monro, Inc.
Citi Trends, Inc.	Purple Innovation, Inc.
Conn’s, Inc.	Shoe Carnival, Inc.
Ethan Allen Interiors Inc.	Sleep Number Corporation
Floor & Décor Holdings, Inc.	The Container Store Group, Inc.
Haverty Furniture Companies, Inc.	Tile Shop Holdings, Inc.
Hibbett Sports, Inc.	Zumiez Inc.
La-Z-Boy Incorporated

2023 Executive Compensation Program in Detail

Base Salary

Base salary levels for our named executive officers are reviewed each year and adjusted based upon a variety of factors including the named executive officer’s tenure with us, scope of responsibility and influence on our operations, individual performance and accomplishments, internal equity, experience, and changes in the competitive marketplace, as well as the economic environment and expense considerations. The factors impacting base salary levels are not independently assigned specific weights.

The following table outlines the base salary adjustments provided to our named executive officers for 2023:

NEO	2022 Base Salary	2023 Base Salary	% Increase
Charles E. Tyson	$772,500	$772,500	0%
Robert L. Madore (1)	Not applicable	$650,000	N/A
Alice G. Givens	$409,234	$450,157	10.0%
Matthew T. Argano	$372,393	$409,632	10.0%
Douglas S. Clark, Jr.	$370,594	$409,540	10.5%

(1)

Mr. Madore was appointed our EVP, Chief Financial Officer as of July 10, 2023. Terry Blanchard is a Named Executive Officer for 2023 and served as our Interim Chief Financial Officer from March 13, 2023, until July 10, 2023, pursuant to a Services Agreement that the Company entered into with Randstad Professionals US, LLC d/b/a Tatum. Payments under this agreement are reported in the Summary Compensation Table below. Mr. Blanchard did not participate in the Company’s Annual Cash Bonus Awards or Long-Term Equity Incentive Plan Awards.

Annual Cash Bonus Awards

In 2023, our named executive officers had the opportunity to earn an annual cash bonus award under our Annual

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Bonus Plan for Executive Management (the “Bonus Plan”). The amounts payable under the Bonus Plan are expressed as a percentage of annual base salary for each participant (the “Target Bonus”). The Target Bonuses are reviewed annually and vary among the Bonus Plan participants based upon, among other things, their responsibilities, ability to influence operations and performance, internal equity considerations, and position. Historically, the maximum potential annual cash bonus award that the executive officers could achieve was 200% of target and the amount of the bonus payable at the threshold level of performance was 50%. Results below threshold result in no cash bonus paid.

For the 2023 Bonus Plan, the Compensation Committee reduced the payout levels under the Bonus Plan to make the Bonus Plan more affordable in light of the business challenges in 2023. As a result, the maximum potential annual cash bonus award that the executive officers could achieve was 100% of target and the amount of the bonus payable at the threshold level of performance was 25%. Results below threshold result in no cash bonus paid. Named executive officers that were hired during the year had the opportunity to earn a prorated bonus under the Bonus Plan based upon the duration of their service during the year.

For the 2023 Bonus Plan, the Compensation Committee also determined that it would not use Adjusted Operating Income as a metric in 2023 given the economic uncertainty and instead added Gross Margin Rate as a metric related to profitability. The 2023 Bonus Plan approved by the Compensation Committee was based 50% on Net Sales, 30% on Adjusted Gross Margin and 20% on a strategic goal related to deployment and utilization of a customer relationship management system (the “Strategic Goal”). Achievement of the Strategic Goal required that the Company (a) execute the four-stage deployment schedule launching customer relationship management capabilities to all store associates in August 2023, and (b) achieve 100% utilization of 1:1 activities/opportunities ratio by 80% of the stores by the end of 2023. Achievement of the Strategic Goal required both of these outcomes.

The performance goals for the 2023 Bonus Plan were as follows:

	Net Sales (in ‘000) 50%	Adjusted Gross Margin (%)(1) 30%	Strategic Goal 20%	Percent Target Bonus Awarded for Associates Eligible for Maximum Payout(2)

	Less than $1,017,450	Less than 38.10%	See above	0%

Threshold	$1,017,450	38.10%	Achieved	25%

Target	$1,071,000	38.60%	Achieved	50%

Maximum	$1,285,200	39.10%	Achieved	100%

Actual Performance Achieved & % of Target Payout Earned	$904,746	37.5%	Achieved	10%

(1)

Adjusted Gross Margin is a non-GAAP financial measure. For discussion and reconciliation of Adjusted Gross Margin to Gross Margin, the most comparable GAAP measure, please see Item 7 of the Form 10-K filed with the SEC on March 1, 2024.

(2)	Payouts for performance between Threshold and Target or Target and Maximum are calculated using straight-line interpolation.

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The following table provides the amount of the award under the Bonus Plan for each named executive officer:

NEO	Target Award Opportunity (as a % of Base Salary)	Actual Award Earned
		As a % of Target Bonus	$ Value
Charles E. Tyson	100%	10%	$77,250
Robert L. Madore	80%	10%	$26,000(1)
Alice G. Givens	60%	10%	$27,009
Matthew T. Argano	60%	10%	$24,578
Douglas S. Clark, Jr.	60%	10%	$24,571
(1)	Mr. Madore’s Bonus was prorated to his date of hire in July 2024.

Long-Term Equity Incentive Awards

The long-term component of our compensation program consists of equity awards. We intend equity awards to be a meaningful portion of our named executive officers’ total compensation in order to align their interests with our long-term growth and the creation of stockholder value as well as to promote retention of our executive team.

Historically, we issued annual equity awards using a mix of 50% performance-based restricted stock, 25% time-based restricted stock (which vest ratably over four years), and 25% stock options (which vest ratably over four years). In 2022, Pearl Meyer conducted an analysis of the market practices among the Company’s peer group with respect to short- and long-term incentive plan practices. For the long-term incentive plan, they noted that a vesting period of three years and a mix of time-based restricted stock and performance-based restricted stock was most prevalent.

As a result of this benchmarking, in March 2023 the Committee issued annual equity awards using a mix of 50% performance-based restricted stock and 50% time-based restricted stock (which vest ratably over three years).

The performance-based restricted stock granted historically vested based on obtaining an adjusted EBITDA goal. For the 2023 performance-based restricted stock grant, the Committee determined it would use a three-year relative total shareholder return (“rTSR”) compared to the S&P 600 Retailing Industry Group as the performance measure. This decision was based on the economic uncertainty, headwinds from customs issues related to vinyl flooring and challenges with historic plan performance.

For the 2023 performance-based restricted stock grant, none of these shares will vest unless the rTSR performance objectives are achieved at threshold, with payouts of 25% and 200% of target, for relative performance at the 25th and 75th percentiles, respectively. Any awards earned at the end of the three-year performance period will be paid at that time.

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2023 Target Long-Term Incentive Award Grants

The table below shows the target annual long-term incentive award values granted for fiscal 2023 for each of the named executive officers:

NEO	Performance-Based Restricted Stock	Time-Based Restricted Stock	Total Value
Charles E. Tyson	$500,000	$500,000	$1,000,000
Robert L. Madore	$175,000	$425,000	$600,000
Alice G. Givens	$175,000	$175,000	$350,000
Matthew T. Argano	$175,000	$175,000	$350,000
Douglas S. Clark, Jr.	$200,000	$150,000	$350,000

2021-2023 Long-Term Incentive Awards

In February 2021, the Company granted a performance-based restricted stock award that would vest based on obtaining an adjusted EBITDA goal over a three-year performance period from January 1, 2021 through December 31, 2023. None of these shares of performance-based restricted stock would vest unless the performance objectives were achieved at threshold or above. Actual performance over the three-year performance period ending December 31, 2023 was below threshold; therefore, none of these awards were earned or vested.

Performance Metric	Threshold (000s)	Target (000s)	Maximum (000s)	Actual (000s)	% of Target Payout Earned
Adjusted EBITDA*	$234,850	$293,563	$352,275	$44,000	0%

* Adjusted EBITDA is a non-GAAP measure equal to net (loss) income before interest expense, income tax (benefit) expense, depreciation and amortization, as further adjusted to exclude the effect of antidumping and countervailing adjustments, (recovery) accrual for legal matters and settlements, legal and professional fees, and goodwill impairment charges.

Other Practices, Policies & Guidelines

Stock Ownership Guidelines

We have a stock ownership guidelines policy (the “Ownership Requirements”) for our non-employee directors and certain of our executive officers (as designated by the Board) in order to align the financial interests of such executive officers and non-employee directors with those of the Company’s stockholders and to further promote the Company’s commitment to sound corporate governance. The stock ownership requirements are as follows:

Position	Value of Shares
Chief Executive Officer	5 times base salary
Chief Financial Officer	2 times base salary
Other Executive Officers	1 times base salary
Non-Employee Directors	5 times annual board cash retainer (Exclusive of committee compensation, but inclusive of supplemental base retainer for the Board Chairperson)

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The participants in the Ownership Requirements are expected to meet the applicable requirement no more than five years after first becoming subject to them and are expected to continuously own sufficient shares to meet the applicable requirement once attained. In the past five years, with the exception of one transaction in 2001, no current director or executive officer has sold any common stock of the Company and three directors have made open market purchases of additional shares of common stock. Due to a decline in the value of the Company’s stock, none of our executive officers and directors, except for Mr. Roper, were in compliance with the holding requirements in the Ownership Requirements as of December 31, 2023. As a result, the Ownership Requirements provide that each such officer and director is prohibited from selling any common stock of the Company.

Stock that may be considered in determining compliance with the Ownership Requirements includes:

•

Shares owned directly by the participant or indirectly by the participant through (i) his or her immediate family members (as defined in the Ownership Requirements) residing in the same household or (ii) trusts for the benefit of the participant or his or her immediate family members;

•	Vested shares of restricted stock held by the participant; and
•	Shares held pursuant to the LL Flooring Holdings, Inc. Outside Director Deferral Plan (i.e., deferred stock units).

The Compensation Committee is responsible for monitoring the application of the Ownership Requirements as it pertains to our executive officers, and the Nominating and Corporate Governance Committee is responsible for monitoring the application of the Ownership Requirements as it pertains to our non-employee directors.

Clawback Provisions

In 2023 we updated our policy for the recovery of erroneously awarded compensation to add requirements for the mandatory clawback of incentive compensation following an accounting restatement, as required by NYSE listing standards. The policy applies to current and former executive officers of the Company, including the named executive officers. In the event the Company is required to prepare an accounting restatement to correct material noncompliance with any financial reporting requirement under U.S. federal securities laws, it is the Company’s policy to recovery erroneously awarded incentive-based compensation received by its executive officers, with certain limited exceptions permitted under the NYSE listing standards. The recovery of such compensation applies regardless of whether an executive officer engaged in misconduct or otherwise caused or contributed to the requirement for a restatement.

We have also retained discretion in our equity incentive award agreements to recover, as deemed appropriate and to the extent permitted by law, any equity incentive compensation awarded to or received by an employee if as a result of material non-compliance with any financial information required to be reported under securities laws, the Company is required to prepare a restatement of its financial statements. This provision applies to the proceeds of all or a portion of the equity awarded within the three fiscal year-period preceding the date of such restatement. The forfeited or repayment amount shall equal the difference between the Restricted Stock awarded to the employee and the amount, if any, that would have been granted based on the restated financial statements. The Compensation Committee shall determine and approve the amount of such forfeited or repayment amount. Repayment required under the equity award agreements shall be enforced by the Board or its delegate, in the manner the Board or its delegate determines to be appropriate.

Prohibition on Pledging or Hedging Company Stock

Our Insider Trading Policy provides that no insider may pledge the Company’s securities or hold the Company’s securities in a margined account. Further, our policy prohibits our insiders and associates from buying or selling options, warrants, puts, and calls or similar instruments on the Company’s securities, selling the Company’s

55

securities short or entering into hedging or monetization transactions or similar arrangements with respect to the Company’s securities. For purposes of our Insider Trading Policy, a copy of which can be found on our website, insiders include, among others, our officers and directors.

Retirement, Deferred Compensation and Pension Plans

Our executive officers who are eligible may participate at their election in our 401(k)-retirement savings plan that provides all associates with an opportunity to contribute up to 50% of their eligible compensation, subject to Internal Revenue Service limitations, to the plan on a tax-deferred basis to be invested in specified investment options and distributed upon their retirement. In addition, a Roth feature allows all associates to contribute up to 50% of their eligible compensation on an after-tax basis. Consistent with the 401(k) plan, we match 100% of the first 3% of employee contributions and 50% of the next 2% of employee contributions. This matching contribution is allocated to both traditional 401(k) deferrals and Roth contributions. Associates are immediately 100% vested in the Company’s matching contributions. In 2022, each of the named executive officers contributed to the 401(k) plan and received matching contributions consistent with our Company-wide program described above.

Severance Agreements

We have entered into Severance Agreements with each of the named executive officers, as well as other members of the executive team. The Severance Agreements provide for a fixed term and certain severance payments and benefits to these executives upon termination of their employment under defined circumstances, including in connection with a change-in-control. In addition, in connection with the execution of the Severance Agreements, the Company and each of these executives entered into Confidentiality, Non-Solicitation and Non-Competition Agreements (the “Non-Compete Agreements”). For further discussion of the Severance Agreements, see the “Potential Payments Upon Termination or Change of Control” herein.

Tax Deductibility Under Section 162(m)

Section 162(m) of the Internal Revenue Code generally sets a limit of $1 million on the amount of compensation that we may deduct for federal income tax purposes in any given year with respect to the compensation of each of our named executive officers. Effective for the years beginning on or after January 1, 2018, there is no exception under Section 162(m) for qualified performance-based compensation.

We will continue to consider the impact of the deduction limit under Section 162(m) when developing and implementing our executive compensation programs, but we believe the primary purpose of our executive compensation arrangements is to support our business strategy and the long-term interests of our stockholders. Therefore, we believe it is important that we maintain the flexibility to award compensation that may not be tax deductible to promote our various corporate goals.

Compensation Committee Interlocks and Insider Participation

During the 2023 fiscal year, the members of the Compensation Committee were David A. Levin, Terri Funk Graham, Ashish Parmar, and Famous P. Rhodes. None of the members of our Compensation Committee will be or has ever been one of our officers or associates. None of our executive officers serves or has served as a member of the Board or Compensation Committee, or similar committee performing equivalent functions, of any other company whose executive officer(s) served as a member of our Board or our Compensation Committee.

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Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based upon that review and discussion, the Compensation Committee recommends to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement, for filing with the Securities and Exchange Commission.

COMPENSATION COMMITTEE

David A. Levin, Chairperson

Terri Funk Graham

Ashish Parmar

Famous P. Rhodes

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ANNUAL COMPENSATION OF NAMED EXECUTIVE OFFICERS

Summary Compensation Table

The following table and descriptions set forth information concerning compensation paid to or earned by the president and chief executive officer, the chief financial officer, and the three other most highly compensated individuals who were serving as our executive officers at the end of the 2023 fiscal year, and one individual who served as Interim Chief Financial Officer for a portion of the 2023 fiscal year. We refer to these individuals throughout this Proxy Statement as our “Named Executive Officers.”

Name and Principal Occupation	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total
Charles E. Tyson(3) President & Chief Executive Officer	2023 2022 2021	772,500 767,740 740,385	- - -	1,000,000 749,985 749,973	0 249,994 249,987	77,250 245,614 407,107	26,692 25,709 26,636	1,876,443 2,039,043 2,174,088
Robert L. Madore(4) Chief Financial Officer	2023	300,000	266,099	600,000	0	26,000	30	1,192,129
Alice G. Givens(5) Chief Legal, Ethics & Compliance Officer and Corporate Secretary	2023 2022 2021	441,500 406,306 393,396	- - -	350,000 243,739 224,973	0 81,247 74,999	27,009 65,057 107,312	17,549 22,200 178,420	836,058 818,549 979,100
Matthew T. Argano(6) Chief Human Resources Officer	2023 2022 2021	401,755 369,729 357,915	0 60,000 -	350,000 224,969 149,990	0 74,993 50,000	24,578 59,201 97,651	22,706 16,958 43,315	799,038 805,849 698,872
Douglas S. Clark, Jr.(7) SVP, Merchandising & Supply Chain	2023 2022 2021	401,277 368,311 357,915	0 60,000 -	350,000 149,985 124,980	0 49,995 124,993	24,571 58,915 97,651	4,835 12,802 11,786	780,683 700,008 717,326
Terry F. Blanchard(8) Former Interim Chief Financial Officer	2023	317,355	-	-	-	-	26,886	344,241

(1)

The amounts in this column reflect the aggregate grant date fair value of stock or option awards, as applicable, granted during the year computed in accordance with ASC 718, Compensation-Stock Compensation. For a discussion of the assumptions relating to these valuations, see Note 7 – Stock-Based Compensation to our audited financial statements included in Item 8 of the Form 10-K filed with the SEC on March 1, 2024. The amounts for the performance-based restricted stock included in the stock awards column reflect the grant date fair value computed in accordance with FASB ASC Topic 718 based upon the probable outcome of the performance conditions as of the grant date. Assuming the highest level of performance achievement as of the grant date, the aggregate grant date fair value of the performance-based restricted stock granted in 2023 would have been: Mr. Tyson — $1,000,000; Mr. Madore — $350,000; Ms. Givens — $350,000; Dr. Argano — $350,000; and Mr. Clark — $350,000.

(2)

The amounts in the column reflect annual cash bonus awards through our non-equity incentive plan, referred to as our “Bonus Plan,” earned in the year noted but typically paid in the first quarter of the following year.

(3)

All other compensation in 2023 includes $188 in identity theft insurance premiums, $13,305 in financial planning and tax assistance (which includes $4,005 in gross-up), and $13,200 in matching contributions to our 401(k) plan.

(4)

Mr. Madore joined the Company effective July 10, 2023. All other compensation in 2023 includes $30 in identity theft insurance premiums. The amount listed in the bonus column represents a sign-on bonus of $150,000 and a one-time cash bonus of $75,000 net of taxes to support initial commuting expenses paid to Mr. Madore pursuant to his offer letter in June 2023.

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(5)

All other compensation in 2023 includes $112 in identity theft insurance premiums, $4,237 in financial planning and tax assistance (which includes $1,237 in gross-up), and $13,200 in matching contributions to our 401(k) plan.

(6)

All other compensation in 2023 includes $189 in identity theft insurance premiums, $9,317 in financial planning and tax assistance (which includes $2,942 in gross-up), and $13,200 in matching contributions to our 401(k) plan.

(7)

All other compensation in 2023 includes $189 in identity theft insurance premiums, $850 in financial planning and tax assistance (which includes $250 in gross-up), and $3,796 in matching contributions to our 401(k) plan.

(8)

Mr. Blanchard served as Interim Chief Financial Officer from March 13, 2023, until July 10, 2023. Pursuant to a Services Agreement, the Company paid hourly professional fees for the services provided by Mr. Blanchard to Randstad Professionals US, LLC d/b/a Tatum. The amount shown in the salary column represents these payments for hourly fees. The amount shown in the all other compensation column represents travel, meals and lodging reimbursements paid to Tatum for Mr. Blanchard’s service as Interim Chief Financial Officer.

Grants of Plan-Based Awards

The following table provides information on grants of plan-based awards made to our named executive officers during the 2023 fiscal year:

		Award Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(4)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
Name/Award Type	Grant Date		Threshold ($)(2)	Target ($)	Maximum ($)(3)	Threshold (#)	Target (#)	Maximum (#)

Charles E. Tyson
Annual Bonus			193,125	386,250	772,500
Restricted Stock	5/10/23	5/10/23							151,515 (5)	500,000
Perf Rest Stock	5/10/23	5/10/23				56,180	112,359	224,718		500,000
Robert L. Madore
Annual Bonus			130,000	260,000	520,000
Restricted Stock	8/11/23	7/12/23							110,103 (5)	425,000
Perf Rest Stock	8/11/23	7/12/23				19,663	39,325	78,650		175,000
Alice G. Givens
Annual Bonus			67,524	135,047	270,094
Restricted Stock	5/10/23	5/10/23							53,030 (5)	175,000
Perf Rest Stock	5/10/23	5/10/23				19,663	39,325	78,650		175,000
Matthew T. Argano
Annual Bonus			61,445	122,980	245,779
Restricted Stock	5/10/23	5/10/23							53,030 (5)	175,000
Perf Rest Stock	5/10/23	5/10/23				19,663	39,325	78,650		175,000
Douglas S. Clark, Jr.
Annual Bonus			61,426	122,853	245,705
Restricted Stock	3/14/23	3/14/23							45,454 (5)	175,000
Perf Rest Stock	3/14/23	3/14/23				19,663	39,663	78,650		175,000
Terry F. Blanchard			-	-	-	-	-	-	-	-

(1)

These amounts reflect the potential range of payments for 2023 under the Bonus Plan. The Compensation Committee reduced the payout percentage to 50% if the target metrics were achieved, rather than 100%. As a result, the maximum potential annual cash bonus award that the executive officers could achieve was 100% of target and the amount of the bonus payable at the threshold level of performance was 25%. The actual payments are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

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(2)

The amounts reflect a range of the number of shares of performance-based restricted stock that vest, if at all, based on achievement of performance targets with a three-year performance period with any shares earned vesting three years from the date of grant. The amounts under Threshold reflect the threshold award under the restricted stock awards, which are 50% of the target amount. The amounts under Maximum reflect the greatest potential award under the restricted stock awards, which are 200% of the target amount. The Compensation Committee will determine the performance against pre-established targets to determine payout of performance stock awards, if any, at the end of the vesting period.

(3)	The grants provided for vesting in equal amounts on each of May 10, 2024, March 14, 2025, and March 14, 2026.
(4)	The grant provided for vesting in equal amounts on each of the first three-year anniversary dates following the date of grant of August 11, 2023.
(5)	The grant provided for vesting in equal amounts on each of the first three-year anniversary dates following the date of grant of March 14, 2023.
(6)

The amounts in this column reflect the aggregate grant date fair value of awards granted in 2023 computed in accordance with FASB ASC Topic 718. Stock awards granted on May 10, 2023, had a grant date fair value of $3.30 per share. For a discussion of the assumptions relating to these valuations, see Note 7 – Stock Based Compensation to our audited financial statements included in Item 8 of the Form 10-K filed with the SEC on March 1, 2024. The amount included with respect to the performance-based restricted stock is based on the grant date fair value assuming target level of performance.

Outstanding Equity Awards at Fiscal Year-End 2023

The following table sets forth the outstanding equity awards as of the end of the 2023 fiscal year for each of our named executive officers:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercisable Options Unexercised (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)*	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have Not Vested ($)*

Charles E. Tyson	98,328	-	19.49	8/3/2028
	13,447(1)	4,483(1)	9.80	2/28/2030
	20,707(2)	6,903(2)	10.00	6/1/2030
	9,398(3)	9,398(3)	23.55	3/5/2031
	7,335(4)	22,007(4)	15.72	3/9/2032
					2,232(1)	8,705
					3,438(2)	13,408
					5,308(3)	20,701
					11,928(4)	46,519	31,806(6)	124,043
					151,515(5)	590,909	112,359(7)	438,200
Robert L. Madore					110,103(8)	429,402	39,325(7)	153,368

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	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercisable Options Unexercised (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)*	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have Not Vested ($)*

Alice G. Givens	5,974(9)	1,992(9)	28.16	11/4/2030

	2,819(3)	2,820(3)	23.55	3/5/2031

	2,384(4)	7,152(4)	15.72	3/9/2032

					1,110(10)	4,329

					1,592 (3)	6,209

					3,876 (4)	15,116	10,337 (6)	40,314
					53,030 (5)	206,817	39,325 (7)	153,368
Matthew T. Argano	7,897(11)	2,633	21.30	8/7/2030
	1,879 (3)	1,880	23.55	3/5/2031
	2,200 (4)	6,602	15.72	3/9/2032
					1,467(11)	16,489
					1,062 (3)	4,142
					3,578 (4)	13,954	9,541 (6)	37,210
					53,030 (5)	206,817	39,325 (7)	153,368

Douglas S. Clark, Jr.	4,315(12)	-	17.39	2/24/2027
	1,158(13)	-	23.31	3/2/2028
	3,227 (1)	1,076	9.80	2/28/2030
	3,159(11)	1,053	21.30	8/7/2030
	4,698 (3)	4,700	23.55	3/5/2031
	1,467 (4)	4,401	15.72	3/9/2032
					536 (1)	2,090
					587(11)	2,289
					2,654 (3)	10,351
					2,385 (4)	9,302	6,361(9)	24,808
					45,454(14)	177,271	39,325(7)	153,368
Terry F. Blanchard	-	-	-	-	-	-	-	-

* The value listed is based on the closing price of the Company’s stock of $3.90 on December 29, 2023, the last trading day of the year.

(1)	The grants provided for vesting in equal amounts on the first four anniversary dates following the date of grant of February 28, 2020.
(2)	The grants provided for vesting in equal amounts on the first four anniversary dates following the date of grant of June 1, 2020.
(3)	The grants provided for vesting in equal amounts on the first four anniversary dates following the date of grant of March 5, 2021.
(4)	The grants provided for vesting in equal amounts on the first four anniversary dates following the date of grant of March 9, 2022.
(5)	The grants provided for vesting in equal amounts on each of May 10, 2024, March 14, 2025, and March 14, 2026.

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(6)

The grants are performance-based grants that, subject to meeting the applicable three-year performance targets set forth in the grant agreement, 100% of which will vest on the third anniversary of the grant date of March 9, 2022. Amounts presented assume target level performance.

(7)

The grants are performance-based grants that, subject to meeting the applicable three-year performance targets set forth in the grant agreement, 100% of which will vest on March 14, 2026. Amounts presented assume target level performance.

(8)	The grants provided for vesting in equal amounts on the first three anniversary dates following the date of grant of August 11, 2023.
(9)	The grants provided for vesting in equal amounts on the first four anniversary dates following the date of grant of November 11, 2019.
(10)	The grants provided for vesting in equal amounts on the first four anniversary dates following the date of grant of November 4, 2020.
(11)	The grants provided for vesting in equal amounts on the first four anniversary dates following the date of grant of August 7, 2020.
(12)	The grants provided for vesting in equal amounts on the first four anniversary dates following the date of grant of February 24, 2017.
(13)	The grants provided for vesting in equal amounts on the first four anniversary dates following the date of grant of March 2, 2018.
(14)	The grants provided for vesting in equal amounts on the first three anniversary dates following the date of grant of March 14, 2023.

Option Exercises and Stock Vested for 2023

The following table provides information concerning the exercises of stock options and the vesting of restricted stock during the fiscal year 2023 on an aggregated basis for each of our named executive officers:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Charles E. Tyson	-	-	16,010	$67,349

Robert L. Madore	-	-	-	-

Alice G. Givens	-	-	3,198	$12,506

Matthew T. Argano	-	-	3,190	$12,127

Douglas S. Clark, Jr.	-	-	6,780	$26,242

Terry F. Blanchard	-	-	-	-

Potential Payments Upon Termination or Change of Control

We have agreed to provide payments or other benefits to our named executive officers (other than Mr. Blanchard) under certain scenarios related to a termination of employment. This section describes those payments and benefits and events that trigger them. Because Mr. Blanchard was not an employee of the Company and departed on July 10, 2023, he is not included in the discussion below.

Severance Agreements with Charles E. Tyson, Robert L. Madore, Alice G. Givens, Matthew T. Argano and Douglas S. Clark, Jr. We have entered into Severance Agreements with Messrs. Tyson, Madore, Clark, Dr. Argano and Ms. Givens. However, as previously disclosed on the Company’s Form 8-K, filed April 30, 2024, Dr. Argano has tendered his resignation, effective May 10, 2024. Under the terms of the Severance Agreements, if we terminate

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the executive’s employment other than for cause, death, or disability, or the executive terminates employment for good reason, in either case during the term of the Severance Agreement not in a change-in-control, the executive will be entitled to the following:

(i)	continuation of the executive’s annualized base salary upon termination for twenty-four (24) months in the case of Mr. Tyson and twelve (12) months for the other executives;

(ii)	any accrued and unpaid bonus for any prior completed fiscal year in a single lump sum on the date the bonus would have been paid to the executive had the executive continued employment;

(iii)	the pro-rated target bonus for the year of termination paid in a single lump sum on the date the bonus is typically paid; and

(iv)	continued medical insurance coverage for the executive and dependents for twenty-four (24) months in the case of Mr. Tyson and twelve (12) months for the other executives following termination.

Under the terms of the Severance Agreements, if we terminate the executive’s employment other than for cause, death or disability, or the executive terminates employment for good reason inside a change-in-control period and the relevant change-in-control occurs, the executive will be entitled to the following:

(i)	Continuation of the executive’s annualized base salary and target bonus upon termination for twenty-four (24) months in the case of Mr. Tyson and eighteen (18) months for the other executives;

(ii)	any accrued and unpaid bonus for any prior completed fiscal year in a single lump sum on the date the bonus would have been paid to the executive had the executive continued employment;

(iii)	the pro-rated target bonus for the year of termination paid in a single lump sum on the date the bonus is typically paid;

(iv)	continued medical insurance coverage for the executive and dependents for twenty-four (24) months in the case of Mr. Tyson and eighteen (18) months for the other executives following termination; and

(v)

accelerated vesting of all outstanding and unvested stock options, stock appreciation rights, restricted stock, restricted stock units, performance-based awards (at target) and other equity awards, and such stock options and stock appreciation rights shall remain outstanding and exercisable until the earlier of (A) the original expiration date or (B) the one-year anniversary following termination.

As a condition to the receipt of any compensation and other benefits under the Severance Agreements, the executive is required to enter into a confidential waiver and release agreement. Any breach by the executive of the terms of the executive’s Non-Compete Agreement will constitute a material breach of the Severance Agreement, resulting in the waiver or forfeiture of all rights to future payments and benefits under the Severance Agreement and the requirement that the executive reimburse us for any compensation and benefits previously received by the executive under the Severance Agreement.

The term of the Severance Agreements will automatically renew for successive one-year periods unless notice of non-renewal is given at least ninety (90) days prior by either party to the other; provided, however, that the Severance Agreements will be extended automatically during any change-in-control period.

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The following table shows the value to our named executive officers of benefits provided assuming termination not in a change-in-control period as of December 31, 2023 (or, if inside a change-in-control period, where the change-in-control is not consummated).

Name	Cash Severance ($)(1)	Health and Welfare Benefits ($)	Benefit Policy ($)(2)	Total Value of Benefits Provided Upon Termination Outside a Change of Control ($)
Charles E. Tyson	2,317,500	18,785	74,278	2,410,563
Robert L. Madore	1,170,000	9,069	62,500	1,241,569
Alice G. Givens	720,251	4,785	43,284	768,320
Matthew T. Argano	655,411	16,851	39,388	711,650
Douglas S. Clark, Jr.	655,214	4,785	39,376	699,376

(1)

Represents (i) annualized base salary as of the date of termination in the form of salary continuation for twenty-four (24) months in the case of Mr. Tyson and twelve (12) months the case of Mr. Madore, Ms. Givens, Dr. Argano or Mr. Clark, beginning on the date of termination, (ii) any accrued and unpaid bonus for any prior completed fiscal year in a single lump sum on the date the bonus would have been paid to the executive had the executive continued employment and (iii) the target bonus for the year the executive’s employment is terminated (prorated based on the number of days the executive remained employed with us during the year of termination) in a single lump sum on the date the bonus would have been paid to the executive had the executive continued employment.

(2)	Amount represents accrued but unused PTO and assumes payout of maximum days allowable.

The following table shows the value to our named executive officers of benefits provided assuming termination and a change-in-control as of December 31, 2023.

Name	Cash Severance ($)(1)	Health and Welfare Benefits ($)	Benefit Policy ($)(2)	Total Value of Stock Options or Award that may Accelerate Upon Change of Control ($)(3)	Total Value of Benefits Provided Upon Termination and Change of Control ($)
Charles E. Tyson	3,862,500	18,785	74,278	1,242,485	5,198,048
Robert L. Madore	2,275,000	13,603	62,500	582,769	2,933,873
Alice G. Givens	1,350,471	7,178	43,284	426,153	1,827,086
Matthew T. Argano	1,228,896	25,276	39,388	421,212	1,714,772
Douglas S. Clark, Jr.	1,228,527	7,178	39,376	379,478	1,654,559

(1)

Represents (i) annualized base salary as of the date of termination in the form of salary continuation for twenty-four (24) months in the case of Mr. Tyson and eighteen (18) months in the case of Mr. Madore, Ms. Givens, Dr. Argano and Mr. Clark beginning on the date of termination, (ii) any accrued and unpaid bonus for any prior completed fiscal year in a single lump sum on the date the bonus would have been paid to the executive had the executive continued employment and (iii) the target bonus for the year the executive’s employment is terminated (prorated based on the number of days the executive remained employed with us during the year of termination) in a single lump sum on the date the bonus would have been paid to the executive had the executive continued employment.

(2)	Amount represents accrued but unused PTO and assumes payout of maximum days allowable.
(3)

Upon change of control and the termination of the named executive officer’s employment with the Company (or any related company) for “good reason” or such termination is not a “termination for cause,” 100% of the unvested options or awards vest. Represents the value of unvested stock options and awards based on the closing price of our common stock on December 29, 2023, which was $3.90.

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Pay Versus Performance
As required by, and in accordance with, Item 402(v) of Regulation
S-K,
we are providing the following information regarding pay versus performance. The disclosure does not necessarily reflect value actually realized or how the Compensation Committee evaluates compensation decisions in light of Company or individual performance. For a further discussion of how the Compensation Committee seeks to align pay with performance when making compensation decisions, refer to our Compensation Discussion & Analysis beginning on page [
●
].

							Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for PEO (C. Tyson) ($)	Summary Compensation Table Total for PEO (D. Knowles) ($)	Compensation Actually Paid to PEO (C. Tyson)(1) ($)	Compensation Actually Paid to PEO (D. (Knowles)(1) ($)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers (2) ($)	Average Compensation Actually Paid to Non-PEO Named Executive Officers (1) (2) ($)	Total Shareholder Return(3) ($)	Peer Group Total Shareholder Return(4) ($)	Net Income (Loss) ($ in 000s)	Net Sales ($ in 000s)
2023	$1,876,443	–	$1,399,989		$790,430	$653,008	$40	$168	$(103,494)	$904,746
2022	$2,039,043	–	$(824,125)	–	$874,066	$60,132	$58	$138	$(12,081)	$1,110,679
2021	$2,174,088	–	$(974,119)	–	$962,233	$(134,516)	$175	$202	$41,698	$1,152,344
2020	$2,513,465	$1,562,834	$6,573,696	$(94,111)	$994,420	$2,534,229	$315	$142	$61,427	$1,097,702

(1)
See the Adjustments Table below for further detail on the adjustments made to the applicable Summary Compensation Table amounts to calculate Compensation Actually Paid. Amounts may not sum due to rounding.

(2)
For 2020,
non-PEO
NEOs include: Nancy A. Walsh, EVP, Chief Financial Officer, Christopher N. Thomsen, SVP, Chief Information Officer, Jennifer S. Bohaty, SVP, Chief Ethics & Compliance Officer, Matthew T. Argano, SVP, Chief Human Resources Officer, and M. Lee Reeves, Former Chief Legal Officer and Corporate Secretary.

For 2021,
non-PEO
NEOs include: Nancy A. Walsh, EVP, Chief Financial Officer, Christopher N. Thomsen, SVP, Chief Information Officer, Alice G. Givens, SVP, Chief Legal Officer, and Douglas S. Clark, Jr., SVP, Merchandising & Supply Chain.
For 2022,
non-PEO
NEOs include: Nancy A. Walsh, Former EVP, Chief Financial Officer, Alice G. Givens, SVP, Chief Legal, Ethics & Compliance Officer and Corporate Secretary, Matthew T. Argano, SVP, Chief Human Resources Officer, Douglas S. Clark, Jr., SVP, Merchandising & Supply Chain, and Michael E. Dauberman, Former EVP, Chief Growth Officer.
For 2023,
non-PEO
NEOs include: Robert L. Madore, EVP Chief Financial Officer, Alice G. Givens, SVP, Chief Legal, Ethics & Compliance Officer and Corporate Secretary, Matthew T. Argano, SVP, Chief Human Resources Officer, Douglas S. Clark, Jr., SVP, Merchandising & Supply Chain, and Terry F. Blanchard, Former Interim Chief Financial Officer.
(3)
Reflects the cumulative total shareholder return (“TSR”) of the Company based on an initial fixed investment of $100 in the Company’s common stock on December 31, 2019. For 2023, represents the four-year TSR (2020 – 2023), for 2022, represents the three-year TSR (2020 – 2022), for 2021, represents the two-year
TSR (2020 – 2021) and for 2020 represents the
one-year
TSR (2020).

(4)
Reflects the cumulative TSR of the S&P Retail Select Industry Index based on an initial fixed investment of $100 on December 31, 2019. F For 2023, represents the four-year TSR (2020 – 2023), for 2022, represents the three-year TSR (2020 – 2022), for 2021, represents the two-year
TSR (2020 – 2021) and for 2020 represents the
one-year
TSR (2020).

 Adjustments Table*:

	2023		2022		2021		2020
	PEO (C. Tyson)	Average Non-PEO NEOs	PEO (C. Tyson)	Average Non-PEO NEOs	PEO (C. Tyson)	Average Non-PEO NEOs	PEO (C. Tyson)	PEO (D. Knowles)	Average Non-PEO NEOs
Summary Compensation Table Total	$1,876,443	$790,430	$2,039,043	$874,066	$2,174,088	$962,233	$2,513,465	$1,562,834	$994,420
Adjustments:

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	2023		2022		2021		2020
	PEO (C. Tyson)	Average Non-PEO NEOs	PEO (C. Tyson)	Average Non-PEO NEOs	PEO (C. Tyson)	Average Non-PEO NEOs	PEO (C. Tyson)	PEO (D. Knowles)	Average Non-PEO NEOs
Deduction for Amounts Reported under the “Stock Awards” and “Option Awards” Columns in the Summary Compensation Table for Applicable FY (A)	$(1,000,000)	$(330,000)	$(999,979)	$(354,975)	$(999,960)	$(274,970)	$(899,989)	-	$(267,990)
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Remain Unvested as of Applicable FY End, determined as of Applicable FY End (B)	$590,909	$204,061	$134,704	$22,224	$671,321	$149,957	$3,567,938	-	$908,827
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Vested during Applicable FY, determined as of Vesting Date	-	-	-	-	-	-	-	-	-
Increase/deduction for Awards Granted during Prior FY that were Outstanding and Unvested as of Applicable FY End, determined based on change in ASC 718 Fair Value from Prior FY End to Applicable FY End	$(75,002)	$(11,383)	$(917,523)	$(112,317)	$(2,086,564)	$(487,195)	$1,106,658	-	$755,747
Increase/deduction for Awards Granted during Prior FY that Vested during Applicable FY, determined based on change in ASC 718 Fair Value from Prior FY End to Vesting Date (C)	$7,640	$(101)	$(73,852)	$(74,287)	$(733,004)	$(225,978)	$285,624	$(34,538)	$143,224
Deduction of ASC 718 Fair Value of Awards Granted during Prior FY that were Forfeited during Applicable FY, determined as of Prior FY End	-	-	$(1,006,517)	$(294,578)	-	$(258,564)	-	$(1,622,406)	-
Increase based on Dividends or Other Earnings Paid during Applicable FY prior to Vesting Date	-	-	-	-	-	-	-	-	-

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	2023		2022		2021		2020
	PEO (C. Tyson)	Average Non-PEO NEOs	PEO (C. Tyson)	Average Non-PEO NEOs	PEO (C. Tyson)	Average Non-PEO NEOs	PEO (C. Tyson)	PEO (D. Knowles)	Average Non-PEO NEOs
Deduction for Change in the Actuarial Present Values reported under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” Column of the Summary Compensation Table for Applicable FY	-	-	-	-	-	-	-	-	-
Increase for Service Cost and, if applicable, Prior Service Cost for Pension Plans	-	-	-	-	-	-	-	-	-
Total Adjustments	$(476,454)	$(137,422)	$(2,863,168)	$(813,934)	$(3,148,207)	$(1,096,749)	$4,060,231	$(1,656,945)	$1,539,808
Compensation Actually Paid	$1,399,989	$653,008	$(824,125)	$60,132	$(974,119)	$(134,516)	$6,573,696	$(94,111)	$2,534,229
* This table presents the compensation actually paid calculations for the PEO and non-PEO
NEOs for each of the covered years presented in the Pay Versus Performance table.

(A)	The following Black Scholes Model Assumptions were used to grant the options on the respective g rant dates as follows:

Black Scholes Model Assumptions

	2019	2020	2021	2022	2023

Expected Term (years)	5.5	5.5	5.5	5.5	5.5

Expected Dividends	0	0	0	0	0

Volatility	55%	65%	65%	60%	65%
Strike Price is the closing stock price on grant date.
The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant, based on the expected term. Using www.federalreserve.gov, we obtained the treasury constant maturities for one, two, three, five, seven and ten years and extrapolated the rates for years four, six, eight and nine.

(B)
At 2019 fiscal year end, the PSA Projected Payout Percentages for 2018 and 2019 PSAs were 68%. At 2020 fiscal year end, the PSA Projected Payout Percentages were as follows: 2019 PSA - 124% & 2020 PSA - 129%. At 2021 fiscal year end, the PSA Projected Payout Percentages were as follows: 2020 PSA - 130% & 2021 PSA - 95%. At 2022 fiscal year end, the PSA Projected Payout Percentages for 2021 and 2022 were 0%. At 2023 fiscal year end, the PSA Projected Payout Percentages for 2022 and 2023 were 0%.

(C)	The 2019 Performance Awards vested at a 124% payout in Fiscal 2021. The 2020 Performance Awards vested at a 0% payout in Fiscal 2022. The 2021 Performance Awards vested at a 0% payout in Fiscal 2023.
Tabular List of Financial Performance Measures
The following three financial performance measures, in our assessment, represent the most important performance measures we used to link the compensation actually paid amounts for our named executive officers (including the CEO) during our most recently completed fiscal year to Company performance.

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Net Sales
Adjusted Operating Income (Loss)
Adjusted EBITDA
Relationship Between Pay and Performance
The following charts present a graphical comparison of executive compensation actually paid
(“CAP”) to the Chief Executive Officer and the average CAP to the other NEOs set forth in the Pay Versus Performance table above, as compared against the following performance measures: the Company’s (1) cumulative total shareholder return (TSR), (2) peer group TSR, (3) net income, and (4) net sales. As presented, the following charts also compare the Company’s cumulative TSR and peer group TSR.
CAP versus TSR

68

CAP versus Net Income (
Loss
)
CAP versus Net Sales

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Pay Ratio

As required by Item 402(u) of Regulation S-K, we are providing the following information regarding pay ratios. Our pay ratio is a reasonable estimate and has been calculated in a manner consistent with SEC rules based on the methodology described below. For the year ended December 31, 2023:

•	The median of the annual total compensation of all of our associates (other than Mr. Tyson, our President and Chief Executive Officer) was $47,639;
•	The annual total compensation of Mr. Tyson was $1,876,443; and
•	Based on the information above, the ratio of the annual total compensation of our President and Chief Executive Officer to the median of the annual total compensation of all associates is 39 to 1.

The methodology that we used and the material assumptions, adjustments and estimates that we used to identify the median employee and then determine annual total compensation for 2023 were as follows:

Employee population. As of December 31, 2023, our employee population consisted of approximately 2,109 individuals, with 2,087 associates, representing approximately 99% of our total employee population, located in the United States and 22 associates, representing approximately 1% of our total employee population, located outside of the United States. Our employee population for purposes of identifying our median employee on December 31, 2022 was 2,087, using the de minimis adjustment permitted by the SEC rules to exclude 22 individuals located in China.

Identification of Median. To identify the median of the annual total compensation of all of our associates (other than Mr. Tyson), we reviewed the annual wages of each of our associates as reported on box 5 of their W-2 tax forms (the “reported compensation”). In making this calculation, we annualized the reported compensation of all permanent associates who were hired in the year ended December 31, 2023 but did not work for us for the entire year. We did not make any cost-of-living adjustments to the reported compensation in identifying the median employee. Using this methodology, we determined that our median employee was a full-time, hourly employee. With respect to this median employee, we then identified and calculated the elements of such employee’s compensation for the year ended December 31, 2023 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation in the amount of $47,639.

Identification of Annual Total Compensation for our President and Chief Executive Officer. With respect to the annual total compensation of our President and Chief Executive Officer, we used the amount reported in the “Total” column of our 2023 Summary Compensation Table included in this Proxy Statement for Mr. Tyson who was serving as our President and Chief Executive Officer on December 31, 2023 when we identified our median employee and who was compensated as an executive officer of the Company for all of 2023.

Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2023, with respect to compensation plans under which shares of our common stock are authorized for issuance:

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Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (#)

Equity Compensation Plans Approved by Security Holders(1)	2,812,846(2)	17.62(3)	1,786,269

Equity Compensation Plans Not Approved by Security Holders	324,945(4)	–	–

Total	3,137,791	17.62	1,786,269

(1)

In 2023, the Board adopted, and the stockholders approved, the 2023 Equity Compensation Plan (the “2023 Plan”). In 2011, the Board adopted, and the stockholders approved, the 2011 Equity Compensation Plan, as subsequently amended and restated (the “2011 Plan”). The 2023 Plan replaced the 2011 Plan effective May 10, 2023, and no further awards may be granted under the 2011 Plan.

(2)

Includes stock options to purchase 450,736 shares and 2,362,110 unvested shares of restricted stock, restricted stock units and share equivalents attributable to compensation deferred by non-employee directors.

(3)	Weighted average exercise price of outstanding options; excludes restricted stock awards.
(4)

Includes unvested shares of restricted stock and restricted stock units granted on August 11, 2023 without shareholder approval and outside of the 2023 Plan as “employment inducement awards” (of which an aggregate of 520,000 were reserved) under the NYSE Listed Company Manual Rule 303A.08. Such awards generally are subject to the same terms and conditions as apply to awards granted under the 2023 Plan.

SECURITIES OWNERSHIP

Securities Ownership of Certain Beneficial Owners

The following table sets forth information regarding ownership of our common stock by each person (or group of affiliated persons) known to us to be the beneficial owner of more than 5% of the outstanding shares of our common stock and the shares of common stock owned by each director, by each named executive officer, and all of our directors and executive officers as a group as of May 8, 2024. Unless otherwise indicated below, the address of each beneficial owner listed below is c/o LL Flooring Holdings, Inc., 4901 Bakers Mill Lane, Richmond, Virginia 23230.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
5% or Greater Owners
F9 Investments, LLC/Thomas D. Sullivan/John Jason Delves(3) 844 Alton Road Miami Beach, FL 33139	2,698,907	8.80%
Hotchkis and Wiley Capital Management LLC(4) 601 S. Figueroa Street, 39th Floor Los Angeles, CA 90017	1,705,140	5.56%
CRIMSON Asset Management Ltd.(5) 161 Bay Street, Suite 2700 Toronto, Ontario Canada M5J 2S1	1,685,816	5.50%

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Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Cowen Financial Products LLC(6) 599 Lexington Avenue New York, NY 10022	1,622,000	5.29%
The Vanguard Group(7) 100 Vanguard Boulevard Malvern, PA 19355	1,618,526	5.28%
Directors and Executive Officers
Matthew T. Argano(8)	78,181	*
Douglas S. Clark, Jr. (9)	83,042	*
Alice G. Givens (10)	80,791	*
Terri Funk Graham	65,738	*
David A. Levin	70,200	*
Robert L. Madore	110,103	*
Douglas T. Moore	57,479	*
Joseph M. Nowicki	56,610	*
Ashish Parmar	84,962	*
Famous P. Rhodes	78,824	*
Martin F. Roper	223,404	*
Nancy M. Taylor	104,471	*
Charles E. Tyson(11)	388,727	1.26%
Terry F. Blanchard(12)	-	*
All executive officers and directors as a group (15 persons)	1,516,896	4.91%

*	Represents beneficial ownership of less than 1%.

(1)

Under the rules of the SEC, a person is deemed to be the beneficial owner of a security if that person, directly or indirectly, has or shares the power to direct the voting of the security or the power to dispose or direct the disposition of the security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days of the relevant date. Unless otherwise indicated by footnote, the named individuals have sole voting and investment power with respect to beneficially owned shares of stock.

(2)

Based on 30,655,801 shares of the Company’s common stock outstanding as of May 8, 2024. In accordance with SEC rules, percent of class as of May 8, 2024 is calculated for each person and group by dividing the number of shares beneficially owned by the sum of the total shares outstanding plus the number of shares over which that person has the right to acquire beneficial ownership within 60 days of May 8, 2024.

(3)

According to a Schedule 13D/A filed with the SEC on May 2, 2024, F9 Investments, LLC (a single member LLC with Thomas D. Sullivan as the single member “F9”) has sole power to vote or direct the vote of 2,698,907 shares of the Company’s common stock. In addition, Thomas D. Sullivan has shared voting power and shared dispositive power for 1,100 shares of the Company’s common stock and John Jason Delves has shared voting power and shared dispositive power for 13,000 shares of the Company’s common stock. A Schedule 13D was originally filed on May 25, 2023, and amended on each of May 30, 2023, June 12, 2023, August 17, 2023, November 14, 2023, January 18, 2024, April 11, 2024 and May 2, 2024 (collectively, the “Schedule 13D”). According to the Schedule 13D, F9 is a Single Member Florida limited liability company with Mr. Sullivan as its sole member. Mr. Sullivan’s principal employment is owner and chairman of Cabinets to Go (“CTG”) and as the Sole Member of F9, an investment company. Mr. Delves’ principal employment is as President and CEO of CTG.

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(4)

According to a Schedule 13G filed with the SEC on February 13, 2024, Hotchkis and Wiley Capital Management, LLC (“HWCM”) has sole voting power over 1,489,240 shares and sole power to dispose or to direct the disposition of 1,705,140 shares. The securities reported on the Schedule 13G by HWCM, in its capacity as investment advisor, are owned of record by clients of HWCM.

(5)

According to a Schedule 13G filed with the SEC on March 22, 2024, CRIMSON Asset Management, Ltd. has sole voting power over 1,685,816 shares and sole power to dispose or to direct the disposition of 1,685,816 shares.

(6)

According to a Schedule 13G/A filed with the SEC on February 2, 2024, Cowen Financial Products, LLC has sole voting power over 1,622,000 shares and sole power to dispose or to direct the disposition of 1,622,000 shares.

(7)

According to a Schedule 13G/A filed with the SEC on February 13, 2024, The Vanguard Group (“Vanguard”), including through certain of its subsidiaries, has sole power to dispose or to direct the disposition of 1,606,652 shares, and shared power to dispose or to direct the disposition of 11,874 shares of the Company’s common stock.

(8)

Including 15,116 shares not currently owned but issuable upon the exercise of stock options awarded under our equity compensation plans that are currently exercisable or will become exercisable within 60 days of May 8, 2024. As previously disclosed, Dr. Argano resigned from the Company, effective May 10, 2024

(9)

Including 21,573 shares not currently owned but issuable upon the exercise of stock options awarded under our equity compensation plans that are currently exercisable or will become exercisable within 60 days of May 8, 2024.

(10)

Including 14,971 shares not currently owned but issuable upon the exercise of stock options awarded under our equity compensation plans that are currently exercisable or will become exercisable within 60 days of May 8, 2024.

(11)

Including 165,732 shares not currently owned but issuable upon the exercise of stock options awarded under our equity compensation plans that are currently exercisable or will become exercisable within 60 days of May 8, 2024.

(12)	Mr. Blanchard served as our Interim Chief Financial Officer until July 10, 2023.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of our equity securities. To facilitate compliance, we have undertaken the responsibility to prepare and file these reports on behalf of our officers and directors. Based on a review of the SEC-filed ownership reports during 2023 and written representations of our directors and officers, we believe that all Section 16(a) filing requirements were met during 2023 except for one Form 4 filing for each of Messrs. Parmar and Roper on May 10, 2023 to report grants of restricted stock units, which were filed late due to an administrative error.

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Proposal 3	Approval of Amendment to Declassify the Board

Background

Our Certificate of Incorporation currently provides for a classified Board consisting of three classes of directors, and that each class shall consist of one-third of the total number of directors constituting the entire Board, as nearly as equal in number as possible, with each class of directors serving staggered three-year terms. As a result, only one class of directors stands for election at each of the Company’s Annual Meetings of Stockholders, such that stockholders vote on and elect approximately one-third of the Board each year. At this Annual Meeting, we are asking stockholders to approve and adopt a proposal to amend and restate our Certificate of Incorporation to declassify our Board. If the amendment to declassify the Board (the “Declassification Amendment”) is approved, the declassification of our Board will be phased in so that beginning with the class of directors standing for election at the Company’s 2025 Annual Meeting of Stockholders, directors will be elected for shorter terms until the Board is declassified at the 2027 Annual Meeting of Stockholders.

The approval of the Declassification Amendment by the stockholders would not shorten the terms for any previously elected directors. This means that, even if the Declassification Amendment is approved by the stockholders, directors who were elected prior to the 2025 Annual Meeting of Stockholders would continue to hold office until the end of the terms for which they were elected and until their successors are duly elected and qualified. Accordingly, directors previously elected at the 2023 Annual Meeting of Stockholders would continue to have a term that expires at the 2026 Annual Meeting of Stockholders and directors elected at this Annual Meeting would continue to have a term that expires at the 2027 Annual Meeting of Stockholders. If the Declassification Amendment is approved by the stockholders, all directors will be elected on an annual basis beginning at the 2027 Annual Meeting of Stockholders.

In May 2024, our Board determined that the proposed amendment and restatement of the Certificate of Incorporation to declassify the Board is advisable and in the best interests of the Company, and unanimously approved the Declassification Amendment, subject to stockholder approval at the Annual Meeting.

Reasons for the Declassification Amendment

The Company is committed to reviewing and adopting corporate governance practices that are in the best interests of both the Company and our stockholders and has evaluated the Company’s classified board structure on numerous occasions to ensure that it is consistent with the best interests of the Company and its stockholders. Our Board recognizes that a classified structure may offer several advantages, such as promoting Board stability and continuity, providing a greater opportunity to protect the interests of stockholders in the event of an unsolicited takeover offer and reinforcing a commitment to long-term perspectives and maximizing value for all of our stockholders. Our Board also recognizes many institutional investors believe that the election of directors is the primary means for stockholders to express their views on each director’s performance, influence corporate governance policies and hold the Board and management accountable for implementing these policies. Our Board considered the arguments in favor of and against continuation of the classified board structure and determined that it would be in the best interests of the Company and its stockholders, subject to stockholder approval, to declassify the Board over a phase-in period commencing at our 2025 Annual Meeting of Stockholders.

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Effect of the Declassification Amendment

If the Declassification Amendment is approved and adopted by our stockholders at this Annual Meeting, we will begin the phased transition to a declassified board structure beginning at our 2025 Annual Meeting of Stockholders. In accordance with the proposed Declassification Amendment, the transition will be phased in as follows:

●

If each of Moore and Parmar and Ms. Taylor, the Class III directors, are elected pursuant to Proposal 1 at this Annual Meeting, they will be elected to serve a three-year term expiring at our 2027 Annual Meeting of Stockholders.

●

Each of Messrs. Nowicki, Rhodes and Ms. Graham would continue to serve as Class I directors for a term expiring at our 2025 Annual Meeting of Stockholders. At our 2025 Annual Meeting of Stockholders, each of these individuals and any other individual(s) nominated by our Board to serve as a director in such class would stand for election to serve a two-year term.

●

Each of Messrs. Messrs. Levin, Roper and Tyson would continue to serve as Class II directors for a term expiring at our 2026 Annual Meeting of Stockholders. At our 2026 Annual Meeting of Stockholders, each of these individuals and any other individual(s) nominated by our Board to serve as a director in such class would stand for election to serve a one-year term expiring at our 2027 Annual Meeting of Stockholders.

●

Commencing with the election of directors at our 2027 Annual Meeting of Stockholders and at each annual meeting thereafter, the Board shall no longer be classified, and all directors would be elected to serve one-year terms.

Until the election of directors at the 2027 Annual Meeting of Stockholders, the Board will be deemed classified and any director elected to fill a newly created directorship or vacancy would serve for the remainder of the full term of the class of directors for which the newly created directorship was created or the vacancy occurred.

In addition, if the Declassification Amendment is approved and adopted by our stockholders, from and after the 2027 Annual Meeting of Stockholders, stockholders will be able to remove a director with or without cause by the affirmative vote of the holders of a majority of the voting power of the issued and outstanding shares of capital stock of the Company. Any director elected prior to the 2027 Annual Meeting of Stockholders and any director appointed to fill a vacancy prior to the 2027 Annual Meeting of Stockholders may be removed from office only for cause by the affirmative vote of the holders of a majority of the voting power of the issued and outstanding shares of capital stock of the Company.

The Declassification Amendment is contained in Annex A, with deletions indicated by strikeouts and additions indicated by underlining. The foregoing description of the Declassification Amendment is qualified in its entirety by reference to, and should be read in conjunction with, the full text of the Declassification Amendment attached as Annex A.

Effective Date of Declassification Amendment

If stockholders approve and adopt the Declassification Amendment, it will become effective upon the filing of the proposed Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State

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of Delaware, which the Company intends to file promptly after the requisite vote for this Proposal 4 is obtained at the Annual Meeting.

Reservation of Right to Abandon Declassification Amendment

Our Board reserves the right to not proceed with the Declassification Amendment and to abandon the Declassification Amendment without further action by our stockholders at any time before the effectiveness of the filing of the Declassification Amendment with the Secretary of State of the State of Delaware, even if the Declassification Amendment is adopted and approved by our stockholders at the Annual Meeting. If the Board elects to abandon the Declassification Amendment, the declassification of the Board will not be effected and our Board will remain classified.

Impact if the Declassification Amendment is not Adopted

If the Declassification Amendment is not approved and adopted by our stockholders, our Certificate of Incorporation will not be amended as set forth above and our Board will continue to be classified with directors serving staggered terms. In addition, directors will continue to be removable by stockholders only for cause.

Vote Required

The Declassification Amendment must be approved by the holders of at least a majority of the Company’s outstanding common stock. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” this proposal.

The Board unanimously recommends a vote FOR the amendment to our Amended and Restated Certificate of Incorporation to declassify the Board.

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Proposal 4	Approval of Amendment to Increase the Number of Shares Authorized for Issuance

Background

Our Certificate of Incorporation currently authorizes us to issue a total of 35,000,000 shares of common stock, $0.001 par value, and 8,000,000 shares of preferred stock, $0.01 par value. Our Board has approved, and is seeking stockholder approval of, an amendment to our Certificate of Incorporation (the “Authorized Shares Amendment”) to implement an increase in the number of shares of authorized common stock from 35,000,000 shares to 60,000,000.

The Authorized Shares Amendment is set forth in Section IV of the Second Amended and Restated Certificate of Incorporation in Annex A, with deletions indicated by strikeouts and additions indicated by underlining. The foregoing description of the Authorized Shares Amendment is qualified in its entirety by reference to, and should be read in conjunction with, the full text of the Authorized Shares Amendment contained in Annex A.

The Board has unanimously determined that the Authorized Shares Amendment is advisable and in the best interests of the Company and our stockholders, and recommends that our stockholders approve the Authorized Shares Amendment. In accordance with the General Corporation Law of the State of Delaware, we are hereby seeking approval of the Authorized Shares Amendment by our stockholders.

No other changes to our Certificate of Incorporation are being proposed, including with respect to the number of authorized shares of preferred stock. The Authorized Shares Amendment is not intended to modify the rights of existing stockholders in any material respect. The additional shares of common stock to be authorized pursuant to the proposed Authorized Shares Amendment will be identical to the shares of common stock currently authorized and outstanding under our Certificate of Incorporation, none of which have preemptive or similar rights to acquire newly authorized shares.

Under the Delaware General Corporation Law, stockholders will not be entitled to appraisal rights with respect to the Authorized Shares Amendment.

Reasons for the Authorized Shares Amendment

The Board is proposing the Authorized Shares Amendment to increase the number of authorized shares of our common stock from 35,000,000 shares to 60,000,000 shares. Of the 35,000,000 shares of common stock that are currently authorized to be issued under the Certificate of Incorporation, as of May 21, 2024, [●] shares of common stock are issued and outstanding and [●] are reserved for issuance under our existing stock option and equity incentive compensation plans. Other than issuances pursuant to equity incentive plans, as of the date of this proxy statement, we have no current plans, arrangements or understandings regarding the issuance of any additional shares of common stock that would be authorized pursuant to the Authorized Shares Amendment. The Board does not intend to issue any common stock except on terms which the Board deems to be in the best interests of the Company and its stockholders.

The Board believes that the proposed increase in the number of authorized shares of common stock will benefit the Company by improving our flexibility in considering opportunities that require the issuance of shares of common stock. The additional authorized shares will be available for issuance from time to time to enable us to

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respond to future business opportunities requiring the issuance of shares, including (i) equity-based financings involving common stock or securities convertible into or exercisable for common stock, such as warrants or rights offerings (“equity-linked securities”), including refinancings of the Company’s revolving credit facility under the Fourth Amended and Restated Credit Agreement with Bank of America, N.A. and Wells Fargo Bank, National Association, as amended (the “Credit Agreement”), or other current or future indebtedness which could be accompanied by or include the issuance of common stock or equity-linked securities, including, without limitation, warrants, or convertible securities, (ii) acquisitions or strategic transactions involving the issuance of common stock or equity-linked securities, (iii) grants of common stock and/or common stock equivalents and equity-linked securities to the Company’s current and future employees and consultants under the Company’s equity incentive plans, (iv) the adoption of a stockholder rights plan or “poison pill,” or (v) for other general corporate purposes that the Board may deem advisable from time to time. Without an increase in the number of authorized shares of common stock, the Company may be constrained in its ability to raise capital or refinance the Credit Agreement in a timely fashion or at all and may lose important business opportunities, which could adversely affect our financial performance and growth.

In determining the size of the proposed authorized share increase, the Board considered a number of factors, including the factors set forth above, the Company’s historical issuances of shares and the Company’s potential future needs, including that over a number of years the Company may potentially need additional shares in connection with one or more future (i) equity financing transactions or refinancings of its current or future indebtedness (including under the Credit Agreement), (ii) acquisitions or other strategic transactions, (iii) issuances of shares under equity compensation plans or (iv) stockholder rights plans. If the stockholders do not approve the Authorized Shares Amendment, then the Company may not have the additional shares available for such issuances and accordingly, would need to seek stockholder approval in connection with any such transaction, which may delay or otherwise have a material adverse effect on such transaction or the Company.

Potential Effects of Not Approving the Authorized Shares Amendment

If the Company’s stockholders do not approve the increase in authorized shares of common stock, then the Company will not be able to increase the total number of authorized shares of common stock from 35,000,000 to 60,000,000 and therefore, the Company could be limited in its ability to use shares of common stock for (i) equity financing transactions or refinancings of its current or future indebtedness (including under the Credit Agreement), (ii) acquisitions or other strategic transactions, (iii) issuances of shares under equity compensation plans, (iv) adopting a stockholder rights plan or (v) other general corporate purposes.

Potential Effects of Approving the Authorized Shares Amendment

The proposed increase in the number of authorized shares of common stock will not have any immediate effect on the rights of our existing stockholders. However, the Board will have the authority to issue the additional shares of common stock without requiring future stockholder approval of such issuances, except as may be required by applicable law or rules of any stock exchange on which our securities may be listed, including the New York Stock Exchange. The issuance of additional shares of common stock may decrease the relative percentage of equity ownership of our existing stockholders, thereby diluting the voting power of their common stock. The perception that there might be additional dilution to our existing stockholders may put pressure on our stock price.

Additional issuances of common stock could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company by (i) increasing the number of outstanding shares entitled to

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vote, (ii) increasing the number of votes required to approve a change in control or (iii) causing dilution of a potential acquirer’s stake such as in connection with the adoption of a stockholder rights plan. Moreover, the issuance of such additional shares of common stock to persons whose interests are aligned with that of the Board could make it more difficult to remove incumbent officers and directors from office, even if such change were to be favorable to stockholders generally.

Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board or contemplating a tender offer or other transaction for the combination of the Company with another company), the Authorized Shares Amendment was not proposed or adopted in response to any effort of which the Company is aware to accumulate shares of common stock or obtain control of the Company, nor is it part of a plan by management to recommend a series of similar actions having an anti-takeover effect to the Board and the stockholders.

The additional authorized shares of common stock, if and when issued, would be part of the existing class of common stock and would have the same rights and privileges as the shares of common stock currently outstanding. Stockholders do not have preemptive rights with respect to our common stock. Therefore, should the Board determine to issue additional shares of common stock, existing stockholders would not have any preferential rights to purchase such shares in order to maintain their proportionate ownership thereof.

We can provide no assurance that we will be successful in amending our Certificate of Incorporation to increase the number of shares of common stock that are available for issuance, or that the Authorized Shares Amendment will not have an adverse effect on our stock price.

Our directors and executive officers have no substantial interests, directly or indirectly, in the matters set forth in this proposed amendment, except to the extent of their ownership in shares of our common stock and securities convertible or exercisable for common stock that is set forth in this proxy statement.

Effectiveness of the Authorized Shares Amendment

If the Authorized Shares Amendment is approved by our stockholders, it will become effective upon the acceptance by the Secretary of State of the State of Delaware of the filing of the Authorized Shares Amendment. Such filing is expected to occur promptly after stockholder approval of the Authorized Shares Amendment. If the Authorized Shares Amendment is not approved, our Certificate of Incorporation would remain unchanged and the number of authorized shares of common stock would remain 35,000,000. Other than as described herein, this proposed Authorized Shares Amendment effects no other changes to our Certificate of Incorporation.

Vote Required

The Authorized Shares Amendment must be approved by the holders of at least a majority of the Company’s outstanding common stock. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” this proposal.

The Board unanimously recommends a vote FOR approval of the Authorized Shares Amendment.

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Proposal 5	Ratification of the Selection of Independent Registered Public Accounting Firm

The Audit Committee has selected Ernst & Young LLP to serve as our independent registered public accounting firm for the year ending December 31, 2024. We are asking the stockholders to ratify this selection.

Under its charter, the Audit Committee is responsible for the appointment, retention, compensation, evaluation, and termination of our independent registered public accounting firm. To execute this responsibility, the Audit Committee engages in an annual evaluation of the external auditor’s qualifications, performance, and independence. In accordance with SEC rules, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide service to the Company. For lead and concurring audit partners, the maximum number of consecutive years of service in that capacity is five years. Under its charter, the Audit Committee assures the regular rotation of the lead audit partner as required by law.

If our stockholders fail to ratify the selection of Ernst & Young, the Audit Committee and our Board will consider whether to retain Ernst & Young and may retain that firm or another firm without resubmitting the matter to our stockholders. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered accounting firm at any time during the year if it determines that such a change would be in our and our stockholders’ best interest.

The affirmative vote of the holders of shares representing a majority of the votes cast at the Annual Meeting, in person or by proxy, is required to ratify the selection of the independent registered public accounting firm.

The Board recommends a vote FOR the ratification of the selection by the Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.

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Proposal 6	Shareholder Proposal Pursuant to the Company’s Bylaws

On May 3, 2024, the Company received correspondence from a stockholder, Donovan S. Royal, regarding a proposal on the right of a stockholders to call a special meeting of stockholders as described below (the “Stockholder Proposal”). Mr. Royal intends to propose the resolution set forth below at the Annual Meeting. Upon request, the Company will provide the address and the number of voting securities held by Mr. Royal.

Company stockholders should be aware that the Stockholder Proposal will be treated as an advisory request that the Board take actions to amend its governance documents to allow stockholders to call special meetings. However, because Delaware law requires the Board to approve an amendment to a company’s certificate of corporation (which the Board has not done for this Stockholder Proposal), this Stockholder Proposal does not have any legal effect and will not result in an amendment to the Company’s certificate of incorporation.

Stockholder Proposal

Mr. Royal’s proposal is as follows:

RESOLVED that shareholders of LL Flooring Holdings, Inc., propose that the Company restate Article IX, Paragraph 3 of the Articles of Incorporation to read: Special meetings of the shareholders may be called for any purpose or purposes, at any time, by the Board, or any two or more members thereof; or by one or more shareholders holding not less than 10% of the voting power of all shares of the corporation entitle to vote, who shall demand such special meeting by written notice given to the Chief Executive Officer, the Chief Financial Officer or the Chair of the Board. As this Restatement would conflict with the Second Amended and Restated Bylaws, Article II, Paragraph 2 of said document shall likewise be restated verbatim to remove any conflict.

The Board’s Position on the Stockholder Proposal

The Board has carefully considered the Stockholder Proposal and has concluded that its adoption is not in the best interests of the Company’s stockholders. Accordingly, the Board unanimously recommends a vote AGAINST the Stockholder Proposal for the reasons outlined below.

The Board recognizes that some stockholders feel the right of stockholders to call a special meeting is an important corporate governance practice. However, a low threshold for qualifying ownership, like the one proposed, fails to serve the best interests of the Company’s stockholders as a whole and could cause the Company to incur substantial costs and distraction. The Board does not believe it is appropriate to enable stockholders of only 10% of our common stock, particularly with no holding requirement associated with such stockholder ownership, to have an unlimited ability to call special meetings for any purpose and at any time. Specifically, the Board believes that the 10% level of required ownership called for in this proposal is unduly low and would likely result in disruption and the expense of a special meeting of stockholders to consider matters that have not garnered significant enough interest from other stockholders or that are not viewed by the Board as being in the best interest of all the stockholders.

Moreover, allowing a small minority of our stockholders to call a special meeting could result in the Company expending a large amount of time and money preparing for such special meeting, even if a large majority of our stockholders is opposed to holding it. The Board believes that such an expense would be imprudent given the possible liquidity issues facing the Company.

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Finally, the Company’s existing corporate governance policies and practices demonstrate and promote our accountability to stockholders. The Company’s corporate governance policies and practices are continuously evolving, provide transparency, and provide numerous avenues for stockholders to voice their opinions. The Company’s key substantive stockholder rights and governance practices include:

●   Active Stockholder Engagement: The Board is committed to maintaining a consistent engagement with stockholders to solicit feedback and inform Board-level discussion, as evidenced by our current stockholder engagement process.

●  Majority-Independent Board: 8 of our 9 directors are independent, and all of our Board committees are composed exclusively of independent directors.

●  Independent Chair: We have an independent Chairperson with prescribed duties.

●  Director Refreshment: We have added 6 new directors to our Board since 2017, bringing fresh perspective to the Board. Each of these directors brings significant leadership experience and a diversity of backgrounds, skills and experiences to the Board.

●  Director Resignation Policy: In uncontested elections, any director so elected in an uncontested election that does not receive an affirmative vote of the majority of the votes cast by shares entitled to vote in the election shall submit such person’s resignation to the Board.

●  No Supermajority Voting Provisions: Our Certificate of Incorporation and Bylaws do not contain provisions requiring more than a simple or absolute majority shareholder vote on any issue.

●  No Stockholder Rights Plan: We do not maintain a stockholder rights plan.

Additionally, the Company is reinforcing its commitment to strong and effective corporate governance and responsiveness to stockholders by proposing and supporting an amendment to our Certificate of Incorporation to implement the annual election of directors after a transition period as described in Proposal 3.

Vote Required

The affirmative vote of the holders of shares representing a majority of the votes cast at the Annual Meeting, in person or by proxy, is required to approve Proposal 6. Abstentions will have no effect on the outcome of this proposal. Brokers may not vote on the approval of the Stockholder Proposal without instructions from the beneficial owners of the shares. As described above, the vote is advisory, which means that the vote is not binding on the Company or our Board. The Board has carefully considered this proposal and has concluded that its adoption is not in the best interests of the Company’s stockholders. Accordingly, the Board unanimously recommends a vote AGAINST this proposal for the reasons outlined below.

The Board recommends a vote AGAINST the Stockholder Proposal.

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AUDIT INFORMATION

Ernst & Young served as our independent registered public accounting firm for the years ended December 31, 2022 and 2023. Representatives of Ernst & Young are expected to attend the Annual Meeting, be available to respond to appropriate questions from stockholders and have the opportunity to make a statement if they desire to do so.

Fees Paid to Independent Registered Public Accounting Firm

The following information is furnished with respect to the fees billed by our independent registered public accounting firm for each of the last two fiscal years:

	2023	2022

Audit Fees	$1,273,367	$1,162,000
Audit-Related Fees	$3,600	$1,375
Tax Fees	-	-
All Other Fees	-	-
Total Fees	$1,276,967	$1,163,375

Audit fees

The aggregate amount of fees billed to us by Ernst & Young for each of the last two fiscal years for professional services rendered in connection with the audits of our annual consolidated financial statements and our international subsidiaries, the reviews of the consolidated financial statements for the fiscal quarters during the year and accounting consultations that relate to the audited consolidated financial statements and are necessary to comply with auditing standards.

Audit-Related fees

The aggregate amount of fees billed to us by Ernst & Young in each of the last two fiscal years for professional services rendered in connection with accounting consultations, principally related to an accounting research tool.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has determined that Ernst & Young’s rendering of all non-audit services is compatible with maintaining auditor independence. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm. Under the policy, pre-approval is generally provided for particular services or categories of services, including planned services, project-based services and routine consultations projects. Each category is approved subject to a specific budget or quarterly dollar amount. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent registered public accounting firm is required to provide detailed back-up documentation at the time of approval. The Audit Committee has delegated certain pre-approval authority to its Chairperson. The Chairperson must report any decisions to the Audit Committee at its next scheduled meeting. All services provided by Ernst & Young during 2022 and 2023 were pre-approved.

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Audit Committee Report

The Audit Committee operates under a written charter adopted by the Board. The charter reflects the applicable requirements of the Sarbanes-Oxley Act of 2002, the SEC, and the NYSE. Each member of the Audit Committee is independent in accordance with the applicable rules of the NYSE and the SEC.

The Audit Committee reviews and discusses the following matters with management and our independent registered public accounting firm, Ernst & Young LLP:

•	Quarterly and year-end results reflected in consolidated financial statements and reports, prior to public disclosure.
•	Our disclosure controls and procedures, including internal control over financial reporting.
•	The independence of our registered public accounting firm.
•

Management’s report and the independent registered public accounting firm’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee routinely meets with our internal auditors and independent registered public accounting firm, with and without management present.

The Audit Committee has oversight responsibilities only, and it is not acting as an expert in accounting or auditing. The Audit Committee relies without independent verification on the information provided to its members and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States or that the audit of our consolidated financial statements by the independent auditors has been carried out in accordance with auditing standards set forth by the Public Company Accounting Oversight Board (“PCAOB”).

Management has the primary responsibility for the preparation of our consolidated financial statements and the overall reporting process, including the systems of internal control over financial reporting, and has represented to the Audit Committee that our 2023 consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements established by the PCAOB and the SEC, including PCAOB Auditing Standard No. 1301, “Communications with Audit Committees,” which included, among other things, a review of significant accounting policies, their application and estimates, and the independent registered public accounting firm’s judgment about our internal controls and the quality of our accounting practices.

The Audit Committee has received from the independent registered public accounting firm written disclosures required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm, the independent registered public accounting firm’s independence.

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Relying on these reviews and discussions, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, for filing with the SEC.

AUDIT COMMITTEE

Joseph M. Nowicki, Chairperson

David A. Levin

Ashish Parmar

Martin F. Roper

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ADDITIONAL INFORMATION

Deadlines for Submission of Stockholder Proposals & Director Nominations

Stockholders interested in submitting a proposal for inclusion in the proxy materials for the Annual Meeting of Stockholders to be held in 2025 may do so by following the procedures set forth in Rule 14a-8 of the Exchange Act. To be eligible for inclusion, stockholder proposals must be received at our principal executive offices on or before December [•], 2024 (unless the date of the Annual Meeting of Stockholders to be held in 2025 is advanced by more than 30 days or delayed by more than 30 days from the anniversary date of the 2024 Annual Meeting of Stockholders, in which case the proposal must be received a reasonable time before we begin to print and send our proxy materials for the Annual Meeting of Stockholders to be held in 2025).

If a stockholder wishes to present a proposal at the Annual Meeting of Stockholders to be held in 2025 but does not wish to have it included in our proxy materials for that meeting, the stockholder may follow the procedures in our Bylaws. In that instance, the proposal: (1) must be received by us between December [•], 2024 and January [•], 2025 (unless the date of the Annual Meeting of Stockholders to be held in 2025 is changed by more than 30 days from the anniversary date of the 2024 Annual Meeting of Stockholders, in which case the proposal must be received not later than the later of the close of business on the 90th day prior to such annual meeting or the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of such date was made), (2) must present a proper matter for stockholder action under Delaware General Corporation Law, (3) must present a proper matter for consideration at such meeting under our Certificate of Incorporation and Bylaws, and (4) must be submitted in a manner that is consistent with the submission requirements provided in our Bylaws.

If a stockholder wishes to nominate a person for election to our Board at the Annual Meeting of Stockholders to be held in 2025, the stockholder may follow the advance notice procedures in our Bylaws. In that instance, the nomination must be received by us between December [•], 2024 and January [•], 2025 (unless the date of the Annual Meeting of Stockholders to be held in 2024 is changed by more than 30 days from the anniversary date of the 2024 Annual Meeting of Stockholders, in which case the proposal must be received not later than the later of the close of business on the 90th day prior to such annual meeting or the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of such date was made) and must include the information required by our Bylaws as summarized above under “Corporate Governance—Committees of the Board—Nominating and Corporate Governance Committee.” In addition, a stockholder who intends to solicit proxies in reliance on the SEC’s universal proxy rule for director nominees submitted under the advance notice requirements of our Bylaws must comply with the additional requirements of Rule 14a-19, including delivery of written notice that sets forth all information required by Rule 14a-19(b) under the Exchange Act no later than May 12, 2025, or if the date of the meeting has changed by more than 30 calendar days from the previous year, then notice must be provided by the later of 60 calendar days prior to the date of next year’s annual meeting or the 10th calendar day following the day on which public announcement is made of the date of the annual meeting.

Any such nominations or proposals should be sent to Corporate Secretary, LL Flooring Holdings, Inc., 4901 Bakers Mill Lane, Richmond, Virginia 23230.

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Availability of Annual Report on Form 10-K and Form 10-K/A

A copy of an Annual Report on Form 10-K and Form 10-K/A, including the financial statements and schedules thereto, required to be filed with the SEC for our most recent fiscal year, may be found on our website, https://investors.llflooring.com. In addition, we will provide each beneficial owner of our securities with a copy of the Annual Report without charge, upon receipt of a written request from such person. Such request should be sent to the Corporate Secretary, LL Flooring Holdings, Inc., 4901 Bakers Mill Lane, Richmond, Virginia 23230.

Incorporation by Reference

In accordance with SEC rules, notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate this Proxy Statement or future filings made by the Company under those statutes, the information included under the section entitled “Compensation Committee Report” and those portions of the information included under the section entitled “Audit Committee Report” required by the SEC’s rules to be included therein, shall not be deemed to be “soliciting material” nor be “filed” with the SEC or, in addition to the information included under the section entitled “Pay Versus Performance”, be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes, except to the extent we specifically incorporate these items by reference. Web links throughout this document are provided for convenience only, and the content on the referenced websites does not constitute a part of this proxy statement.

Questions and Answers About the Annual Meeting

Why did I receive these materials?

Our Board is soliciting proxies for the 2024 Annual Meeting of Stockholders. You are receiving a proxy statement because you owned shares of our common stock on May 21, 2024, and that entitles you to vote at the meeting. By use of a proxy, you can vote whether or not you attend the meeting. This Proxy Statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

Who is entitled to vote at the Annual Meeting?

Only stockholders of record at the close of business on May 21, 2024, are entitled to notice of and to vote at the Annual Meeting. On that date, we had outstanding and entitled to vote [•] shares of common stock, $0.001 par value per share. Each outstanding share of our common stock entitles the record holder to one vote on each matter.

How many votes do I have?

Each outstanding share of our common stock you owned as of the record date will be entitled to one vote for each matter considered at the meeting. There is no cumulative voting.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

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Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare, you are considered the stockholder of record with respect to those shares.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a bank, broker, or other similar organization, you are the beneficial owner of shares held in “street name.” The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account.

How do I vote?

The Company encourages stockholders to fill out and return the enclosed universal WHITE proxy card or vote by the Internet as instructed on your universal WHITE proxy card in advance of the Annual Meeting, even if you plan to attend the Annual Meeting. You may also submit your proxy on the Internet or by mail, or you may vote in person at the Annual Meeting. To vote by Internet, go to www.proxyvote.com and follow the instructions there. You will need the 16-digit number included on your universal WHITE proxy card or voter instruction form. You need only vote in one way (e.g., if you vote by internet, you need not return the proxy card). We encourage you to vote in advance to ensure your vote will be represented at the Annual Meeting.

Voting by Mail. If you are a stockholder of record that received a printed copy of the proxy card, the Company encourages you to vote by signing, dating, and returning your WHITE proxy card in the enclosed prepaid envelope. The proxy holders will vote your shares in accordance with your directions. If you sign and return your WHITE proxy card, but do not properly direct how your shares should be voted on a proposal, the proxy holders “for” Proposals 2, 3, 4 and 5. If you sign and return your WHITE proxy card, the proxy holders will vote your shares according to their discretion to adjourn the Annual Meeting, including for the purpose of soliciting votes in accordance with our Board’s recommendations, and on any other proposals and other matters that may be brought before the Annual Meeting.

If you hold shares in street name, you should complete, sign and date the voting instruction card provided to you by your bank, broker, or other nominee.

Voting on the Internet. If you are a stockholder of record, detailed instructions for internet are attached to your proxy card. Your internet vote authorizes the proxy holders to vote your shares in the same manner as if you signed and returned your proxy card by mail. Except as noted below, if you are a stockholder of record and you vote on the internet, your vote must be received by 11:59 p.m. EDT on July 9, 2024. If you hold shares in street name, you may be able to vote on the internet or by telephone as permitted by your bank, broker, or other nominee.

Voting Live. All stockholders may vote live at the Annual Meeting. Directions to attend the Annual Meeting may be obtained by calling Investor Relations at (804) 420-9801. If your shares are held by a bank, broker, or other holder of record (commonly referred to as registered in “street name”), you are considered a beneficial owner of those shares rather than a stockholder of record. In that case, you must present proof of your beneficial ownership of our common stock, such as a recent bank or brokerage statement, for admission to the Annual Meeting.

What happens if I hold shares in street name and I do not give voting instructions?

If you hold shares in street name and do not provide your broker with specific voting instructions, under the rules of the NYSE, your bank, broker or other nominee may vote your shares of common stock in its discretion on “routine” matters, but will not have discretion to vote your shares on non-routine matters. Proposals 1, 2, 3, 4

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and 6 are considered non-routine matters. Therefore, if you do not instruct your bank, broker, or other nominees how to vote on Proposals 1, 2, 3, 4 and 6, your bank, broker or other nominee does not have the authority to vote on those proposals. When the broker, bank or other nominee exercises its discretion to vote on routine matters in the absence of voting instructions from you, a broker non-vote occurs with respect to the non-routine matters since the broker, bank or other nominee will not have discretion to vote on such non-routine matters. Proposal 5 is considered a routine matter and, therefore, your bank, broker or other nominee may vote your shares on this proposal according to its discretion.

Even if your broker, bank or other nominee does not provide you with Mr. Hammann’s or Mr. Sullivan’s proxy materials, if you do not submit voting instructions to your broker, bank or other nominee, they will not be authorized to vote your shares in their discretion on any of the matters at the Annual Meeting, other than Proposal 5 (relating to the ratification of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2024). We encourage you to instruct your broker, bank or other nominee to vote your shares by filling out and returning the enclosed universal WHITE proxy card.

Who tabulates the votes?

Our inspector of elections will tabulate the votes cast by each proxy and in person at the Annual Meeting.

What constitutes a quorum for the Annual Meeting?

A quorum is necessary for the transaction of business at the Annual Meeting. A quorum exists when a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting is present either in person or represented by proxy at the Annual Meeting. Abstentions, broker non-votes and votes withheld for director nominees will count as “shares present” at the Annual Meeting for purposes of determining whether a quorum exists.

Has the Company been notified that a stockholder intends to propose alternative director nominees at the Annual Meeting?

Yes. Mr. Hammann has notified the Company that he intends to nominate himself for election to the Board at the Annual Meeting. Additionally, Mr. Sullivan has notified the Company that he intends to nominate a slate of three nominees for election to the Board at the Annual Meeting. The Board does NOT endorse the Hammann Nominee or any of the Sullivan Nominees and unanimously recommends that you vote “FOR” the election of each of the three nominees proposed by the Board. The Board urges you NOT to sign or return or vote any [●] proxy card sent to you by Mr. Hammann or any [●] proxy card sent to you by Mr. Sullivan. If you have already voted using a [●] proxy card sent to you by Mr. Hammann or a [●] proxy card sent to you by Mr. Sullivan, you can revoke it by signing, dating and mailing the enclosed universal WHITE proxy card.

Is the Company using a universal proxy card in connection with voting at the Annual Meeting?

Yes. The SEC has adopted new rules requiring the use of a universal proxy card in contested director elections that took effect on August 31, 2022 (the “New Rules”). As the Annual Meeting will be held on July 10, 2024, the New Rules are applicable to the Annual Meeting. Nominees from the Company, Mr. Hammann and Mr. Sullivan will be included in the universal proxy card; however, the Board unanimously recommends using the WHITE universal proxy card and voting “FOR ALL” of the nominees proposed by the Board.

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What is an under vote and over vote and how does each impact the universal proxy card?

Under votes means instances in which a stockholder returns a universal proxy card in a director election contest but does not exercise a vote with respect to all three seats up for election at the Annual Meeting. Over votes means instances in which a stockholder returns a universal proxy card in a director election but marks votes “FOR” more than the three seats up for election at the Annual Meeting.

What happens if I return a WHITE proxy card but give voting instructions for less than three candidates?

An “undervote” occurs when a stockholder submits less votes “FOR” director nominees than there are Board of Director seats up for election.

To the extent an undervote (e.g., voting “FOR” with respect to fewer than three nominees on Proposal 1) occurs on a record holder’s WHITE proxy card, your shares will only be voted “FOR” those nominees you have so marked and any remaining votes on Proposal 1 shall not be voted.

What happens if I return a WHITE proxy card but give voting instructions for more than three candidates?

An “overvote” occurs when a stockholder submits more votes “FOR” director nominees than there are Board of Director seats up for election.

To the extent an overvote (e.g., voting “FOR” with respect to more than three nominees on Proposal 1) occurs on a record holder’s WHITE proxy card, all of such record holder’s votes on Proposal 1 regarding nominees will be invalid and will not be counted.

If I want to vote for the Hammann Nominee or one or more of the Sullivan Nominees, can I use the WHITE universal proxy card?

Yes, if you would like to elect the Hammann Nominee or one or more of the Sullivan Nominees, we strongly recommend you use the Company’s WHITE universal proxy card to do so.

What happens if Mr. Hammann or Mr. Sullivan withdraw or abandon their solicitations or fail to comply with the New Rules and I already granted proxy authority in favor of Mr. Hammann or Mr. Sullivan?

Stockholders are encouraged to submit their votes on the WHITE universal proxy card. If Mr. Hammann or Mr. Sullivan withdraw or abandon their solicitations or fail to comply with the universal proxy rules after a stockholder has already granted proxy authority, stockholders can still sign and date a later submitted WHITE universal proxy card.

If Mr. Hammann or Mr. Sullivan withdraw or abandon their solicitation or fail to comply with the universal proxy rules, any votes cast in favor of Mr. Hammann’s or Mr. Sullivan’s respective director nominees will be disregarded and not be counted, whether such vote is provided on the Company’s WHITE universal proxy card or Mr. Hammann’s [●] proxy card or Mr. Sullivan’s [●] proxy card.

What vote is required to approve each proposal?

Election of Directors (Proposal 1). For the election of directors, votes may be cast “FOR” or “WITHHOLD.” Given that Messrs. Hammann and Sullivan have notified the Company that they intend to nominate candidates to stand

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for election in opposition to the Company’s nominees and accordingly the election of directors at this year’s Annual Meeting is a “contested” election as defined in the Company’s Bylaws, that there are more nominees than seats up for election, election of a director nominee pursuant to Proposal 1 will require a plurality of the votes cast with respect to that director nominee’s election, meaning that the three director nominees with the highest number of votes cast in person or by proxy at the Annual Meeting for their election will be elected to the Board as Class III Directors. Broker non-votes and withheld shares will have no effect on the outcome of the election of directors. Brokers may not vote on the election of directors without instructions from the beneficial owners of the shares. Subject to the limitation set forth above, the three nominees for Class III director receiving the highest number of votes cast in person or by proxy at the Annual Meeting will be elected.

Approval of an advisory (non-binding) resolution approving the compensation of our named executive officers (Proposal 2). For approval of the advisory vote on executive compensation, votes may be cast “FOR,” “AGAINST” or “ABSTAIN.” Proposal 2 must be approved by a majority of the votes cast at the Annual Meeting for this proposal, either in person or by proxy. Abstentions and broker non-votes will have no effect on the outcome of this proposal. Brokers may not vote on the non-binding advisory resolution approving the compensation of our named executive officers without instructions from the beneficial owners of the shares.

Approval of the Declassification Amendment (Proposal 3). For approval of the Declassification Amendment, votes may be cast “FOR,” “AGAINST” or “ABSTAIN.” Proposal 3 must be approved by the affirmative vote of the holders of a majority of the voting power of the Company’s outstanding common stock. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” this proposal. Brokers may not vote on the approval of the Declassification Amendment without instructions from the beneficial owners of the shares.

Approval of the Authorized Shares Amendment (Proposal 4). For approval of the Authorized Shares Amendment, votes may be cast “FOR,” “AGAINST” or “ABSTAIN.” Proposal 4 must be approved by the affirmative vote of the holders of a majority of the voting power of the Company’s outstanding common stock. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” this proposal. Brokers may not vote on the approval of the authorized Shares Amendment without instructions from the beneficial owners of the shares.

Ratification of Ernst & Young LLP as our independent registered public accounting firm (Proposal 5). For approval of the ratification of auditors, votes may be cast “FOR,” “AGAINST” or “ABSTAIN.” Proposal 5 must be approved by a majority of the votes cast at the Annual Meeting for this proposal, either in person or by proxy. Abstentions will have no effect on the outcome of this proposal.

Stockholder Proposal Pursuant to the Company’s Bylaws (Proposal 6). For approval of the advisory vote of Proposal 6, votes may be cast “FOR”, “AGAINST” or “ABSTAIN”. Proposal 6 must be approved by a majority of the votes cast at the Annual Meeting for this proposal, either in person or by proxy. Abstentions and broker non-votes will have no effect on the outcome of this proposal. Brokers may not vote on the approval of the Stockholder Proposal without instructions from the beneficial owners of the shares.

Other Items. Approval of all other proposals and other business as may properly come before the Annual Meeting requires the affirmative vote of a majority of the votes cast, except as otherwise required by statute or our Certificate of Incorporation.

What does it mean if I receive more than one proxy card?

Many of our stockholders hold their shares in more than one account and may receive separate proxy cards or voting instructions forms for each of those accounts. If you receive more than one universal WHITE proxy card, your shares

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are registered in more than one name or are registered in different accounts. Please sign, date and return or otherwise submit your proxy with respect to each universal WHITE proxy card to ensure that all of your shares are voted.

Additionally, please note that Mr. Hammann has stated his intention to nominate himself for election as a director at the Annual Meeting, and Mr. Sullivan has stated his intention to nominate a slate of (3) nominees for election as directors at the Annual Meeting. If Mr. Hammann or Mr. Sullivan proceeds with their nominations, you may receive proxy solicitation materials from Mr. Hammann or Mr. Sullivan, including an opposition proxy statement and a [●] or [●] proxy card, respectively. The Board unanimously recommends that you disregard and do NOT return any [●] proxy card you receive from Mr. Hammann or [●] proxy card you receive from Mr. Sullivan.

Voting to “WITHHOLD” with respect to the Hammann Nominee or the Sullivan Nominees on a [●] or [●] proxy card sent to you by Mr. Hammann or Mr. Sullivan, respectively, is NOT the same as voting for the Board nominees because a vote to “WITHHOLD” with respect to the Hammann Nominee or any of the Sullivan Nominees on its [●] or [●] proxy card will revoke any proxy you previously submitted.

If you have already voted using Mr. Hammann’s or Mr. Sullivan’s [●] or [●] proxy card, you have the right to change your vote and revoke your prior proxy by signing and dating the enclosed universal WHITE proxy card and returning it in the postage-paid envelope provided or by voting via the Internet by following the instructions provided on the enclosed universal WHITE proxy card. Even if you would like to elect the Hammann Nominee or some or all of the Sullivan Nominees, we strongly recommend you use the Company’s universal WHITE proxy card to do so. Only the latest dated proxy you submit will be counted. If you have any questions or need assistance voting, please call Saratoga, LL Flooring’s proxy solicitor, at (888) 368-0379 or (212) 257-1311 or by email at info@saratogaproxy.com

Can I revoke or change my vote after I submit my proxy or vote my shares?

Yes. You can revoke or change your vote at any time before the proxy is exercised by filing a written notice of revocation with the Corporate Secretary before the Annual Meeting begins, returning a later signed and dated proxy card, entering a new vote on the internet, or by voting in person at the Annual Meeting.

If you have previously signed a [●] proxy card sent to you by Mr. Hammann or a [●] proxy card sent to you by Mr. Sullivan, you may change your vote and revoke your prior proxy by signing and dating the enclosed universal WHITE proxy card and returning it in the postage-paid envelope provided or by voting via the Internet by following the instructions on the enclosed universal WHITE proxy card. Submitting a [●] or [●] proxy card—even if you vote to “WITHHOLD” with respect to the Hammann Nominee or the Sullivan Nominees—will revoke any votes you previously made via our universal WHITE proxy card. Accordingly, if you wish to vote pursuant to the recommendation of our Board, you should disregard and NOT return any [●] proxy card that you may receive from Mr. Hammann or any [●] proxy card that you may receive from Mr. Sullivan, even as a protest vote against Mr. Hammann or Mr. Sullivan.

Please note, if your shares are held of record by a broker, bank or nominee and you wish to vote at the Annual Meeting, you will not be permitted to vote in person unless you first obtain a legal proxy issued in your name from the record holder.

How can I attend the Annual Meeting?

The Annual Meeting will be held at LL Flooring’s corporate headquarters at 4901 Bakers Mill Lane, Richmond, VA 23230. Directions to attend the Annual Meeting may be obtained by calling Investor Relations at (804) 420-9801.

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If your shares are held by a bank, broker, or other holder of record (commonly referred to as registered in “street name”), you are considered a beneficial owner of those shares rather than a stockholder of record. In that case, you must present proof of your beneficial ownership of our common stock, such as a recent bank or brokerage statement, for admission to the Annual Meeting. The Annual Meeting is expected to begin promptly at 11:00 a.m. ET. Check-in will begin at 10:45 a.m. ET, and you should allow ample time for the check-in procedures.

Can I ask questions at the Annual Meeting?

Stockholders as of our record date who attend and participate in our Annual Meeting will have an opportunity to ask questions live during a designated portion of the meeting. We are committed to active engagement with our stockholders. If at any time you would like to speak with us, please contact our Investor Relations team at ir@llflooring.com.

How will questions be handled at the Annual Meeting?

During the meeting we will answer as many questions that comply with our rules of conduct. We will endeavor to answer questions asked by our stockholders; however, in all cases we reserve the right to exclude questions that are not pertinent to meeting matters or that are otherwise inappropriate.

You will be required to state your name and organization (if applicable) when asking a question. Stockholders may be limited to two questions each to allow us the opportunity to answer other questions received. If applicable, please also indicate whether your question relates to a specific proposal being presented.

Where will I be able to find voting results of the Annual Meeting?

We intend to announce preliminary voting results shortly following the Annual Meeting and publish voting results (either preliminary or final) in a Current Report on Form 8-K to be filed with the SEC within four business days following the Annual Meeting.

Who pays the cost of this proxy solicitation?

This proxy statement is sent on behalf of, and the proxies are being solicited on behalf of our Board, and the Company will pay all expenses associated with this solicitation. We have retained Saratoga Proxy Consulting LLC, a third-party proxy solicitation firm, to assist in the solicitation of proxies. We estimate that the fees to be paid to Saratoga for this service will be approximately $[●] plus reimbursement for out-of-pocket costs. We will bear all costs of this solicitation of proxies. Saratoga estimates that approximately [●] ([●]) of its employees will assist in the Company’s proxy solicitation. Proxies also may be solicited by our directors, officers and regular employees, without additional remuneration, in person or by telephone, email or other electronic means. We will request brokers, banks custodians and other fiduciaries to forward this proxy statement and the universal WHITE proxy card, and any other materials related to the Annual Meeting, including, copies of our 2023 Annual Report on Form 10-K and Form 10-K/A to the beneficial owners of stock they hold of record. We will reimburse the banks and brokers for their reasonable out-of-pocket expenses incurred in connection with the distribution of the proxy materials. Our officers and regular associates, without being additionally compensated, may solicit proxies by mail, telephone, electronic mail, or personal contact. All reasonable proxy soliciting expenses will be paid by us in connection with the solicitation of votes for the Annual Meeting. Our aggregate expenses in connection with our solicitation of proxies are expected to aggregate to approximately $[●] (exclusive of any litigation costs in connection with the Annual Meeting), of which approximately $[●] has been spent to date.

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Will stockholders be asked to vote on any other matters?

To our knowledge, stockholders will vote on the matters described in this proxy statement. However, if any other matters properly come before the meeting, the individuals designated as proxies for stockholders will vote on those matters, in the manner they consider appropriate.

How is LL Flooring distributing proxy materials?

On or about [●], 2024, we expect to mail our proxy materials to all stockholders of record as of the record date. Our proxy materials include the Letter to Stockholders, Notice of 2024 Annual Meeting of Stockholders, this proxy statement, a universal WHITE proxy card and our 2023 Annual Report on Form 10-K and Form 10-K/A. Copies of these documents are also available on our website at https://investors.llflooring.com/financials/sec-filings/default.aspx or www.proxyvote.com. The Company’s 2023 Annual Report on Form 10-K and Form 10-K/A is not proxy soliciting material.

Are the Proxy Statement and 2023 Annual Report on Form 10-K and Form 10-K/A available on the internet?

Yes. This Proxy Statement and our 2023 Annual Report on Form 10-K and Form 10-K/A are available on our website at https://investors.llflooring.com.

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Annex A

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

LL FLOORING HOLDINGS, INC.

Article I – Name

The name of the corporation (hereinafter referred to as the “Corporation”) is LL Flooring Holdings, Inc.

Article II – Agent

The registered office of the Corporation is to be located at 251 Little Falls Drive, in the City of Wilmington, in the County of New Castle, in the State of Delaware, with a zip code of 19808. The name of its registered agent at that address is Corporation Service Company.

Article III – Purpose

The purpose for which the Corporation is organized is to conduct any lawful business, to promote any lawful purpose and to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware or any applicable successor thereto, as the same may be amended from time to time (the “DGCL”).

Article IV – Stock

Section 1.   Authorized Stock. The total number of shares of stock that the Corporation shall have authority to issue is ~~43,000,000~~68,000,000 shares of capital stock, consisting of ~~35,000,000~~60,000,000 shares of common stock with a par value of $0.001 per share (the “Common Stock”) and 8,000,000 shares of preferred stock (the “Preferred Stock”) with a par value of $0.01 per share. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by such affirmative vote as may be required at that time by the DGCL.

Section 2.   Preferred Stock.

(a)   General.

  (i) Shares of Preferred Stock may be issued from time to time in one or more classes or series from time to time. The Board of Directors of the Corporation (the “Board of Directors”) is expressly authorized to provide for the issuance of shares of Preferred Stock in one or more classes or series and, by filing a certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as “Preferred Stock Designation”) to establish from time to time the number of shares to be included in each such class or series, and to fix the designations and powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the shares of each class or series of preferred stock prior to its issuance. Each such class or series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, as shall be authorized by the Board of Directors and stated in the applicable Preferred Stock Designation.

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  (ii) The Common Stock shall be subject to the express terms of any series of Preferred Stock. Except as required by a Preferred Stock Designation or applicable law, holders of Preferred Stock shall not be entitled to vote at or receive notice of any meeting of stockholders.

Section 3.   Common Stock.

(a)   Voting.

  (i) Election of Directors. Except as otherwise provided by law or by the resolution or resolutions provided for the issue of any series of Preferred Stock, the holders of Common Stock shall be entitled to elect all of the Directors of the Corporation. Such Director(s) shall be elected by a plurality vote, with the elected candidates being the candidates receiving the greatest number of affirmative votes (with each holder entitled to cast one vote for or against each candidate with respect to each share held by such holder), with votes cast against such candidates and votes withheld having no legal effect. The election of such Directors shall occur at the annual meeting of holders of capital stock or at any special meeting called and held in accordance with the by-laws of the Corporation, or by consent in lieu thereof in accordance with this Certificate of Incorporation and applicable law.

  (ii) Voting Generally. Except as otherwise expressly provided herein or required by law or the resolution or resolutions provided for the issue of any class or series of Preferred Stock, the holders of outstanding shares of Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Except as otherwise expressly provided herein or required by law, each holder of outstanding shares of Common Stock shall be entitled to one (1) vote in respect of each share of Common Stock held thereby of record on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation.

(b)   Dividends. Subject to applicable law, the holders of Common Stock shall be entitled to receive dividends out of funds legally available therefor at such times and in such amounts as the Board of Directors may determine in its sole discretion, subject to any preferential dividend rights of outstanding Preferred Stock.

(c)   Liquidation. Upon any liquidation, dissolution or winding up of the affairs of the Corporation and its subsidiaries, whether voluntary or involuntary (a “Liquidation Event”), after the payment or provision for payment of all debts and liabilities of the Corporation and all preferential amounts to which the holders of any outstanding class or series Preferred Stock may be entitled pursuant to the terms thereof with respect to the distribution of assets in liquidation, the holders of Common Stock shall be entitled to share ratably in the remaining assets of the Corporation available for distribution. The term “Liquidation Event” shall not be deemed to be occasioned by or to include any voluntary consolidation or merger of the Corporation with or into any other corporation or other entity or corporation or other entities or a sale, lease or conveyance of all or a part of the Corporation’s assets.

(d)   No Pre-Emptive Rights. No holder of shares of Common Stock shall be entitled to any pre-emptive, subscription, redemption or conversion rights.

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Article V – Board of Directors

Section 1.   Number and Classification~~.~~.

(a)   Number. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not fewer than three individuals nor more than 15 individuals (exclusive of directors referred to in the last paragraph of this Section 1), the exact number of directors to be determined from time to time by resolution adopted by the affirmative vote of a majority of the total number of directors then in office.

(b)   Classes~~. From and after the date of the first meeting of the Board of Directors following the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware,~~; Length of Term. Until the conclusion of the 2027 annual meeting of stockholders, the directors shall be classified and the directors shall be divided into three classes, designated Class I, Class II and Class III. ~~Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The initial division of the Board of Directors into classes shall be made by the decision of the affirmative vote of a majority of the total number of directors then in office. Class I directors shall serve for an initial term ending~~Commencing with the 2024 annual meeting of stockholders, directors of the Corporation shall be elected as follows: (i) directors elected at the 2024 annual meeting of stockholders to succeed those whose term expires at such meeting shall hold office for a term expiring at the annual meeting of stockholders that is held in ~~2010, Class II directors for an initial term ending~~the calendar year of 2027; (ii) directors elected at the 2025 annual meeting of stockholders to succeed those whose term expires at such meeting shall hold office for a term expiring at the annual meeting of stockholders that is held in ~~2011 and Class III directors for an initial term ending~~the calendar year of 2027; (iii) directors elected at the 2026 annual meeting of stockholders to succeed those whose term expires at such meeting shall hold office for a term expiring at the annual meeting of stockholders that is held in ~~2012. At each~~the calendar year of 2027 and (iv) beginning with the annual meeting of stockholders ~~beginning in 2010, successors to the directors in the class~~that is held in the calendar year of 2027, all directors elected at an annual meeting of stockholders to succeed those whose term expires at ~~that annual~~such meeting shall ~~be elected~~hold office for a ~~three-year~~ term~~.~~

expiring at ~~(c) Changes in Numbers of Directors; Classification. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for the remaining term of that class, but in no case shall a decrease in the number of directors shorten the term of any incumbent director.~~

~~(d)   Length of Term. Each director shall hold office until the~~the next annual meeting ~~for the year in which his or her term expires~~of stockholders and until his or her successor ~~shall be~~is duly elected and ~~shall qualify, subject, however, to~~qualified or until his or her prior death, resignation, retirement, disqualification or removal from office. Directors shall be elected by the affirmative vote of a plurality of the votes cast by shares entitled to vote in the election at a meeting at which a quorum is present.

~~(e)   Written Ballot Required. Elections of directors at an annual or special meeting of stockholders shall be by written ballot.~~

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(c)  ~~(f)~~ Preferred Stock Directors. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the number of such directors and the election, term of office, filling of vacancies and other features of such directorships shall be governed by the provisions of this Article V and any resolution or resolutions adopted by the Board of Directors pursuant thereto, and such directors shall not be divided into classes unless expressly so provided therein.

Section 2.  Vacancies; Change in Number of Directors. Any vacancy in the Board of Directors that results from an increase in the number of directors, from the death, disability, resignation, disqualification, removal of any director or from any other cause shall be filled by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director. Any director ~~elected~~ appointed to fill a vacancy ~~not resulting from an increase in the number of directors~~ shall hold office for a term expiring at the next annual meeting of stockholders; provided that, any director appointed to fill a vacancy of any director elected prior to the 2027 annual meeting of stockholders shall have the same remaining term as that of his or her predecessor. In no case shall a decrease in the number of directors shorten the term of any incumbent director.

Section 3.  Removal. Subject to the rights of the holders of Preferred Stock, any Director or the entire Board may be removed from office at any time, ~~but~~ with or without cause by the affirmative vote of the holders of a majority of the voting power of the outstanding Common Stock; provided that, any director elected prior to the 2027 annual meeting of stockholders and any director appointed to fill a vacancy of any director elected prior to the 2027 annual meeting of stockholders may be removed from office only for cause and only by the affirmative vote of the holders of a majority of the voting power of the outstanding Common Stock.

Section 4.  Committees. Pursuant to the Bylaws, the Board of Directors may establish one or more committees to which may be delegated any of or all of the powers and duties of the Board of Directors to the full extent permitted by laws.

Section 5.  Authority. For the management of the business and the conduct of affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and its Directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

(a)  The Board of Directors shall have powers to fix and vary the amount of shares to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends;

(b)  The Directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interest or for any other reason; and

(c)  In addition to the powers and authorities conferred upon the Directors by statute or this Certificate of Incorporation, the Directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the DGCL, this Certificate of Incorporation and to any by-laws made from time to time by the stockholders; provided, however, that no by-laws so made shall invalidate any prior act of the Directors that would have been valid if such by-law had not been made.

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Article VI – Liability of Directors and Officers

Section 1.  Elimination of Certain Liability of Directors. A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is hereafter amended to permit further elimination or limitation of the personal liability of directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

Section 2.  Indemnification and Insurance.

(a)  Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, liens, amounts paid or to be paid in settlement and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as such in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such director or officer is not entitled to be indemnified under this Section or otherwise (an “undertaking”); and provided further that such advancement of expenses incurred by any person other than a director or officer shall be made only upon the delivery of an undertaking to the foregoing effect and may be subject to such other conditions as the Board may deem advisable.

(b)  Non-Exclusivity of Rights; Accrued Rights. The right to indemnification and the advancement of expenses conferred in this Section shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, bylaw of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise. Such rights shall be contract rights, shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Any repeal or modification of this Article shall

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not adversely affect any right or protection of a director of the Corporation in respect of any act or omission occurring prior to the time of such repeal or modification.

(c)  Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

(d)  Other Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee not within the provisions of paragraph (a) of this Section or to any agent of the Corporation, subject to such conditions as the Board of Directors may deem advisable.

(e)  Savings Clause. If this Article VI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each person entitled to indemnification hereunder as to all expense, liability, and loss (including attorney’s fees, judgments, fines, ERISA excise taxes, penalties and amounts to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification is available to such person pursuant to this Article VI to the fullest extent permitted by any applicable portion of this Article VI that shall not have been invalidated and to the fullest extent permitted by applicable law.

Article VII – Existence

The Corporation is to have perpetual existence.

Article VIII – Other Constituencies; Creditor Arrangements

Section 1.  Consideration of Other Constituencies. In addition to any other considerations which they may lawfully take into account in determining whether to take or to refrain from taking action on any matter and in discharging their duties under applicable law and this Certificate of Incorporation, the Board of Directors, its committees and each Director may take into account the interests of customers, distributors, suppliers, creditors, current and retired employees and other constituencies of the Corporation and its subsidiaries and the effect upon the communities in which the Corporation and its subsidiaries do business; provided, however, that this Article shall be deemed solely to grant discretionary authority only and shall not be deemed to provide to any constituency a right to be considered.

Section 2.  Compromises with Creditors. Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware, may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of the DGCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court

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to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

Article IX – Stockholder Action

Section 1.  Actions at Meetings Duly Called; No Written Consents. Subject to the rights of the holders of Preferred Stock, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken only upon the vote of the stockholders at an annual or special meeting duly called and may not be taken by written consent of the stockholders.

Section 2.  Regulation of Stockholder Submissions. The Bylaws may establish procedures regulating the submission by stockholders of nominations and proposals for consideration at meetings of stockholders of the Corporation.

Section 3.  Special Meetings. Subject to the rights of the holders of Preferred Stock, special meetings of the stockholders may be called at any time only by the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the total number of Directors then in office or by the Chairman of the Board of Directors.

Article X – Amendment of Certificate of Incorporation

Subject to any requirement of applicable law or any other provision of this Certificate of Incorporation and to any voting rights granted to or held by the holders of any series of Preferred Stock, the Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the DGCL at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, Directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article. In addition to any affirmative vote required by applicable law or any other provision of this Certificate of Incorporation or specified in any agreement, and in addition to any voting rights granted to or held by the holders of any outstanding series of Preferred Stock, the affirmative vote of the holders of a majority of the voting power of the outstanding Common Stock shall be required to amend, add, alter, change, repeal or adopt any provisions inconsistent with this Certificate of Incorporation.

Article XI – Amendment of Bylaws

The Board of Directors is expressly authorized and empowered to adopt, amend and repeal the Bylaws by the affirmative vote of a majority of the total number of directors present at a regular or special meeting of the Board of Directors at which there is a quorum (as defined from time to time in the Certificate of Incorporation) or by written consent. The stockholders of the Corporation may not adopt, amend or repeal any Bylaw, and no provision inconsistent therewith shall be adopted by the stockholders, unless such action is approved by the affirmative vote of the holders of a majority of the voting power of the outstanding Common Stock.

Article XII – Section 203 of the DGCL

The Corporation expressly elects to be governed by Section 203 of the DGCL.

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Annex B

SUPPLEMENTAL INFORMATION REGARDING PARTICIPANTS IN THE

SOLICITATION

The following tables set forth the name and business address of all of the Company Nominees and the name, present principal occupation and business address of our officers and employees who, under the rules of the SEC, are considered to be participants in our solicitation of proxies from our shareholders in connection with such meeting (collectively, the “Participants”).

The Company Nominees

The principal occupation of the Company Nominees are set forth under “Election of Directors” in this proxy statement. The names of the Company Nominees are set forth below and the business addresses for all of the Company Nominees is c/o LL Flooring Holdings, Inc., 4901 Bakers Mill Lane, Richmond, VA 23230.

Douglas T. Moore

Ashish Parmar

Nancy M. Taylor

Directors, Officers and Employees

The principal occupations of our directors, officers and employees who are considered Participants are set forth below. With respect to our officers, the principal occupation refers to such person’s position with the Company, and the business address for each person listed below is c/o LL Flooring Holdings, Inc., 4901 Bakers Mill Lane, Richmond, VA 23230.

Name	Principal Occupation

Nancy M. Taylor	Independent Director, Chairperson of the Board

Terri Funk Graham	Independent Director

David A. Levin	Independent Director

Douglas T. Moore	Independent Director; Chairman and CEO of CleanCore Solutions, Inc.

Joseph M. Nowicki	Independent Director

Ashish Parmar	Independent Director; Chief Information Officer of Standard Industries, Inc.

Famous P. Rhodes	Independent Director; Chief Marketing Officer of Apex Service Partners, LLC

Martin F. Roper	Independent Director; Chief Executive Officer of The Vita Coco Company, Inc.

Charles E. Tyson	Director, President and Chief Executive Officer

Robert L. Madore	Executive Vice President and Chief Financial Officer

Alice G. Givens	Chief Legal, Ethics & Compliance Officer and Corporate Secretary

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Information Regarding Ownership of the Company’s Securities by Participants

The amount of our securities beneficially owned by the Company Nominees, other independent directors and the Company’s named executive officers as of May 21, 2024, is set forth under “Securities Ownership of Certain Beneficial Owners” in the proxy statement.

Information Regarding Transactions in the Company’s Securities by Participants – Last Two Years

The following table sets forth information regarding purchases and sales of the Company’s securities by each Participant from May 1, 2022 to May 13, 2024. Unless otherwise indicated, all transactions were in the public market or pursuant to equity compensation plans and none of the purchase price or market value of these securities is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Reporting Person	Transaction Date	Number of Shares	Transaction Description*

Alice G. Givens	05/10/2023	53,030	2

Terri Frunk Graham	05/18/2022	322	1

	05/18/2022	9,082	4

	06/01/2022	1,212	3

	09/01/2022	2,020	3

	12/01/2022	2,388	3

	05/10/2023	839	1

	05/10/2023	30,303	4

David A. Levin	05/18/2022	1,290	1

	05/18/2022	9,082	4

	05/10/2023	3,360	1

	05/10/2023	30,303	4

Robert L. Madore	08/11/2023	110,103	2

Douglas T. Moore	05/18/2022	1,290	1

	05/18/2022	9,082	4

	05/10/2023	3,360	1

	05/10/2023	30,303	4

Joseph M. Nowicki	05/18/2022	9,082	4

	05/10/2023	30,303	4

Ashish Parmar	05/18/2022	9,082	4

	06/01/2022	1,460	3

	09/01/2022	2,693	3

	12/01/2022	3,184	3

	03/01/2023	4,937	3

	05/10/2023	30,303	4

	06/01/2023	4,893	3

	09/01/2023	6,214	3

	12/01/2023	6,110	3

	03/01/2024	10,221	3

B-2

Reporting Person	Transaction Date	Number of Shares	Transaction Description*

Famous P. Rhodes	05/18/2022	1,290	1

	05/18/2022	9,082	4

	06/01/2022	782	3

	08/08/2022	6,635	5

	09/01/2022	1,308	3

	12/01/2022	1,546	3

	03/01/2023	2,398	3

	05/10/2023	1,680	1

	05/10/2023	15,151	4

	06/01/2023	2,376	3

	09/01/2023	3,018	3

	12/01/2023	2,967	3

	03/01/2024	4,964	3

Martin F. Roper	05/18/2022	9,082	4

	06/01/2022	1,773	3

	09/01/2022	2,924	3

	12/01/2022	3,457	3

	03/01/2023	5,361	3

	05/10/2023	30,303	4

	06/01/2023	5,313	3

	09/01/2023	6,747	3

	12/01/2023	6,634	3

	03/01/2024	11,098	3

Nancy M. Taylor	05/18/2022	1,290	1

	05/18/2022	9,082	4
	05/10/2023	30,303	4

Charles E. Tyson	02/28/2023	1,169	1

	03/05/2023	1,390	1

	03/09/2023	1,836	1

	03/21/2023	1,747	1

	05/10/2023	151,515	2

	06/01/2023	1,619	1

	02/29/2024	1,169	1

	03/05/2024	1,390	1

	03/08/2024	1,842	1

*Transaction Descriptions

1 Shares withheld to satisfy tax withholding obligations upon vesting of restricted stock

2 Award of Restricted Stock

3 Award of restricted stock to non-employee Director under the Outside Directors Deferral Plan

4 Annual equity retainer for non-employee Director paid in shares of restricted stock

5 Open market purchase

Miscellaneous Information Regarding Participants in the Solicitation

Except as otherwise described in the proxy statement or this Annex B, to the Company’s knowledge: none of the Participants or their associates (i) during the past ten (10) years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) beneficially owns, directly or indirectly, any shares or other securities of the Company or any of the Company’s subsidiaries; or (iii) has a substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting. In addition,

B-3

other than as set forth in this Annex B or the proxy statement, neither the Company nor any of the Participants has been within the past year party to any contract, arrangement or understanding with any person with respect to any of our securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies. Other than as set forth in this Annex B or the proxy statement, none of the Participants or any of their associates have (i) any arrangements or understandings with any person with respect to any future employment with the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party; or (ii) a direct or indirect material interest in any transaction or series of similar transactions since the beginning of Company’s last fiscal year or any currently proposed transactions, to which the Company or any of its subsidiaries was or is to be a party in which the amount exceeded $120,000.

B-4

PRELIMINARY PROXY MATERIALS

SUBJECT TO COMPLETION, DATED MAY 10, 2024

TO VOTE BY MAIL, PLEASE SIGN, DATE AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED

YOUR VOTE IS IMPORTANT

Please take a moment now to vote your shares of LL Flooring

Holdings, Inc. common stock for the upcoming Annual Meeting of

Stockholders.

YOU CAN VOTE TODAY USING ANY OF THE FOLLOWING METHODS:

Submit your proxy by Internet

Please access [●] (please note you must type an “s” after “http”). Then, simply follow the easy instructions on the voting site. You will be required to provide the unique Control Number printed below.

CONTROL NUMBER

You may vote by Internet 24 hours a day, 7 days a week.

Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned the WHITE proxy card.

Submit your proxy by Mail
Please complete, sign, date and return the WHITE proxy card in the envelope provided to: [ADDRESS]

WHITE PROXY CARD

LL FLOORING HOLDINGS, INC. (“THE COMPANY”)

2024 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS OF LL FLOORING HOLDINGS, INC

W H I T E  P R O X Y

The undersigned appoints Robert L. Madore and Alice G. Givens and each of them acting individually or in the absence of others, as proxies with full power of substitution and re-substitution, to vote all shares of common stock, par value of $0.001 per share (the “Common Stock”) of LL Flooring Holdings, Inc. a Delaware corporation (the “Company”), which the undersigned would be entitled to vote if present at the Company’s Annual Meeting of Stockholders and at any adjournments, postponements, reschedulings or continuations thereof (the “Annual Meeting”), scheduled to be held on July 10, 2024 at 11:00 AM Eastern Time at LL Flooring Holdings, Inc., 4901 Bakers Mill Lane, Richmond, VA 23230.

The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the shares of Common Stock held by the undersigned, and hereby ratifies and confirms all action of the herein named proxies or their substitutes may lawfully take by virtue hereof. If properly executed, this Proxy will be voted as directed on the reverse and in the discretion of the herein named proxies or their substitutes with respect to any other matters as may properly come before the Special Meeting that are unknown to the Company a reasonable time before this solicitation to the extent authorized by Rule 14a- 4(c) under the Securities Exchange Act of 1934, as amended.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED ON THE REVERSE SIDE HEREOF. THE NAMED PROXIES WILL ALSO EXERCISE THEIR DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING, SUBJECT TO APPLICABLE LAW. IF NO DIRECTION IS INDICATED WITH RESPECT TO ANY OF THE PROPOSALS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE THREE (3) LL FLOORING HOLDINGS, INC. NOMINEES, NOT VOTED ON THE ELECTION OF THE THREE (3) THOMAS SULLIVAN NOMINEES OR ON THE ELECTION OF THE JERALD HAMMANN NOMINEE, VOTED “FOR” PROPOSAL 2, THE ADVISORY RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, VOTED “FOR” PROPOSAL 3, THE AMENDMENT AND RESTATEMENT OF THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS (“THE DECLASSIFICATION PROPOSAL”), VOTED “FOR” PROPOSAL 4, THE AMENDMENT AND RESTATEMENT OF THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES FOR ISSUANCE (“THE SHARE AUTHORIZATION PROPOSAL”), VOTED “FOR” PROPOSAL 5, THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2024 (“THE AUDITOR PROPOSAL”), VOTED “AGAINST” THE PROPOSAL SUBMITTED BY DONOVAN S. ROYAL, A STOCKHOLDER OF THE COMPANY, WITH RESPECT TO ENABLING STOCKHOLDERS OF THE COMPANY TO CALL SPECIAL MEETINGS OF STOCKHOLERS (THE “STOCKHOLDER PROPOSAL”) AND VOTED IN THE DISCRETION OF THE NAMED PROXIES ON ANY OTHER PROPOSAL THAT MAY BE PRESENTED AT THE ANNUAL MEETING.

WHILE YOU MAY MARK INSTRUCTIONS WITH RESPECT TO ANY OR ALL OF THE COMPANY NOMINEES LISTED IN PROPOSAL 1, YOU MAY MARK A VOTE “FOR” ONLY UP TO THREE NOMINEES IN TOTAL. IF YOU MARK A VOTE “FOR” WITH RESPECT TO FEWER THAN THREE NOMINEES, YOUR SHARES WILL BE VOTED “FOR” ONLY WITH RESPECT TO THOSE NOMINEES YOU HAVE SO MARKED. IF YOU MARK A VOTE “FOR” WITH RESPECT TO MORE THAN THREE NOMINEES, YOUR VOTES ON PROPOSAL 1 REGARDING NOMINEES WILL BE INVALID AND WILL NOT BE COUNTED.

This Proxy will be valid until the completion of the Annual Meeting. This Proxy will only be valid in connection with the Company’s solicitation of proxies for the Annual Meeting.

IMPORTANT: PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THIS WHITE PROXY CARD USING THE ENCLOSED POSTAGE-PAID ENVELOPE! CONTINUED AND TO BE SIGNED ON REVERSE SIDE

WHITE PROXY CARD

☒ Please mark vote as indicated in this example

LL FLOORING HOLDINGS, INC. STRONGLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF LL FLOORING HOLDINGS, INC. THREE (3) NOMINEES BELOW AND DO NOT VOTE ON THE THREE (3) THOMAS SULLIVAN NOMINEES OR ON THE JERALD HAMMANN NOMINEE, VOTE “FOR” THE ADVISORY VOTE ON EXECUTIVE COMPENSATION PROPOSAL, “FOR” THE DECLASSIFICATION PROPOSAL, VOTE “FOR” THE SHARE AUTHORIZATION PROPOSAL, VOTE “FOR” THE AUDITOR PROPOSAL AND VOTE “AGAINST” THE STOCKHOLDER PROPOSAL.

1: Election of Three (3) nominees to serve on our Board of Directors (the “Board”), each for a term of three (3) years or until his or her respective successor is duly elected and qualified. Vote “FOR” up to three (3) nominees in total. If you vote “for” less than 3 nominees, your shares will only be voted for those nominees you have marked. If you vote “FOR” more than 3 nominees, your votes on Proposal 1 will become invalid and will not be counted.

The Board of Directors Recommends Stockholders Vote “FOR” the following THREE (3) Individuals

COMPANY NOMINEES:

COMPANY RECOMMENDED NOMINEE: Douglas T. Moore	☐ FOR	☐ WITHHOLD

COMPANY RECOMMENDED NOMINEE: Ashish Parmar	☐ FOR	☐ WITHHOLD

COMPANY RECOMMENDED NOMINEE: Nancy M. Taylor	☐ FOR	☐ WITHHOLD

The Board of Directors Recommends Stockholders DO NOT VOTE on the following four (4) Individuals

THOMAS SULLIVAN NOMINEES:

NOMINEE OPPOSED BY THE COMPANY: Thomas D. Sullivan	☐ FOR	☐WITHHOLD
NOMINEE OPPOSED BY THE COMPANY: John Jason Delves	☐ FOR	☐WITHHOLD
NOMINEE OPPOSED BY THE COMPANY: Jill Witter	☐ FOR	☐WITHHOLD

JERALD HAMMANN NOMINEE:

NOMINEE OPPOSED BY THE COMPANY: Jerald Hammann	☐ FOR	☐WITHHOLD

The Board of Directors Recommends Stockholders Vote “FOR” the following proposal

2. To approve a non-binding advisory resolution approving the compensation of our named executive officers

☐ FOR	☐ AGAINST	☐ ABSTAIN

The Board of Directors Recommends Stockholders Vote “FOR” the following proposal

3. To approve an amendment and restatement of the Company’s Amended and Restated Certificate of Incorporation to declassify the Board of Directors

☐ FOR	☐ AGAINST	☐ ABSTAIN

The Board of Directors Recommends Stockholders Vote “FOR” the following proposal

4. To approve an amendment and restatement of the Company’s Amended and Restated Certificate of Incorporation to increase the number of shares authorized for issuance

☐ FOR	☐ AGAINST	☐ ABSTAIN

The Board of Directors Recommends Stockholders Vote “FOR” the following proposal

5. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024

☐ FOR	☐ AGAINST	☐ ABSTAIN

The Board of Directors Recommends Stockholders Vote “AGAINST” the following proposal

6. A proposal submitted by Donovan S. Royal, a stockholder of the Company, with respect to enabling stockholders to call special meetings of stockholders as set forth in the proxy statement.

☐ FOR	☐ AGAINST	☐ ABSTAIN

DATED:

(Signature)

(Signature, if held jointly)

(Title)

WHEN SHARES ARE HELD JOINTLY, JOINT OWNERS SHOULD EACH SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC., SHOULD INDICATE THE CAPACITY IN WHICH SIGNING. PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS PROXY.